Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-113030

Prospectus Supplement
(TO PROSPECTUS DATED MARCH 2, 2004)

9,400,000 Shares

Scottish Re Group Limited

Ordinary Shares

We are offering 6,250,000 ordinary shares, par value $0.01 per share.

We are also entering into forward sale agreements with Bear, Stearns International Limited, an affiliate of Bear, Stearns & Co. Inc., and Lehman Brothers OTC Derivatives Inc., an affiliate of Lehman Brothers Inc., whom we refer to as the forward purchasers. The forward purchasers are borrowing and selling an aggregate of approximately 3,150,000 ordinary shares in connection with hedging their position under the forward sale agreements between each forward purchaser and us for a total aggregate underwritten offering of 9,400,000 ordinary shares. We will not initially receive any proceeds from the forward purchasers' sale of the ordinary shares. We will receive aggregate proceeds from the sale of ordinary shares by the forward purchasers only upon future stock settlement of the forward sale agreements.

Under the forward sale agreements, which are in an aggregate amount of approximately $150 million, we will issue ordinary shares to the forward purchasers on settlement dates in nine and twelve months, unless we make cash or net share settlements. The number of ordinary shares we issue to the forward purchasers will vary depending on the market price of our ordinary shares over a 30-trading-day period preceding settlement of the forward sale agreements in nine and twelve months, subject to a maximum of 6,578,948 shares. Prior to settlement of the forward sale agreements, we will have the right to receive prepayments in respect of up to 75% of the forward price; these payments will represent the net present value of the relevant portion of the forward price discounted to the day of prepayment. Any remaining payment will be paid to us on the settlement dates of the related forward sale agreement. The forward purchasers will have the right to terminate the forward sale agreements upon the occurrence of certain events, such as increases in our dividends, and there will be adjustments to the terms of the various forwards upon the occurrence of certain contingencies, such as certain changes in the forward purchasers' cost of borrowing our shares. See "Description of Forward Sale Agreements".

We have granted the underwriters an option exercisable up to 30 days after the date of this prospectus supplement to purchase up to 1,410,000 additional ordinary shares, on the same terms and conditions as the ordinary shares offered hereby, to cover over-allotments, if any, made in connection with the sale of the ordinary shares.

Our ordinary shares are listed on the New York Stock Exchange under the symbol ‘‘SCT’’. The closing price of our ordinary shares was $24.10 on December 15, 2005.

Investing in the ordinary shares involves risks. See ‘‘Risk Factors’’ beginning on page S-8 of this prospectus supplement.

	Per Share	Total(1)
Public offering price	$24.00	$225,600,000
Underwriting discounts and commissions	$ 1.14	$ 10,716,000
Proceeds to us before expenses (2)	$22.86	$142,875,000
Proceeds to forward purchasers before expenses (3)	$22.86	$ 72,009,000

(1)	For the proceeds data above, we have assumed that the underwriters do not exercise the over-allotment option.

(2)	Excludes the proceeds from the settlement of the forward sale agreements and excludes the payment of forward premiums and other amounts pursuant to the forward sale agreements.

(3)	We have excluded from proceeds the forward premiums and other amounts the forward purchasers will receive from us under the forward sale agreements. See "Description of Forward Sale Agreements".

The underwriters expect to deliver the ordinary shares on or about December 21, 2005.

This prospectus supplement also relates to up to an additional 3,428,948 ordinary shares that Bear, Stearns International Limited and Lehman Brothers OTC Derivatives Inc. will offer from time to time for sale in transactions, including block sales on the New York Stock Exchange, in the over-the-counter market, in negotiated transactions or otherwise. These shares will be sold at market prices prevailing at the time of sale or at negotiated prices. These shares will not be offered by the underwriters in the underwritten offering described above. Over the same period when Bear, Stearns International Limited and Lehman Brothers OTC Derivatives Inc. sell the additional shares, they or their affiliates are likely to purchase an equal number of ordinary shares in the open market. See ‘‘Underwriting’’.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Bear, Stearns & Co. Inc.	Lehman Brothers

Joint Lead Managers

Banc of America Securities LLC	Goldman, Sachs & Co.	Wachovia Securities

A.G. Edwards

Fox-Pitt, Kelton
Keefe, Bruyette & Woods

Oppenheimer & Co.

The date of this Prospectus Supplement is December 15, 2005.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the offering.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the additional information under the caption ‘‘Where You Can Find More Information’’ in the accompanying prospectus.

All references in this prospectus supplement and the accompanying prospectus to ‘‘Scottish Re’’, ‘‘SCT’’, ‘‘our company’’, ‘‘we’’, ‘‘our’’, or ‘‘us’’ refer to Scottish Re Group Limited unless we state otherwise or the context otherwise requires.

Delaware insurance holding company statutes applicable to us due to our Delaware insurance subsidiary generally provide that no person may acquire control of us, and thus indirect control of our Delaware insurance subsidiary, without prior approval of the Delaware insurance commission. Generally, any person who acquires beneficial ownership of 10% or more of our outstanding voting securities would be presumed to have acquired such control unless the Delaware insurance commissioner upon application determines otherwise. Beneficial ownership includes the acquisition, directly or indirectly (by revocable proxy or otherwise), of voting shares of Scottish Re Group Limited. If any person acquires 10% or more of the outstanding ordinary shares in violation of such provisions, our Delaware insurance subsidiary or the Delaware insurance commission is entitled to injunctive relief, including enjoining any proposed acquisition, or seizing ordinary shares owned by such person, and such ordinary shares would not be entitled to be voted.

You should rely only on information contained in this prospectus supplement and the accompanying prospectus or information to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement and the accompanying prospectus may only be accurate as of the date of this prospectus supplement.

We are offering to sell, and are seeking offers to buy, the ordinary shares only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the ordinary shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the ordinary shares and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

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FORWARD-LOOKING STATEMENTS

Some of the statements contained in this report are not historical facts and are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information with respect to our known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the forward-looking statements. Words such as ‘‘anticipates’’, "expects’’, "intends’’, "plans’’, "believes’’, "seeks’’, "estimates’’, "may’’, "will’’, "continue’’, "project’’ and similar expressions, as well as statements in the future tense, identify forward-looking statements.

These forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

•	uncertainties relating to the ratings accorded to our insurance subsidiaries;

•	the risk that our risk analysis and underwriting may be inadequate;

•	exposure to mortality experience which differs from our assumptions;

•	risks arising from our investment strategy, including risks related to the market value of our investments, fluctuations in interest rates and our need for liquidity;

•	uncertainties arising from control of our invested assets by third parties;

•	developments in global financial markets that could affect our investment portfolio and fee income;

•	changes in the rate of policyholder withdrawals or recapture of reinsurance treaties;

•	the risk that our retrocessionaires may not honor their obligations to us;

•	terrorist attacks on the United States and the impact of such attacks on the economy in general and on our business in particular;

•	political and economic risks in developing countries;

•	the impact of acquisitions, including the ability to successfully integrate acquired businesses, the competing demands for our capital and the risk of undisclosed liabilities;

•	loss of the services of any of our key employees;

•	losses due to foreign currency exchange rate fluctuations;

•	uncertainties relating to government and regulatory policies (such as subjecting us to insurance regulation or taxation in additional jurisdictions);

•	the competitive environment in which we operate and associated pricing pressures; and

•	changes in accounting principles.

The effects of these factors are difficult to predict. New factors emerge from time to time and we cannot assess the potential impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date of this prospectus supplement and we do not undertake any obligation, other than as may be required under the Federal securities laws, to update any forward-looking statement to reflect events or circumstances after the date of such statement or to reflect the occurrence of unanticipated events.

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SUMMARY

This summary highlights information contained in this prospectus supplement and the accompanying prospectus. While we have highlighted what we believe is the most important information about Scottish Re Group Limited and this offering in this summary, you should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including ‘‘Risk Factors’’, before deciding to invest in our ordinary shares. Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional ordinary shares.

Scottish Re Group Limited

Scottish Re Group Limited is a holding company incorporated under the laws of the Cayman Islands with its principal executive office in Bermuda. Through our operating subsidiaries, we are engaged in the reinsurance of life insurance, annuities and annuity-type products. These products are written by life insurance companies and other financial institutions located in the United States, as well as in many other countries around the world. We refer to this business as life reinsurance.

We have operating companies in Bermuda, the Cayman Islands, Guernsey, Ireland, the United Kingdom and the United States. Our flagship subsidiaries are Scottish Annuity & Life Insurance Company (Cayman) Ltd., Scottish Re (U.S.), Inc. and Scottish Re Limited. Scottish Annuity & Life Insurance Company (Cayman) Ltd., Scottish Re (U.S.), Inc. and Scottish Re Limited are each rated ‘‘A− (excellent)’’ for financial strength by A.M. Best Company, which is fourth highest of sixteen rating levels, ‘‘A (strong)’’ for financial strength by Fitch Ratings, which is sixth highest of twenty-two rating levels, and ‘‘A− (strong)’’ for financial strength by Standard & Poor’s, which is seventh highest of twenty-two rating levels. Scottish Annuity & Life Insurance Company (Cayman) Ltd. and Scottish Re (U.S.), Inc. are also rated ‘‘A3 (good)’’ for financial strength by Moody’s, which is seventh highest of twenty-one rating levels. These ratings are based upon factors of concern to policyholders, treaty holders, retrocessionaires, agents and intermediaries and are not directed toward the protection of investors.

Since our formation in 1998, we have grown to be one of the three largest life reinsurers serving the U.S. market (based on the gross face amount of ordinary life reinsurance business assumed in 2004, together with the acquisition of the individual in-force life reinsurance business of ING America Insurance Holdings, Inc., which we call ING). On December 31, 2004, we acquired, through two of our subsidiaries, the in-force individual life reinsurance business of ING as described below. On December 22, 2003, we completed the acquisition of 95% of the outstanding capital stock of ERC Life Reinsurance Corporation. ERC Life Reinsurance Corporation’s name subsequently was changed to Scottish Re Life Corporation. Scottish Re Life Corporation’s business consists primarily of a closed block of traditional life reinsurance business. As of September 30, 2005, the number of lives we reinsured in North America was approximately 14 million and our gross face amount of in-force business was approximately $1 trillion. On December 31, 2001, we expanded our business outside of North America by acquiring Scottish Re Holdings Limited and its subsidiary, Scottish Re Limited. Scottish Re Limited, formed in 1964, is a U.K.-based reinsurer of group life insurance, individual life insurance and aircrew loss of license insurance in Asia, Europe, Latin America, the Middle East and North Africa.

As of September 30, 2005, we had consolidated assets of $10.4 billion and consolidated shareholders’ equity of $1.1 billion.

ING Individual Life Reinsurance Acquisition

Effective December 31, 2004, we acquired the individual in-force life reinsurance business of ING. Pursuant to this transaction, Security Life of Denver Insurance Company and Security Life of Denver International Limited, both subsidiaries of ING, reinsured their individual in-force life reinsurance business to Scottish Re (U.S.), Inc. and Scottish Re Life (Bermuda) Limited on a 100% indemnity reinsurance basis. In addition, Security Life of Denver Insurance Company and Security Life of Denver International Limited transferred to Scottish Re or its affiliates certain systems and operating assets used in their individual life reinsurance business.

Security Life of Denver Insurance Company and Security Life of Denver International Limited transferred assets of approximately $1.9 billion of their individual life reinsurance business to Scottish Re (U.S.), Inc. and Scottish Re Life (Bermuda) Limited. We recorded a corresponding amount of reserves for future policy benefits and other liabilities. The acquisition is subject to certain post closing adjustments. We have recently finalized and settled our post closing adjustment obligations by transferring approximately $47.9 million to ING. Certain of the acquired assets are held in trust for the benefit of Security Life of Denver Insurance Company and Security Life of Denver International Limited to secure Scottish Re (U.S.), Inc.’s and Scottish Re Life (Bermuda) Limited’s liabilities on the acquired business. The ceding commission paid to us was placed in trust to secure the assuming companies’ obligations under the indemnity reinsurance treaties and will be released from the trusts based on an agreed upon schedule, novation of the underlying treaties, or upon release of certain ING collateral obligations described below.

The acquired business represents the reinsurance division of ING’s U.S. life insurance operations, and was written through Security Life of Denver Insurance Company and Security Life of Denver International Limited. The acquired business mainly consists of traditional mortality risk reinsurance written on an automatic basis with more than 100 different ceding insurers. Less than 10% of the acquired business was written on a facultative basis. Most of the business involves guaranteed level premium term life insurance that is subject to the statutory reserve requirements of NAIC Actuarial Regulation XXX as well as universal life insurance that is subject to a similar statutory reserve requirement known as Regulation AXXX.

The ING acquisition increased our policy count in North America from approximately 7 million to approximately 14 million and increased our gross face amount of in-force business from approximately $305 billion to approximately $1 trillion. With the closing of the acquisition, we believe we have become the third largest U.S. life reinsurer based on life reinsurance in-force.

ING is obligated to maintain collateral for the Regulation XXX and AXXX statutory reserve requirements of the acquired business for the duration of such requirements. We will pay ING a fee based on the face amount of the collateral provided until satisfactory alternative collateral arrangements are made. We are entitled to a partial rebate of this fee to the extent satisfactory alternative collateral arrangements are implemented prior to the end of 2007.

In the normal course of business and our capital planning we are always looking for opportunities to relieve capital strain relating to Regulation XXX statutory reserve requirements for our previously existing business as well as the business acquired from ING. We currently have pending two proposed transactions that will provide alternative collateral arrangements with respect to a portion of the business acquired from ING. One of these transactions is a 20 year collateral finance facility that will provide up to $1 billion of collateral to satisfy Regulation XXX statutory reserve requirements. Amounts used under this facility would be reflected as a liability under collateral finance facility liability on our consolidated financial statements. The other arrangement is a long term reinsurance facility with a third party reinsurer which will provide collateral to secure Regulation XXX statutory reserve requirements in an amount up to $1 billion. In addition, with respect to our business written directly by Scottish Re (U.S.), Inc., we have currently pending a proposed transaction to reinsure, on a long term, fully collateralized 100% coinsurance basis, guaranteed level premium term life reinsurance business written in 2004 to a special purpose reinsurer that will fund itself by the issuance of approximately $455 million principal amount of long term notes. Such long term debt would be reflected as a collateral finance facility liability on our consolidated financial statements. We cannot assure you that such financings will be completed. In the future, we anticipate implementing other capital markets related solutions relating to the financing of our statutory reserve requirements as cost efficient opportunities arise.

In order to provide additional capital to support the business acquired from ING, Scottish Re issued to Cypress Merchant B Partners II (Cayman) L.P., Cypress Merchant Banking II-A C.V., 55th Street Partners II (Cayman) L.P. and Cypress Side-by-Side (Cayman) L.P. (collectively, the ‘‘Cypress Entities’’) on December 31, 2004, 3,953,183 ordinary shares, Class C Warrants to purchase 3,206,431 ordinary shares and $41,282,479 aggregate principal amount of 7.00% Convertible Junior Subordinated Notes for an aggregate purchase price of $180 million. The Class C Warrants and 7.00% Convertible Junior Subordinated Notes

have subsequently been exercised and converted into ordinary shares. As a result, the Cypress Entities currently own an aggregate of 9,330,510 ordinary shares of Scottish Re Group Limited, representing approximately 20.4% of the total ordinary shares outstanding.

Our Business

Reinsurance is an arrangement under which an insurance company known as the reinsurer agrees in a contract called a treaty to assume specified risks of another insurance company known as the ceding company. The reinsurer may assume all or a portion of the insurance underwritten by the ceding company. In exchange for assuming the risks of the ceding company, the reinsurer receives some or all of the premium and, in certain cases, investment income derived from the assets supporting the reserves of the reinsured policies. Reinsurance permits primary insurers to diversify their risks over larger pools of risks, and to write insurance policies in amounts larger than they are willing or able to retain. Also, reinsurers have the ability to structure treaties that allow the ceding companies to achieve other business and financial objectives such as:

•	decreasing the volatility of their earnings by reducing their maximum exposure to any one risk,

•	improving their capital position by reducing the financial strain associated with new business production or by increasing their risk-based capital ratios,

•	entering new lines of business and offering new products, and

•	exiting discontinued lines of business.

In addition, reinsurers may also purchase reinsurance, or ‘‘retrocession’’ coverage, to limit their own risk exposure.

We have two categories of life reinsurance lines of business, which we call Traditional Solutions and Financial Solutions.

•	Traditional Solutions. In our Traditional Solutions business, we reinsure the mortality risk on life insurance policies written by primary insurers. This business is often referred to as traditional life reinsurance. We write our Traditional Solutions business predominantly on an automatic basis with respect to newly written life insurance policies. This means that we automatically reinsure all policies written by a ceding company that meet the underwriting criteria specified in the treaty with the ceding company. In the North American market, our direct sales force targets the top life insurance companies. Scottish Re Limited offers traditional life reinsurance products outside of North America, focusing primarily on the reinsurance of short-term, group life policies in niche market sectors.

•	Financial Solutions. In our Financial Solutions business, we offer reinsurance solutions that improve the financial position of our clients by increasing their capital availability and statutory surplus. These solutions include contracts under which we assume the investment and persistency risks of existing, as well as newly written, blocks of business. The products reinsured include annuities and annuity-type products, cash value life insurance and, to a lesser extent, disability products that are in a pay-out phase. This line of business includes products in which we provide our clients with exit strategies for discontinued lines, closed blocks, or lines not providing a good fit for a client’s growth strategies. With our assuming full responsibility and management of these contracts, our clients can focus and concentrate their full efforts and resources on their core strategies.

The traditional life reinsurance industry has experienced significant growth over the past several years. According to an industry survey, the face amount of traditional life reinsurance assumed in the United States has grown from approximately $261.0 billion in 1995 to approximately $1.0 trillion in 2004, a 15% compounded annual growth rate. During the same period, the face amount of life insurance written in the United States has grown from approximately $1.1 trillion in 1995 to approximately $2.0 trillion in 2004, a 7% compounded annual growth rate. Many of the international markets in which we operate have also enjoyed significant growth in recent years.

We believe that the following trends have contributed and will continue to contribute to the increasing demand for life reinsurance and increased business opportunities for us:

•	Consolidation in the life insurance industry. Consolidation in the life insurance industry may create opportunities for life reinsurers. Life reinsurers provide financial reinsurance to help acquirors finance the cash portion of an acquisition, and we expect that any additional consolidation in the life insurance business may result in incremental opportunities for life reinsurers. In addition, in the context of an acquisition, an acquiror may focus on the most promising lines of business and divest non-core lines of business through reinsurance.

•	Consolidation in the life reinsurance industry. There have been a number of merger and acquisition transactions within the life reinsurance industry in recent years. The consolidation of the life reinsurance industry has reduced the amount of life reinsurance capacity available and caused primary insurers to be exposed to concentrated counter-party risk with the larger consolidating reinsurers.

•	Increased capital sensitivity. We believe that insurance companies are now more focused on capital efficiency and return on capital. As a result, primary insurers are increasingly utilizing the outside capital provided by reinsurance to help finance growth and to free up capital to pursue new businesses. We believe that the demutualization of life insurance companies contributes to this trend as these newly publicly traded companies are motivated to improve their operating performance for their investor base.

•	Flight to quality. Particularly in the wake of the terrorist attacks in the United States on September 11, 2001, we believe that ceding companies are increasingly focused on the financial strength ratings of their reinsurers, as well as the aggregate amount of capital maintained by their reinsurers.

•	Expanding overseas markets. We believe that the trends described above in the North American market are also influencing the reinsurance industry throughout the world. In addition, we believe there are increasing opportunities in markets such as Asia, Europe, the Middle East, and North Africa, where the life reinsurance industry is either developing or expanding.

•	Changing demographics. We expect that the increasing number of ‘‘baby boomers’’ in the United States reaching middle and late middle age will increase the demand for products which address retirement planning, estate planning and survivorship issues. In addition, we believe that longer life expectancies and the reduction in government and employer sponsored benefit programs will increase the demand for life insurance and annuities. We expect this increased demand for insurance to increase demand for reinsurance products in the United States.

Our Strategy

Our strategy is to use our experience and structural advantages to focus on life reinsurance and insurance products where we can deliver specialized advice and products to our customers. We plan to increase the value of our franchise by focusing on the following:

•	Expanding the size and depth of our North American reinsurance client base. We will continue to expand our core North American business by attempting to gain a larger share of the North American life reinsurance market both by adding new clients and expanding business relationships with existing clients. In addition, we may pursue selected strategic acquisitions of other life reinsurance businesses. Our recent acquisition of the in-force individual life reinsurance business of ING is an example of this strategy. See ‘‘ING Individual Life Reinsurance Acquisition’’.

•	Growing our international business. We will continue to leverage the specialized knowledge and established relationships of Scottish Re Limited to gain a larger share of the life reinsurance markets outside of North America. We will explore opportunities in new markets as well as seek to add new clients and expand business relationships with existing clients. In addition, we may pursue selected strategic acquisitions of other life reinsurance businesses.

•	Capitalizing on our reinsurance experience. We will continue to focus our marketing efforts on products that allow us to capitalize on the extensive experience of our management and key employees.

•	Leveraging efficient operating structure and organizational flexibility. We will continue to leverage our ability to conduct business in multiple jurisdictions, which provides us with a flexible and efficient operating platform. Moreover, as we grow our businesses and leverage the capabilities of our corporate infrastructure, we expect to improve our operating margins.

•	Maximizing the convergence between the insurance industry and capital markets. We will continue to develop and execute securitizations and other capital markets initiatives to decrease our cost of capital and expand our access to a larger client and product base.

The mailing address and telephone number of our principal executive offices are P.O. Box HM 2939, Crown House, 3rd Floor, 4 Par-la-Ville Road, Hamilton HM12, Bermuda. Our website address is www.scottishre.com. Information contained on our website does not constitute part of this prospectus supplement or the accompanying prospectus.

The Offering

We are offering 6,250,000 ordinary shares, par value $0.01 per share. In addition, the forward purchasers are borrowing and selling an aggregate of 3,150,000 ordinary shares in connection with forward sale agreements between each forward purchaser and us. See ‘‘Description of Forward Sale Agreements’’ and ‘‘Underwriting’’.

Ordinary Shares Offered by Us	6,250,000 ordinary shares

Ordinary Shares Offered by the Forward Purchasers	3,150,000 ordinary shares, which we refer to as the initial hedge shares, that the forward purchasers are offering through the underwriters at the public offering price. The forward purchasers have advised us that they intend to borrow the ordinary shares to be sold by them under this prospectus supplement from third party stock lenders.

Additional Sales and Purchases	This prospectus supplement also relates to up to an additional 3,428,948 ordinary shares, which we refer to as the supplemental hedge shares, that the forward purchasers, following the underwritten offering, will from time to time offer for sale in transactions, including block sales, on the New York Stock Exchange, or NYSE, in the over-the-counter market, in negotiated transactions or otherwise. See ‘‘Underwriting’’ and "Description of Forward Sale Agreements". Over the same period that those forward purchasers sell the additional ordinary shares, they or their affiliates are likely to purchase an equal number of ordinary shares in the open market.

Ordinary Shares Outstanding immediately after the initial offering	51,978,339 ordinary shares*

Current Ordinary Share Dividend Rate	$0.05 per share. See ‘‘Price Range of Ordinary Shares and Dividend History’’.

Listing	Our ordinary shares are listed on the NYSE, under the symbol ‘‘SCT’’.

Use of Proceeds	We expect to receive net proceeds from the sale of ordinary shares offered by us of approximately $141.9 million, after expenses, underwriting discounts and commissions. We intend to use the net proceeds from the sale of our ordinary shares, and from future settlement of the forward sale agreements, for general corporate purposes, which may include investments in or advances to subsidiaries, possible acquisitions, working capital and other corporate purposes. We will also use the net proceeds from the sale of the ordinary shares to pay forward premiums with respect to the forward sale agreements and an amount equal to the underwriting discounts that would be payable with respect to the maximum number of shares underlying the forward sale agreements. See "Description of Forward Sale Agreements". We will not receive any proceeds from the sale of our ordinary shares by the forward purchasers.

Risk Factors	You should carefully consider the risk factors starting on page S-8.

* The number of ordinary shares outstanding after the offering excludes any ordinary shares to be issued upon physical settlement of the forward sale agreements and is based on 45,728,339 ordinary shares outstanding as of December 15, 2005. The number of ordinary shares offered and to be outstanding does not include ordinary shares issuable upon (i) conversion of the 4.50% Senior Convertible Notes pursuant to their terms, (ii) exercise of outstanding options at a weighted average exercise price of $17.57 per share as of December 15, 2005, (iii) vesting of restricted share units and performance share units granted pursuant to the 2004 Equity Incentive Compensation Plan and (iv) exercise of outstanding Class A warrants at an exercise price of $15.00 per share.

In connection with this offering, we will also enter into four forward sale agreements with affiliates of the underwriters. See ‘‘Description of Forward Sale Agreements’’.

We have granted the underwriters an option exercisable up to 30 days after the date of this prospectus supplement to purchase up to 1,410,000 additional ordinary shares, on the same terms and conditions as the ordinary shares offered hereby, to cover over-allotments, if any, made in connection with the sale of the ordinary shares.

For a description of our ordinary shares, please refer to ‘‘Description of Share Capital’’ in the prospectus.

RISK FACTORS

Risks Relating to the Offering

Our ability to undertake future sales or distributions of ordinary shares may cause the market price of our ordinary shares to decline, irrespective of our financial performance

We cannot predict the effect, if any, that future sales of our ordinary shares, or the availability of ordinary shares for future sale, will have on the market price of our ordinary shares prevailing from time to time. The sale of a substantial number of our ordinary shares into the public market, or the availability of these shares for future sale, could adversely affect the market price of our ordinary shares and could impair our ability to obtain additional capital in the future through an offering of equity securities at a time or at a price we deem appropriate.

As of December 15, 2005, we had 45,728,339 ordinary shares outstanding, 9,330,510 of which were held by the Cypress Entities. In addition, we had options outstanding to purchase an aggregate of 2,598,070 ordinary shares, Class A Warrants to purchase an aggregate of 2,650,000 ordinary shares, 525,314 ordinary shares (at an assumed market price of $24.10) issuable upon conversion of the 4.50% Senior Convertible Notes and 6,098,854 ordinary shares (at an assumed market price of $24.10) issuable upon conversion of the Hybrid Capital Units. The ordinary shares issuable upon the exercise of the Class A Warrants and the ordinary shares issuable upon conversion of our 4.50% Senior Convertible Notes have been registered pursuant to a registration statement that became effective on April 4, 2003, and they may be sold at any time and from time to time by the holders thereof in open market or privately negotiated transactions. The ordinary shares issuable upon settlement of the purchase contracts and the convertible preferred shares underlying our Hybrid Capital Units have been registered pursuant to a registration statement which became effective on April 24, 2003 and may be sold at any time and from time to time by the holders thereof in open market or privately negotiated transactions after the date of issuance. The Cypress Entities have demand and piggyback registration rights and are locked-up from selling their securities until December 31, 2005, unless certain events occur relating to sales by officers or directors or a change of control. Upon termination of this lock-up, and any lock-up entered into in connection with this offering, the Cypress Entities would be free to demand registration and the securities could be sold at any time and from time to time in the open market or in privately negotiated transactions.

If the persons holding Class A Warrants or options cause a large number of the ordinary shares underlying such securities to be sold in the market (or if the Cypress Entities were to sell a large number of their ordinary shares) or if the convertible holders or holders of the Hybrid Capital Units convert to our ordinary shares and then sell those ordinary shares, such sales could cause a decline in the market price for the ordinary shares.

We have a currently effective shelf registration statement permitting the public sale of up to $325 million of our securities, after taking into account the securities offered hereby, and we may in the future file a shelf registration statement for additional securities to be issued. Other than for a period of 90 days following this offering, we may issue ordinary shares from time to time as part of a general capital raising transaction or as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares that we may issue may in turn be significant. Any such offering would dilute your ownership interest in us and our earnings.

Settlement provisions contained in the forward sale agreements and hedging activities subject us to certain risks

If we physically settle the forward sale agreements at maturity, we will receive in the aggregate from the forward purchasers approximately $150 million (which we refer to as the forward price), but the number of ordinary shares we deliver in the aggregate will vary depending on the market price of our ordinary shares during a 30-trading-day period preceding each settlement date. If the market price of our ordinary shares is less than the floor price on the relevant day, we will issue a fixed number of ordinary shares. If the market price of our ordinary shares is less than the cap price but greater than the floor price, we will issue a number of our ordinary shares with a value equal to the pro-rated portion of the forward price. If the market price of our ordinary shares is greater than the cap price, we will issue a number of ordinary shares equal to the amount which would have been issued below the floor price reduced by a number of shares having a value equal to the difference between the floor price and cap price. Therefore, we bear no risk under the forward sale agreements if the price of our ordinary shares declines below the floor price and retain the appreciation in the price only up to the cap price.

We have the right to elect cash or net share settlement under the forward sale agreements. In either event, we would expect each forward purchaser under the forward sale agreements to purchase our ordinary shares in secondary market transactions in order to close out its short position. If the price of our ordinary shares is above the cap price, we would pay each forward purchaser an amount in cash (if we cash settle) equal to the difference or deliver a number of ordinary shares (if we net share settle) having a market value equal to that difference. If the price of our ordinary shares is below the floor price, each forward purchaser would pay us an amount in cash (if we settle) having a market value equal to that difference. In the case of either cash or net share settlement, no payment of either cash or shares would be made by either us or the forward purchasers if the price of our ordinary shares is between the floor price and the cap price. (These amounts would be adjusted for any portion of the applicable forward price for which we had received prepayment.) See ‘‘Description of Forward Sale Agreements’’.

The forward sale agreements may be terminated by the relevant forward purchaser under certain circumstances, including (i) if the forward purchaser is unable to borrow a sufficient number of our ordinary shares to hedge its position under the applicable forward sale agreement, (ii) if we declare a dividend in any quarter that exceeds $0.05 per share (or we make distributions of assets other than ordinary shares), or (iii) if we are a party to a merger or recapitalization in which holders of our ordinary shares receive cash or property other than the traded equity securities. Upon termination of the forward sale agreements, we may either elect to deliver ordinary shares in payment or we may pay or receive the termination amount under the contracts in cash. If we do so, under certain circumstances the ordinary shares may be required to be saleable in a private placement and at a discount which may be significant. In such case, we would not be entitled to receive the full purchase price under the forward sale agreements and would not necessarily issue the number of ordinary shares we would be required to issue pursuant to physical settlement of the forward sale agreements at maturity, since the termination payment would be based on the net termination value of the contract at the time.

The number of ordinary shares underlying the forward sale agreements may be reduced in the event that the relevant forward purchaser is unable to introduce the full number of shares underlying the forward sale agreements into the public markets (including as a result of the prospectus being unusable as a result of our possession of undisclosed information, including our earnings). Additionally, the forward purchasers may reduce the number of ordinary shares underlying the forward sale agreements to conform to the appropriate hedge ratio following publication of our earnings, which we currently anticipate to occur in February 2006. If the number of ordinary shares is reduced, the amount of the forwards would be reduced correspondingly and we would not be entitled to receive the full anticipated proceeds of the forward sale. It is not anticipated that any such reduction would reduce the number of ordinary shares (and thus proceeds) below 50% of the anticipated amount.

The forward purchasers and their affiliates will be simultaneously entering into hedges with respect to our ordinary shares. The forward purchasers and their affiliates will make their own determinations as to whether, when or in what manner any hedging or market activities in our securities will be conducted. Any of these market activities may affect the market price and volatility of our ordinary shares.

Our ordinary shares are subject to voting and transfer limitations

Under our articles of association, our board of directors (or its designee) is required, except for transfers of ordinary shares executed on any recognized securities exchange or inter-dealer quotation system, including the NYSE, to decline to register any transfer of ordinary shares if our directors have any reason to believe that such transfer would result in a person (or any group of which such person is a member) beneficially owning, directly or indirectly, 10% or more of any class of our shares, except that the Cypress Entities are each permitted to transfer ordinary shares to another Cypress Entity, so long as the number of ordinary shares beneficially owned directly or indirectly by the Cypress Entities in the aggregate does not exceed 24.9% of a class of our shares. With respect to a transfer of ordinary shares executed on any recognized securities exchange or inter-dealer quotation system, including the NYSE, if our directors have any reason to believe that such transfer would result in a person (or any group of which such person is a member) beneficially owning, directly or indirectly, 10% or more of any class of our shares (24.9% in the case of the Cypress Entities), the directors may demand that such person surrender the ordinary shares to an agent designated by the directors, who will sell the ordinary shares on any recognized securities exchange or inter-dealer quotation system, including the NYSE. After applying the proceeds of the sale toward reimbursing the transferee for the price paid for the ordinary shares, the agent will pay the remaining proceeds to certain charitable organizations designated by the directors. The proceeds of such sale may be used to reimburse the agent for its duties. Similar restrictions apply to issuances and repurchases of ordinary shares by us. Our directors (or their designee) also may, in their absolute discretion, decline to register the transfer of any ordinary shares, except for transfers of ordinary shares executed on any recognized securities exchange or inter-dealer quotation system, including the NYSE, if they have reason to believe that such transfer may expose us, our subsidiaries or shareholders or any person insured or reinsured or proposing to be insured or reinsured by us or any of our subsidiaries to adverse tax or regulatory treatment in any jurisdiction or if they have reason to believe that registration of such transfer under the Securities Act of 1933, as amended, or the Securities Act, under any state ‘‘blue sky’’ or other U.S. securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected. With respect to a transfer of ordinary shares executed on any recognized securities exchange or inter-dealer quotation system, including the NYSE, if our directors have any reason to believe that such transfer may expose us, our subsidiaries or shareholders or any person insured or reinsured or proposing to be insured or reinsured by us or any of our subsidiaries to adverse tax or regulatory treatment in any jurisdiction, the directors may demand that such person surrender the ordinary shares to an agent designated by the directors, who will sell the ordinary shares on any recognized securities exchange or inter-dealer quotation system, including the NYSE. After applying the proceeds of the sale toward reimbursing the transferee for the price paid for the ordinary shares, the agent will pay the remaining proceeds to certain charitable organizations designated by the directors. The proceeds of such sale may be used to reimburse the agent for its duties. A transferor of ordinary shares will be deemed to own such shares for dividend, voting and reporting purposes until a transfer of such ordinary shares has been registered on our register of members. We are authorized to request information from any holder or prospective acquirer of ordinary shares as necessary to effect registration of any such transaction, and may decline to register any such transaction if complete and accurate information is not received as requested.

In addition, our articles of association generally provide that any person (or any group of which such person is a member) other than the Cypress Entities, holding directly, or by attribution, or otherwise beneficially owning our voting shares carrying 10% or more of the total voting rights attached to all of our outstanding voting shares, will have the voting rights attached to its voting shares reduced so that it may not exercise more than approximately 9.9% of such total voting rights. In addition, in the event the Cypress Entities hold directly or by attribution or otherwise beneficially own voting shares with more than 24.9% of the total voting rights of our voting shares, the voting rights of the Cypress Entities will be reduced so that they may not exercise in the aggregate more than approximately 24.9% of the total voting rights of our voting shares at any given time. Because of the attribution provisions of the Internal Revenue Code of 1986, as amended, or the Code, and the rules of the Securities and Exchange Commission, or the SEC, regarding determination of beneficial ownership, this requirement may have the effect of reducing the voting rights of a shareholder whether or not such shareholder directly holds of record 10% or more of our voting shares. Further, our board of directors (or its designee) has the authority to request from any shareholder certain information for the purpose of determining whether such shareholder's voting rights are to be reduced. Failure to respond to such a notice, or submitting incomplete or inaccurate information, gives our board of directors (or its designee) discretion to disregard all votes attached to such shareholder's ordinary shares.

On April 7, 2005, our shareholders approved amendments to our articles of association permitting certain affiliates of The Cypress Group to own up to 24.9% of our ordinary shares and the issuance of ordinary shares to the Cypress Entities upon the conversion of the 7.00% Convertible Junior Subordinated Notes. On May 4, 2005, the Cypress Entities obtained insurance regulatory approval in Delaware and the United Kingdom to hold more than 10% of our outstanding shares. The Cypress Entities now collectively hold approximately 20.4% of our issued and outstanding ordinary shares.

Our articles of association make it difficult to replace directors and to effect a change of control

Our articles of association contain certain provisions that make it more difficult for the shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions may make more difficult the acquisition of control of Scottish Re by means of a tender offer, open market purchase, a proxy fight or otherwise, including by reason of the limitation on transfers of ordinary shares and voting rights described above. While these provisions are designed to encourage persons seeking to acquire control to negotiate with our board of directors, they could have the effect of discouraging a prospective purchaser from making a tender offer or otherwise attempting to obtain control and may prevent a shareholder from receiving the benefit from any premium over the market price of our ordinary shares offered by a bidder in a potential takeover.

Examples of provisions in our articles of association that could have such an effect include:

•	election of our directors is staggered, meaning that the members of only one of three classes of our directors are elected each year;

•	the total voting power of any shareholder owning 10% or more of the total voting rights attached to our ordinary shares will be reduced to approximately 9.9% of the total voting rights of our ordinary shares;

•	our directors must decline to register the transfer of ordinary shares on our share register that would result in a person owning 10% or more of any class of our shares and may declined certain transfers that they believe may have adverse tax or regulatory consequences;

•	shareholders do not have the right to act by written consent; and

•	our directors have the ability to change the size of the board of directors.

Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our ordinary shares if they are viewed as discouraging changes in management and takeover attempts in the future.

The Cypress Entities currently own approximately 20.4% of our outstanding ordinary shares. Pursuant to a shareholders' agreement, as long as the Cypress Entities continue to hold the lesser of (i) 9.9% or more of the voting power of our voting securities on an as-converted basis or (ii) 35% or more of the securities purchased on an as-converted basis, the Cypress Entities have the non-assignable right to appoint one director and one non-voting observer to our board of directors. The Cypress Entities' share ownership and ability to nominate persons for election to the board of directors might provide the Cypress Entities with significant influence over potential change in control transactions.

Applicable insurance laws make it difficult to effect a change of control

Under applicable Delaware insurance laws and regulations, no person may acquire control of Scottish Re, Scottish Re (U.S.), Inc. or Scottish Re Life Corporation Limited, our Delaware insurance subsidiaries, unless that person has filed a statement containing specified information with the Delaware Insurance Commissioner and approval for such acquisition is obtained. Under applicable laws and regulations, any person acquiring, directly by stock ownership or indirectly (by revocable proxy or otherwise), 10% or more of the voting stock of any other person is presumed to have acquired control of such person, and a person who beneficially acquires 10% or more of our ordinary shares without obtaining the approval of the Delaware Insurance Commissioner would be in violation of Delaware's insurance holding company act and would be subject to injunctive action requiring disposition or seizure of the shares and prohibiting the voting of such shares, as well as other action determined by the Delaware Insurance Commissioner. In addition, because of our ownership of Orkney Re, our South Carolina special purpose reinsurance captive, any person acquiring control of Orkney Re, directly or indirectly through acquiring control of us, would be required to obtain approvals from the South Carolina Director of Insurance.

In addition, many state insurance laws require prior notification to the state insurance department of a change in control of a non-domiciliary insurance company licensed to transact insurance in that state. While these pre-notification statutes do not authorize the state insurance departments to disapprove the change in control, they authorize regulatory action in the affected state if particular conditions exist such as undue market concentration. Any future transactions that would constitute a change in control of us, Scottish Re (U.S.), Inc. or Scottish Re Life Corporation Limited may require prior notification in the states that have pre-acquisition notification laws. These prior notice and prior approval laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of Scottish Re Group Limited, including transactions that some or all of our shareholders might consider to be desirable.

Any change in control of Scottish Re Limited would need the approval of the U.K. Financial Services Authority, which is the body responsible for the regulation and supervision of the U.K. insurance and reinsurance industry.

Investors may have difficulties in suing or enforcing judgments against us in the United States

Scottish Re is a holding company incorporated under the laws of the Cayman Islands with its principal executive office in Bermuda. Certain of our directors and officers are residents of various jurisdictions outside the United States. All or a substantial portion of our assets and those of such directors and officers, at any one time, are or may be located in jurisdictions outside the United States. Although we have irrevocably agreed that we may be served with process in New York, New York with respect to actions arising out of or in connection with violations of United States Federal securities laws relating to offers and sales of ordinary shares made hereby, it could be difficult for investors to effect service of process within the United States on our directors and officers who reside outside the United States or to recover against us or such directors and officers on judgments of United States courts predicated upon the civil liability provisions of the United States Federal securities laws.

Our ability to pay dividends depends on our subsidiaries’ ability to distribute funds to us

We are a holding company, with our principal assets consisting of the stock of our insurance company subsidiaries. Our ability to pay dividends on the ordinary shares, our perpetual preferred shares and our other preferred shares, and to pay debt service on any of our indebtedness, depends significantly on the ability of our insurance company subsidiaries, our principal sources of cash flow, to declare and distribute dividends, advance money to us in the form of intercompany loans or make other payments. Our insurance company subsidiaries are subject to various state and foreign government statutory and regulatory restrictions applicable to insurance companies generally, that limit the amount of dividends, loans and advances and other payments to affiliates. If insurance regulators at any time determine that payment of a dividend or any other payment to an affiliate would be detrimental to an insurance subsidiary’s policyholders or creditors, because of the financial condition of the insurance subsidiary or otherwise, the regulators may block dividends or other payments to affiliates that would otherwise be permitted without prior approval.

Risks Relating to Our Business

A downgrade in the financial ratings of our insurance subsidiaries could make us less competitive

Ratings are an important factor in attracting business in our life reinsurance business. Rating organizations periodically review the financial performance and condition of insurers, including our insurance subsidiaries. Rating organizations assign ratings based upon several factors. Although most of the factors considered relate to the rated company, some of the factors take into account general economic conditions and circumstances outside the rated company’s control. Scottish Annuity & Life Insurance

Company (Cayman) Ltd., Scottish Re (U.S.), Inc., and Scottish Re Limited are each rated ‘‘A− (excellent)’’, with a stable outlook, for financial strength by A.M. Best, which is fourth highest of sixteen rating levels, ‘‘A (strong)’’ for financial strength by Fitch Ratings, which is sixth highest of twenty-two rating levels, and ‘‘A− (strong)’’, with a stable outlook, for financial strength by Standard & Poor’s, which is seventh highest of twenty-two rating levels. Scottish Annuity & Life Insurance Company (Cayman) Ltd. and Scottish Re (U.S.), Inc. are also rated ‘‘A3 (good)’’, with a negative outlook, for financial strength by Moody’s, which is seventh highest of twenty-one rating levels. Scottish Re Life Corporation is rated ‘‘A− (excellent)’’, with a stable outlook, for financial strength by A.M. Best Company, which is the fourth highest of sixteen rating levels. The objective of ratings organizations is to provide an opinion of an insurer’s financial strength and ability to meet ongoing obligations to its policyholders. These ratings are subject to periodic review by the relevant rating agency and may be revised downward or withdrawn at the sole discretion of the rating agency. In addition, these ratings are not an evaluation directed to investors in our securities and are not recommendations to buy, sell or hold our securities. A downgrade in or withdrawal of one or more ratings of any one of our insurance subsidiaries could adversely affect its ability to sell products, retain existing business (through recapture provisions and non-renewal) and compete for attractive acquisition opportunities.

Inadequate risk analysis and underwriting may result in a decline in our profits

Our success depends on our ability to accurately assess and manage the risks associated with the business that we reinsure. We have developed risk analysis and underwriting guidelines, policies, and procedures with the objective of controlling the quality of the business as well as the pricing of the risks we are assuming. Among other things, these processes rely heavily on our underwriting, our analysis of mortality trends and lapse rates, and our understanding of medical improvements and their impact on mortality. If these processes are inadequate or are based on inadequate information, we may not establish appropriate premium rates and our reserves may not be adequate to cover losses.

In addition, we are dependent on the original underwriting decisions made by, and information provided to us by, ceding companies. For example, we incurred a charge to net income of $10.4 million in the third quarter of 2003 when we discovered that one of our ceding insurers had underreported death claims to us over a three-year period. We are also subject to the risk that the ceding clients may not have adequately evaluated the risks to be reinsured and that the premiums ceded may not adequately compensate us for the risks we assume. To the extent actual claims exceed our underlying assumptions, we will be required to increase our liabilities, which will reduce our profits in the period in which we identify the deficiency.

Reserves are estimates based on actuarial and statistical projections, at a given point in time, of what we ultimately expect to pay out on claims and benefits, based on facts and circumstances then known, predictions of future events, estimates of future trends in mortality, morbidity and other variable factors such as persistency, inflation and interest rates. Because of the many assumptions and estimates involved in establishing reserves, the reserving process is inherently uncertain.

Our estimation of reserves may be less reliable than the reserve estimations of a reinsurer with a greater volume of business and more established loss history. Actual losses and benefits may deviate, perhaps substantially, from estimates of reserves contained in our financial statements and could at times exceed our reserves. If our losses and benefits exceed our reserves, our earnings may significantly decline.

Our life reinsurance contracts and variable life insurance policies expose us to mortality risk

Adverse mortality risk is the risk that death claims may differ from the amount we assumed in pricing our reinsurance contracts and our variable life insurance policies. Mortality experience that is less favorable than the mortality rates that we assumed will negatively affect our net income. For example, in the second quarter of 2005 we experienced a higher than expected mortality, which negatively affected our net income.

Many of our competitors for reinsurance contracts and variable life insurance policies have longer operating histories, a broader risk pool and a different mix of business. As a consequence, our associated mortality risk exposure is likely to be greater in the aggregate, and its probability of loss less predictable, than that of a competitor with a broader risk pool. Furthermore, with mortality exposure, even if the total benefits paid over the life of the contract do not exceed the expected amount, sporadic timing of deaths can cause us to pay more benefits in a given accounting period than expected, adversely impacting short-term profitability in any particular quarter or year.

If our investment strategy is not successful, we could suffer unexpected losses

The success of our investment strategy is crucial to the success of our business. Specifically, we are subject to:

•	market value risk, which is the risk that our invested assets will decrease in value. This decrease in value may be due to a change in the yields realized on our assets and prevailing market yields for similar assets, an unfavorable change in the liquidity of the investment or an unfavorable change in the financial prospects or a downgrade in the credit rating of the issuer of the investment;

•	reinvestment risk, which is the risk that interest rates will decline and funds reinvested will earn less than expected; and

•	duration matching risk, which is the risk that liabilities are surrendered or mature sooner than anticipated and that we may have to sell assets at an undesirable time to provide for policyholder surrenders or withdrawals.

We attempt to address such risks in product pricing and in establishing policy reserves. If our assets do not properly match our anticipated liabilities or our investments do not provide sufficient returns to enable us to satisfy our guaranteed fixed benefit obligations then our profits and financial condition would deteriorate. Also, declines in the value of our investments that provide collateral for reinsurance contracts would require us to post additional collateral.

In addition, our investment portfolio includes mortgage-backed securities, known as MBSs, and collateralized mortgage obligations, known as CMOs. As of September 30, 2005, MBSs and CMOs constituted approximately 19.1% of our invested assets. As with other fixed income investments, the fair value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment. Changes in interest rates can expose us to prepayment risks on these investments. In periods of declining interest rates, mortgage prepayments generally increase and MBSs and CMOs are prepaid more quickly, requiring us to reinvest the proceeds at the then current market rates.

We may also enter into foreign currency, interest rate and credit derivatives and other hedging transactions in an effort to manage risks. Structuring these derivatives and hedges so as to effectively manage these risks is an inherently uncertain process. If our calculations are incorrect, or if we do not properly structure our derivatives or hedges, we may have unexpected losses and our assets may not be adequate to meet our needed reserves, which could adversely affect our business, earnings and financial condition.

General economic conditions affect the markets for interest-rate-sensitive securities, including the level and volatility of interest rates and the extent and timing of investor participation in such markets. Unexpected changes in general economic conditions could create volatility or illiquidity in these markets in which we hold positions and harm our investment return.

Acquisitions expose us to operational and other risks

We have completed three major acquisitions since 2001, including the acquisition of the in-force individual life reinsurance business of ING on December 31, 2004, and we may make future acquisitions, either of companies or other selected blocks of business. While we will evaluate business opportunities on a regular basis, we may not be successful in identifying any attractive acquisitions. We may not have, or be able to raise on acceptable terms, sufficient financial resources to make acquisitions. In addition, the completed acquisitions and any other acquisitions we make are subject to all of the risks inherent in an acquisition strategy, including:

•	integrating the acquired financial and operational systems;

•	establishing satisfactory budgetary and other financial and accounting controls;

•	funding increased capital needs and overhead expenses;

•	obtaining management personnel required for expanded operations;

•	funding cash flow shortages that may occur if anticipated sales and revenues are not realized or are delayed, whether by general economic or market conditions or unforeseen internal difficulties; and

•	the value of assets acquired may be lower than expected or may diminish due to credit defaults or changes in interest rates and liabilities assumed may be greater than expected.

Our failure to manage successfully these operational challenges and risks may impact our results of operations. In addition, disputes can arise over the terms of any acquisition. For example, in connection with the acquisition of Scottish Re Life Corporation, formerly ERC Life Reinsurance Corporation, we are currently in mediation with the seller over the representations made to us at the time of sale. Also, growth by acquisition may divert a substantial amount of management time that would otherwise be devoted to our operations.

In certain reinsurance contracts we do not maintain control of the invested assets, which may limit our ability to control investment risks on these assets and may expose us to credit risk of the ceding company

As part of our business we enter into reinsurance agreements on a modified coinsurance and funds withheld coinsurance basis. In these transactions, the ceding insurance company retains the assets supporting the ceded business and manages them for our account. As of September 30, 2005, $1.9 billion of assets were held by ceding companies under such agreements and were recorded under ‘‘funds withheld at interest’’ on our balance sheet. Although the ceding company must adhere to general standards agreed to by us for the management of these assets, we do not control the selection of the specific investments or the timing of the purchase or sale of investments made by the ceding company. Accordingly, we may be at risk if the ceding company selects investments that deviate from our agreed standards or if the ceding company performs poorly in the purchase, sale and management of those assets. In addition, these assets are not segregated from the ceding company’s other assets, and we may not be able to recover all of these assets in the event of the insolvency of the ceding insurer. In certain other reinsurance arrangements, we may place assets in a trust in order to provide the ceding company with credit for reinsurance on its financial statements. Although we generally have the right to direct the investment of assets in these trusts, in the event of the insolvency of the ceding company, its receiver may attempt to take control of those assets.

Interest rate fluctuations could lower the income we derive from the difference between the interest rates we earn on our investments and interest we pay under our reinsurance contracts

Significant changes in interest rates expose us to the risk of not earning income or experiencing losses based on the difference between the interest rates earned on investments and the credited interest rates paid on outstanding reinsurance contracts.

Both rising and declining interest rates can negatively affect the income we derive from these interest rate spreads. During periods of falling interest rates, our investment earnings will be lower because new investments in fixed maturity securities will likely bear lower interest rates. We may not be able to fully offset the decline in investment earnings with lower crediting rates on our contracts that reinsure life insurance policies or annuities with cash value components. A majority of our annuity and certain other products have multi-year guarantees and guaranteed floors on their crediting rates.

During periods of rising interest rates, we may be contractually obligated to increase the crediting rates on our contracts that reinsure annuities or life insurance policies with cash value components. We may not, however, have the ability to immediately acquire investments with interest rates sufficient to offset the increased crediting rates under our reinsurance contracts. Although we develop and maintain asset/liability management programs and procedures designed to reduce the volatility of our income when interest rates are rising or falling, significant changes in interest rates caused by factors beyond our control such as changes in governmental monetary policy or political conditions may negatively affect our interest rate spreads.

Changes in interest rates may also affect our business in other ways. Lower interest rates may result in lower sales of certain insurance and investment products of our customers, which would reduce the demand for our reinsurance of these products.

A prolonged economic downturn could reduce the demand for annuity and life insurance products, which could substantially reduce our revenues

A prolonged general economic downturn or poor performance of the equity and other capital markets could lower the demand for many annuity and life insurance products. Because we obtain substantially all of our revenues through reinsurance arrangements that cover a portfolio of life insurance products, as well as annuities, our business would be harmed if the demand for annuities or life insurance decreased.

Policyholder withdrawals or recaptures of reinsurance treaties could force us to sell investments at a loss and take a larger than anticipated charge for amortization of deferred acquisition costs

Some of the products offered by our insurance subsidiaries and some of the products offered by primary insurance companies that we reinsure allow policyholders and contract holders to withdraw their funds under defined circumstances. In addition, our reinsurance agreements may provide for recapture rights on the part of our insurance company customers. Recapture rights permit these customers to reassume all or a portion of the risk formerly ceded to us after an agreed upon time, usually 10 years, subject to various conditions or upon a downgrade of any of our financial strength ratings or our failure to satisfy other financial conditions. Recapture of business previously ceded does not affect premiums ceded prior to the recapture, but may result in immediate payments to our insurance company customers.

In addition, when we issue a new insurance policy or annuity contract or write a reinsurance contract, we defer a portion of the related acquisition costs by establishing a deferred acquisition cost asset on the balance sheet. This asset is amortized over the expected term of the acquired business based on certain assumptions about the performance and persistency of that business and investment experience. To the extent surrender, withdrawal or recapture activity is greater than we assumed, or investment experience is worse than we assumed, we may incur a non-cash charge to write down the deferred acquisition cost asset. Any such charge may be partially offset by recapture and surrender fees.

One of our customers exercised a right of recapture in April 2001, requiring us to pay $185.7 million to the customer. Because we had expected the recapture, we did not have to dispose of assets at a loss and we had already fully amortized the deferred acquisition costs. In December 2002, another of our customers exercised a right of recapture requiring us to pay $49.3 million to the customer. In that case, we did not have to dispose of assets at a loss and we recovered all of our unamortized deferred acquisition costs relating to the transaction. However, because recapture rights can be triggered by circumstances, which may be unforeseeable, such as rating decreases or production shortfalls, we may not be able to anticipate future recaptures and make adequate preparations to reduce their impact on us. If recaptures occur and we do not make adequate preparations, our earnings and financial condition could decline.

With regard to our business generally, the outcome of current industry investigations may have an adverse impact

The attorneys general and the insurance departments of New York and numerous other states have announced investigations of insurance broker compensation arrangements, bid-rigging and other practices within the insurance industry, and may propose changes in the regulation of broker compensation arrangements and disclosure. Some regulators have also announced investigations into proper uses of finite reinsurance. We received a letter of inquiry from the Delaware Department of Insurance in November 2004 as part of its review of Delaware domestic insurance companies and their arrangements and dealings with producers acting as brokers to which we responded in November 2004. We have not been contacted by any other government agency (including through receipt of a subpoena) in connection with these investigations. It is impossible to predict the outcomes of these investigations, whether they will expand into other industry practices not yet contemplated, whether they will result in changes in insurance regulation or practices, or the impact, if any, of this increased regulatory scrutiny of the insurance industry on us or on the liquidity or trading prices of the ordinary shares.

Government subpoenas we have received may create negative publicity and the risk of regulatory action

We have received separate subpoenas from the staff of the SEC and the Permanent Subcommittee on Investigations of the United States Senate Committee on Homeland Security and Governmental Affairs ("PSI"). The SEC subpoena seeks documents and other information regarding transactions and trading involving Scottish Re securities by certain former officers and directors of Scottish Re (each of whom left those positions by mid-year 2001), by certain original shareholders of Scottish Re, and by our current Chairman. The PSI subpoena is in connection with the PSI's general review of compliance with anti-money laundering, tax and securities laws and regulations related to financial transactions by individuals and domestic and offshore entities. The PSI subpoena seeks documents regarding the formation of Scottish Re, certain wealth management products and transactions involving the individuals mentioned above. Scottish Re is fully cooperating with these inquiries. While it is premature for us to assess the scope or any potential outcome to us of these inquiries, including any potential enforcement actions involving us, these inquiries may result in negative publicity and could have an adverse affect on Scottish Re.

We take counter-party risk with respect to our retrocessionaires

We cede some of the business that we reinsure to other reinsurance companies, known as retrocessionaires. We assume the risk that the retrocessionaire will be unable to pay amounts due to us because of its own financial difficulties. The failure of our retrocessionaires to pay amounts due to us will not absolve us of our responsibility to pay ceding companies for risks that we reinsure. Failure of retrocessionaires to pay us could materially harm our business, results of operations and financial condition.

Terrorist attacks and related events may adversely affect our business and results of operations

The terrorist attacks on the United States and ensuing events or any future attacks may have a negative impact on our business and results of operations due to the loss of lives that we insure or reinsure and the impact on the U.S. and global economies and the demand for our products. Our reinsurance programs, including our catastrophe coverage, limited our net losses in individual life claims relating to the September 11, 2001 terrorist attacks to approximately $750,000. We continue to utilize reinsurance programs, including catastrophe coverage, to limit any future losses relating to such events. We cannot assure you, however, that if there are future terrorist attacks, our business, financial condition or results of operations will not be adversely affected.

We have risks associated with our international operations

In 2004, approximately 21% of our earned premiums came from our international operations. Our plan to grow our international operations subjects us to various risks. In addition to the regulatory and foreign currency risks we identify later in this section, these risks include:

•	volatility in earnings arising out of mortality swings in the initial years of operating in new markets;

•	political and economic instability as well as armed conflict in these regions;

•	uncertainty arising out of foreign government sovereignty over our international operations; and

•	uncertainty regarding potentially adverse tax consequences, including the ability to repatriate earnings.

The loss of any of our key employees or our inability to retain them could negatively impact our business

Our success substantially depends upon our ability to attract and retain qualified employees and upon the ability of our senior management and other key employees to implement our business strategy. We believe there are only a limited number of available qualified executives in the business lines in which we compete. We rely substantially upon the services of Scott E. Willkomm, our Chief Executive Officer, Paul

Goldean, our General Counsel, David Huntley, the Chief Executive Officer of Scottish Re Holdings Limited, Gregory P. Winn, our Chief Investment Officer, Hugh McCormick, our Executive Vice President of Corporate Development, Dean E. Miller, our Chief Financial Officer, Oscar R. Scofield, the Chairman of Scottish Re (U.S.), Inc., Seth Vance, the Chief Executive Officer of Scottish Holdings, Inc., and Clifford J. Wagner, our Chief Actuary. Each of the foregoing members of senior management have employment agreements and we maintain $5,000,000 key man life insurance policies for Mr. Scofield and $2,500,000 key man life insurance policies for each of Mr. Willkomm and Mr. Wagner. The loss of the services of members of our senior management, or our inability to hire and retain other talented personnel from the very limited pool of qualified insurance professionals, could delay or prevent us from fully implementing our business strategy which could harm our financial performance.

We are exposed to foreign currency risk

Our functional currency is the United States dollar. However, our U.K. subsidiaries, Scottish Re Holdings Limited and Scottish Re Limited, maintain operating expense accounts in British pounds, parts of their investment portfolio in Euros and British pounds and receive other currencies in payment of premiums. All of Scottish Re Limited’s original U.S. business is settled in United States dollars, all Canadian, Latin American and certain Asia and Middle East business is converted and settled in United States dollars, and all other currencies are converted and settled in either Euros or British pounds. The results of the business recorded in Euros or British pounds are then translated to United States dollars. Scottish Re Limited attempts to limit substantial exposures to foreign currency risk, but does not actively manage currency risks. To the extent our foreign currency exposure is not properly managed or otherwise hedged, we may experience exchange losses, which in turn would lower our results of operations and harm our financial condition.

Our insurance subsidiaries are highly regulated, and changes in these regulations could harm our business

Our insurance and reinsurance subsidiaries are subject to government regulation in each of the jurisdictions in which they are licensed or authorized to do business. Governmental agencies have broad administrative power to regulate many aspects of the insurance business, which may include trade and claim practices, accounting methods, premium rates, marketing practices, advertising, acceptability of collateral for purposes of taking credit for reinsurance, policy forms, affiliate transactions, changes of control and capital adequacy. These agencies are concerned primarily with the protection of policyholders rather than shareholders. Moreover, insurance laws and regulations, among other things:

•	establish solvency requirements, including minimum reserves and capital and surplus requirements;

•	limit the amount of dividends, tax distributions, intercompany loans and other payments our insurance subsidiaries can make without prior regulatory approval;

•	impose restrictions on the amount and type of investments we may hold; and

•	require assessments to pay claims of insolvent insurance companies.

The National Association of Insurance Commissioners, which we call the NAIC, continuously examines existing laws and regulations. We cannot predict the effect that any NAIC recommendations or proposed or future legislation or rule making in the United States or elsewhere may have on our financial condition or operations.

If Scottish Re or any of our subsidiaries were to become subject to the laws of a new jurisdiction where Scottish Re or that subsidiary is not presently admitted, they may not be in compliance with the laws of the new jurisdiction. Any failure to comply with applicable laws could result in the imposition of significant restrictions on our ability to do business, and could also result in fines and other sanctions, any or all of which could harm our financial results and operations.

Directive 2005/68/EC of the European Parliament and of the Council of the European Commission dated November 16, 2005 (the "Reinsurance Directive") was published in the Official Journal of the European Union on December 9, 2005. The Reinsurance Directive must be implemented by EU Member

States on or before December 10, 2007. It is anticipated that Ireland will implement the Reinsurance Directive during the first quarter of 2006. Once implemented by EU Member States, the Reinsurance Directive will introduce a single passport system for reinsurers similar to that which currently applies to direct insurers. This will mean that EU reinsurers such as our Irish subsidiary, Scottish Re (Dublin) Limited, will be authorized by their home state supervisor and will, on that basis, be entitled to transact business anywhere in the European Union either under the rules of ‘‘freedom of establishment’’ or under the ‘‘freedom of services’’ rules.

Some key provisions of the Reinsurance Directive for life reinsurers such as Scottish Re (Dublin) Limited include the following:

•	EU reinsurers will be required to limit their purposes to the business of reinsurance and related operations.

•	EU reinsurers will be obliged to establish adequate technical reserves to cover their reinsurance obligations. Additionally, reinsurers will be required to invest the assets covering their technical reserves and their equalization reserves (which are required in the case of credit reinsurers) in accordance with a prescribed set of rules. These rules require a reinsurer to match its investments to its expected claims payments and also require diversity across asset classes and counterparties. Investments in derivatives are permitted only to reduce investment risks or to facilitate efficient portfolio management. In addition, home Member States are permitted to require reinsurers to also comply with the more quantitative rules set out in the Reinsurance Directive provided they are prudentially justified.

•	EU reinsurers will be obliged to maintain a solvency margin consisting of the assets of the reinsurer ‘‘free of any foreseeable liabilities’’ less any intangible items. Subject to an absolute minimum of EUR 3.0 million, in the case of life reinsurers, the required solvency margin will be based on the higher of a premium basis or a claims basis calculation. In respect of premiums, a ratio of 18% will apply on the first EUR 50.0 million, with 16% applying on the excess. In respect of claims, a ratio of 26% will apply on the average burden of claims determined by reference to a number of preceding financial years up to EUR 35.0 million with 23% applying on the excess. (For unit linked business, home Member States may require the solvency margin to be calculated in accordance with the rules set out in the Reinsurance Directive applicable to direct life assurance companies).

•	One-third of the required solvency margin will constitute a minimum guarantee fund, which must be not less than EUR 3.0 million.

•	As regards transitional arrangements, the Reinsurance Directive provides that Member States may allow EU reinsurers which are carrying on business at the date of entry into force of the Reinsurance Directive, two years within which to comply with, inter alia, the requirements regarding establishment of technical provisions and reserves and relating to the solvency margin and the guarantee fund described above. However, the Irish Financial Regulator has embarked on a consultation process with industry on grandfathering requirements for existing reinsurers such as Scottish Re (Dublin) Limited and its current thinking suggests that Irish reinsurers would be expected to comply with the requirements of the Reinsurance Directive regarding the establishment of technical provisions within six months of the Reinsurance Directive being transposed into Irish law. Furthermore, it is expected that Irish reinsurers would be required to comply with the solvency margin requirements and the investment rules described above within 12 months of the transposition of the Reinsurance Directive into Irish law.

All Irish reinsurers, including Scottish Re (Dublin) Limited, will be required to submit a Reinsurance Grandfathering Compliance Submission to the Irish Financial Regulator showing how they will comply with the new regulatory requirements. If Scottish Re (Dublin) Limited was not already in compliance or was unable to demonstrate that it had a compliance plan acceptable to the Irish Financial Regulator, then it might not be allowed by the Irish Financial Regulator to continue to carry on reinsurance business.

We may not be able to grow as quickly as we have in the past

Much of our growth, particularly in 2005, has been fueled by acquisitions. Our ability to grow through acquisitions depends, among other things, on our ability to identify attractive acquisition candidates. In addition, to the extent that consolidation of the domestic life reinsurance industry leads to an improved pricing environment for reinsurers, such pricing increases may be offset by larger retentions, the amount of risk our clients retain. While international markets in Europe and Asia may offer better long-term prospects for growth, the timing of the growth is uncertain and is not likely to offset any slow-down in the domestic life reinsurance industry (which accounts for two-thirds of life reinsurance premiums globally).

Life reinsurance is a highly competitive industry, which could limit our ability to gain or maintain our competitive position

The life reinsurance industry is highly competitive, and we encounter significant competition from other reinsurance companies, as well as competition from other providers of financial services. Competition in the reinsurance business is based on price, financial strength ratings, reputation, experience, relationships and service. Many of our competitors are significantly larger, have greater financial resources and have longer operating histories than we do. Competition from other reinsurers could adversely affect our competitive position. We consider our major competitors to include Swiss Re, Reinsurance Group of America Inc., Munich American Reassurance Company, Generali USA Life Re, Canada Life and Transamerica Reinsurance.

Risks Relating to Taxation

If Scottish Re or any of its non-U.S. subsidiaries is determined to be conducting business in the United States we could be liable for U.S. federal income taxes

Scottish Re is a holding company incorporated under the laws of the Cayman Islands with its principal executive office in Bermuda. Scottish Re and its non-U.S. subsidiaries believe they have operated and intend to continue operating in a manner such that neither Scottish Re nor any of its non-U.S. subsidiaries should be treated as engaging in a trade or business in the United States and thus should not be subject to U.S. federal income taxation on net income. Because there are no definitive standards provided by the Code, regulations or court decisions there is considerable uncertainty as to which activities constitute being engaged in the conduct of a trade or business within the United States and as the determination is essentially factual in nature, the United States Internal Revenue Service, or the IRS, could contend that Scottish Re or one or more of its non-U.S. subsidiaries, is engaged in a trade or business in the United States for U.S. federal income tax purposes, and thus may be subject to U.S. federal income tax and ‘‘branch profits’’ tax on net income. The highest marginal federal income tax rates currently are 35% for a corporation’s income that is effectively connected with a U.S. trade or business and 30% for the ‘‘branch profits’’ tax unless the ‘‘branch profits’’ tax is reduced by an applicable income tax treaty.

If Scottish Re or any of its non-U.S. subsidiaries is treated as a controlled foreign corporation or a passive foreign investment company or if any of our non-U.S. insurance subsidiaries generate more than a permissible amount of related person insurance income, U.S. persons who own our ordinary shares may be subject to U.S. federal income taxation on our undistributed earnings and may recognize ordinary income upon disposition of our ordinary shares

We believe that we were not a controlled foreign corporation or a passive foreign investment company, nor have we generated an impermissible amount of related person insurance income for the year ended December 31, 2004. Although no assurances can be given, based upon (i) our current beliefs with respect to the dispersion of our share ownership and (ii) our financial information for the period ending September 30, 2005, we do not expect to be a controlled foreign corporation or a passive foreign investment company or to generate an impermissible amount of related person insurance income for the current year or in the future but we cannot be certain that this will be the case because some of the preceding facts are beyond our control. Our shareholders who are U.S. persons may be required to include in gross income for U.S. federal income tax purposes our undistributed earnings if we are treated as a controlled foreign corporation or a passive foreign investment company or if we have generated more than a permissible amount of related person insurance income. In addition, in certain cases gain on the disposition of our ordinary shares may be treated as ordinary income.

Controlled Foreign Corporation. Each U.S. 10% holder of a controlled foreign corporation on the last day of the controlled foreign corporation’s taxable year generally must include in gross income for U.S. federal income tax purposes such shareholder’s pro-rata share of the controlled foreign corporation’s subpart F income, even if the subpart F income has not been distributed. For purposes of this discussion, the term ‘‘U.S. 10% holder’’ includes only persons who, directly or indirectly through non-U.S. entities (or through the application of certain ‘‘constructive’’ ownership rules, which we refer to as constructively), own 10% or more of the total combined voting power of all classes of stock of the foreign corporation. In general, a non-U.S. company is treated as a controlled foreign corporation if such U.S. 10% holders collectively own more than 50% of the total combined voting power or value of the company’s stock for an uninterrupted period of 30 days or more during any year and a non-U.S. insurance company is treated as a controlled foreign corporation if such U.S. 10% holders collectively own more than 25% of the total combined voting power or value of the company’s stock for an uninterrupted period of 30 days or more during any year.

At the present time, our largest aggregate shareholder, the Cypress Entities, owns collectively approximately 20.4% of our ordinary shares. In order to lessen the risk that Scottish Re or any of its non-U.S. subsidiaries could be characterized as a controlled foreign corporation, our articles of association prohibit the ownership by any person of shares that would equal or exceed 10% (or in the case of the Cypress Entities that would exceed 24.9%) of any class of the issued and outstanding Scottish Re shares and provide a ‘‘voting cutback’’ that would, in certain circumstances, reduce the voting power with respect to Scottish Re shares to the extent necessary to prevent the Cypress Entities from owning more than 24.9% of the voting power of Scottish Re, and any other person owning more than 9.9% of the voting power of Scottish Re. We believe, although not free from doubt, based upon information made available to us regarding our existing shareholder base, that the dispersion of our share ownership (other than with respect to the Cypress Entities) and the provisions of our articles of association restricting the transfer, issuance and voting power of our shares should prevent any person (other than certain potential U.S. affiliates of the Cypress Entities) from becoming a U.S. 10% holder of Scottish Re; however, we cannot be certain of this belief because of factual uncertainties and some of these provisions have not been directly passed on by the IRS, or by any court, in this context.

If, however, one or more U.S. persons owning (directly, indirectly through non-U.S. entities or constructively) 10% or more of our voting stock were to acquire separately or in the aggregate 25% of the vote or value of the stock of Scottish Re, our non-U.S. insurance subsidiaries would be treated as controlled foreign corporations. In addition, Scottish Re and its other (non-insurance) non-U.S. subsidiaries would be characterized as controlled foreign corporations if such U.S. persons were to acquire more than 50% of the vote or value of the stock of Scottish Re. In either case, any such U.S. 10% shareholder would be required to include in gross income its pro-rata share of subpart F income of Scottish Re and/or its non-U.S. subsidiaries.

Related Person Insurance Income. If (i) any of our non-U.S. insurance subsidiaries’ related person insurance income, or RPII, determined on a gross basis were to equal or exceed 20% of its gross insurance income in any taxable year, (ii) direct or indirect insureds and persons related to such insureds were to own directly or indirectly 20% or more of the voting power or value of Scottish Re’s stock or any of our non-U.S. insurance subsidiaries’ stock, and (iii) U.S. persons (without regard to whether any U.S. person is a U.S. 10% holder) directly, indirectly or constructively own collectively by voting power or value 25% or more of our aggregate shares (taking into account the relative vote and value of different classes of shares), such U.S. persons who directly or indirectly own our ordinary shares on the last day of the taxable year would be required to include the U.S. person’s pro-rata share of our non-U.S. insurance subsidiaries’ RPII for the portion of the taxable year during which any such non-U.S. insurance subsidiary was a controlled foreign corporation under the RPII provisions in its gross income for U.S. federal income tax purposes, determined as if such RPII were distributed proportionately to U.S. persons at that date, taking into account any differences existing with respect to the distribution rights applicable to different classes of shares.

Related person insurance income is generally underwriting premium and related investment income attributable to insurance or reinsurance policies when the direct or indirect insureds are direct or indirect U.S. shareholders or are related to such direct or indirect U.S. holders. At present, we believe that our non-U.S. insurance subsidiaries should satisfy the 20% RPII ownership exception described herein because the direct or indirect ownership of the shares of Scottish Re or any of its non-U.S. insurance subsidiaries by any shareholders that are direct or indirect insureds of any of Scottish Re’s non-U.S. insurance subsidiaries (or any person related to such insureds) should be less than 20% of the voting power or value of Scottish Re or any of its non-U.S. insurance subsidiaries. Even if the 20% RPII ownership exception described above is not met, although no assurances can be given, we do not believe that the 20% gross insurance income threshold has been met and we do not expect such threshold to be met in the future but we cannot be certain of the preceding belief because certain of the preceding facts are beyond our control.

If we are characterized as a controlled foreign corporation under the RPII provisions, U.S. persons who directly or indirectly own our ordinary shares on the last day of such taxable year would be required to include the U.S. person’s pro-rata share of the relevant non-U.S. insurance subsidiaries’ RPII for the portion of the taxable year during which any such non-U.S. insurance subsidiary was a controlled foreign corporation under the RPII provisions in its gross income for U.S. federal income tax purposes, determined as if such RPII were distributed proportionately to such U.S. person at that date, taking into account any differences existing with respect to the distribution rights applicable to different classes of shares.

Dispositions of Our Ordinary Shares. If we are considered to be a controlled foreign corporation, any gain from the sale or exchange of our ordinary shares by a U.S. 10% holder of our shares may be treated as ordinary income to the extent of our earnings and profits during the period that such shareholder held our ordinary shares (with certain adjustments).

If we are considered to have RPII and U.S. persons (without regard to whether any U.S. person is a U.S. 10% holder) collectively own directly, indirectly or constructively 25% or more of the voting power or value of our aggregate shares (taking into account the relative vote and value of different classes of shares), any gain from the disposition of our ordinary shares by a U.S. 10% holder will generally be treated as ordinary income to the extent of such U.S. holder’s portion of our undistributed earnings and profits that were accumulated during the period that the U.S. holder owned the ordinary shares (with certain adjustments). In addition, such U.S. holder will be required to comply with certain reporting requirements, regardless of the amount of ordinary shares owned directly or indirectly. However, because Scottish Re is not itself directly engaged in the insurance business and because proposed U.S. Treasury regulations applicable to this situation appear to apply only to sales of shares of corporations that are directly engaged in the insurance business, we do not believe that sale of Scottish Re ordinary shares should be subject to these rules. The IRS, however, could interpret the proposed regulations, or the proposed regulations could be promulgated in final form, in a manner that would cause these rules to apply to dispositions of our ordinary shares.

Passive Foreign Investment Company. In order to avoid significant potential adverse U.S. federal income tax consequences for any U.S. person who owns our ordinary shares, Scottish Re cannot be characterized as a passive foreign investment company, or PFIC, in any year in which such U.S. person is a shareholder. In general, a non-U.S. corporation is a PFIC for a taxable year if 75% or more of its income constitutes passive income or 50% or more of its assets produce passive income. Passive income generally includes interest, dividends and other investment income. Passive income does not, however, include income derived in the active conduct of an insurance business by a corporation that is predominantly engaged in an insurance business. This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. Although we believe that Scottish Re and its non-U.S. subsidiaries, taken as a whole, are engaged predominantly in insurance and reinsurance activities that involve significant risk transfer and that are otherwise activities of a type normally undertaken by insurance or reinsurance companies, and do not expect to have financial reserves in excess of the reasonable needs of their insurance businesses, it is possible that the IRS could take the position that we are a PFIC. Although we do not believe that we are or will be a PFIC, the IRS or a court could concur that we are a PFIC with respect to any given year.

If we are a controlled foreign corporation or if any of our non-U.S. insurance subsidiaries generate RPII, U.S. tax-exempt organizations that own our ordinary shares may recognize unrelated business taxable income

A U.S. tax-exempt organization may recognize unrelated business taxable income if a portion of our insurance income is allocated to the organization. In general, insurance income will be allocated to a U.S. tax-exempt organization if either we are a controlled foreign corporation and the tax-exempt shareholder is a U.S. 10% holder or there is RPII and certain exceptions do not apply. Although we do not believe that any U.S. persons should be allocated subpart F insurance income, potential U.S. tax-exempt investors are advised to consult their own tax advisors.

Changes in U.S. federal income tax law could materially adversely affect an investment in our convertible preferred shares or ordinary shares

Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. While there are no currently pending legislative proposals which, if enacted, would have a material adverse effect on us or our shareholders, it is possible that broader-based legislative proposals could emerge in the future that could have an adverse impact on us, or our shareholders.

Additionally, the U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States, or is a PFIC, or whether U.S. persons would be required to include in their gross income the subpart F income or the RPII of a controlled foreign corporation are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

Future transactions may limit our ability to use our net operating loss carryforwards

As of December 31, 2004, we had actual net operating loss carryforwards, or NOLs, of approximately $106 million. These NOLs may be used to offset future taxable income and thereby reduce our U.S. federal income taxes otherwise payable. Section 382 of the Internal Revenue Code of 1986, as amended, imposes an annual limit on the ability of a corporation that undergoes an "ownership change" to use its NOLs to reduce its tax liability. It is possible that the transactions described in this prospectus supplement, when combined with future transactions (including issuances of new ordinary shares and sales of our ordinary shares), would cause us to undergo an ownership change. In that event, we would not be able to use our pre-ownership-change NOLs in excess of the limitation imposed by Section 382.

If we do not receive further undertakings from the Cayman Islands, we may become subject to taxes in the Cayman Islands in the future

Scottish Re and our Cayman Islands subsidiaries, Scottish Annuity & Life Insurance Company (Cayman) Ltd. and The Scottish Annuity Company (Cayman) Ltd., have received undertakings from the Governor-in-Council of the Cayman Islands pursuant to the provisions of the Tax Concessions Law, as amended (1999 Revision), that until the year 2028 with respect to Scottish Re and Scottish Annuity & Life Insurance Company (Cayman) Ltd., and until the year 2024 with respect to The Scottish Annuity Company (Cayman) Ltd., (1) no subsequently enacted Cayman Islands law imposing any tax on profits, income, gains or appreciation shall apply to Scottish Re and its Cayman Islands subsidiaries and (2) no such tax and no tax in the nature of an estate duty or an inheritance tax shall be payable on any shares, debentures or other obligations of Scottish Re and its Cayman Islands subsidiaries. We could be subject to Cayman Islands taxes after the applicable dates.

If Bermuda law changes, we may become subject to taxes in Bermuda in the future

Bermuda currently imposes no income tax on corporations. The Bermuda Minister of Finance, under The Exempted Undertakings Tax Protection Act 1966 of Bermuda, has assured us that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to Scottish Re or any of our Bermuda subsidiaries until March 28, 2016. Scottish Re or any of our Bermuda subsidiaries could be subject to Bermuda taxes after that date.

The impact of letters of commitment from Bermuda and the Cayman Islands to the Organization for Economic Cooperation and Development to eliminate harmful tax practices may impact us

The Organization for Economic Cooperation and Development, or OECD, has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. In the OECD’s report dated April 18, 2002, and updated as of June 2004, Bermuda and the Cayman Islands were not listed as uncooperative tax haven jurisdictions because each had previously committed itself to eliminate harmful tax practices and to embrace international tax standards for transparency, exchange of information and the elimination of any aspects of the regimes for financial and other services that attract business with no substantial domestic activity. We are not able to predict what changes will arise from the commitment or whether such changes will subject us to additional taxes.

USE OF PROCEEDS

We expect to receive net proceeds from the sale of ordinary shares offered by us of approximately $141.9 million after expenses, underwriting discounts and commissions. We intend to use the net proceeds from the sale of our ordinary shares for general corporate purposes, which may include investments in or advances to subsidiaries, possible acquisitions, working capital and other corporate purposes. We will also use the net proceeds from the sale of the ordinary shares to pay forward premiums with respect to the forward sale agreements and an amount equal to the underwriting discounts that would be payable with respect to the maximum number of shares underlying the forward sale agreements.

We will not receive any proceeds from the sale of ordinary shares by either forward purchaser under the forward sale agreements. Assuming that we do not elect to settle in cash or "net shares" as described elsewhere in this prospectus supplement, we expect to receive net proceeds of approximately $150 million, subject to certain adjustments under the forward sale agreements, upon settlement of the forward sale agreements which will occur in two equal installments at approximately nine months and one year from the closing unless we elect to have the forward sale agreements prepaid earlier. We intend to use the net proceeds from the settlement of the forward sale agreements for general corporate purposes, which may include investments in or advances to subsidiaries, possible acquisitions, working capital and other corporate purposes. If, however, we elect to cash settle the forward sale agreements, we would expect to receive an amount of proceeds that is significantly lower than the estimate included in this section or we may be required to make payments to the forward purchasers. See "Description of Forward Sale Agreements".

Before the issuance of ordinary shares upon settlement or any earlier prepayment of the forward sale agreements, the forward sale agreements will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of ordinary shares used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of ordinary shares that would be issued upon physical settlement of the forward sale agreements (based on the market price of our ordinary shares at the end of the reporting period) over the number of ordinary shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon settlement (based on the adjusted forward sale price).

CAPITALIZATION

The following table sets forth our historical and as adjusted capitalization as of September 30, 2005, as adjusted to give effect to the issuance of 6,250,000 ordinary shares offered by this prospectus supplement, and includes the forward premiums and other amounts payable under the forward sale agreements and excludes (1) the estimated net proceeds and shares issuable upon the physical or any cash settlement of the forward sale agreements with ordinary shares, as this will occur up to one year from the date of this prospectus supplement, and (2) any exercise of the over-allotment option. The table below should be read in conjunction with the unaudited consolidated financial statements and notes as of and for the nine months ended September 30, 2005 of Scottish Re included in its Quarterly Report on Form 10-Q, as well as the audited consolidated financial statements as of and for the year ended December 31, 2004 of Scottish Re included in its Annual Report on Form 10-K each incorporated by reference in this prospectus supplement.

	As of September 30, 2005
	Actual	As Adjusted(1)
	(unaudited) (dollars in thousands)
Long term debt(2)	$244,500	$244,500
Mezzanine equity(3)	142,906	142,906
Shareholder’s equity:
Ordinary shares, $0.01 par value; authorized 100,000,000 shares; issued and fully paid 45,627,372 shares (actual) and 51,877,372 (as adjusted)(1)	456	519
Additional paid-in capital(1)	729,773	857,770
Preferred shares, $0.01 par value; authorized 50,000,000 shares; issued and fully paid 5,000,000 shares (actual) and 10,750,000 shares (as adjusted)(3)	125,000	125,000
Accumulated other comprehensive income	3,704	3,704
Retained earnings	206,175	206,175
Total shareholders’ equity	1,065,108	1,193,168
Total capitalization	$1,452,514	$1,580,574

The above table also excludes:

•	525,314 ordinary shares issuable upon conversion of the 4.50% Senior Convertible Notes and 6,098,854 ordinary shares issuable upon the conversion of the Hybrid Capital Units (in each case, at an assumed market price of $24.10, the last share price of our ordinary shares on December 15, 2005);

•	2,598,070 ordinary shares issuable upon exercise of outstanding options at a weighted average exercise price of $17.57 per share as of December 15, 2005;

•	657,200 ordinary shares issuable upon vesting of restricted share units and performance share units granted pursuant to the 2004 Equity Incentive Compensation Plan; and

•	2,650,000 ordinary shares issuable upon exercise of outstanding Class A Warrants at an exercise price of $15.00 per share.

(1)	Adjusted for the issuance of 6,250,000 ordinary shares offered by us, the receipt of the net proceeds of $141.9 million, and for the aggregate payments to be made by us under the forward sale agreements, as described under "Description of Forward Sale Agreements", of $13.8 million, which will be recorded as a capital charge to additional paid-in capital.

(2)	Long term debt does not include obligations under our collateral finance facilities.

(3)	Represents the 5,750,000 convertible preferred shares issued as a part of the Hybrid Capital Units.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table presents summary consolidated financial data of Scottish Re prepared in accordance with accounting principles generally accepted in the United States, which we call GAAP. The summary consolidated financial data as of and for the years ended December 31, 2004, 2003 and 2002 are derived from our audited consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement. Consolidated balance sheet data as of December 31, 2003 and 2004 and consolidated statements of income data for the year ended December 31, 2004 reflect the acquisition of Scottish Re Life Corporation, but consolidated statement of income data for the year ended December 31, 2002 and consolidated balance sheet data as of December 31, 2002 do not reflect the results of Scottish Re Life Corporation as the transaction was completed on December 22, 2003. Consolidated statement of income data for the year ended December 31, 2003 includes net income of $1.2 million in respect of Scottish Re Life Corporation. Consolidated balance sheet data as of December 31, 2004 reflect the acquisition of the ING individual life reinsurance business, but consolidated statements of income data for the periods ended December 31, 2002 to 2004 and September 30, 2004 do not reflect this data as the acquisition was completed at close of business on December 31, 2004. The financial information below as of and for the nine months ended September 30, 2005 and 2004, has been derived from the unaudited consolidated financial statements which were included in our Quarterly Reports on Form 10-Q previously filed with the SEC. We believe that such unaudited financial data fairly reflect our consolidated results of operations and the consolidated financial condition for such period. You should read this table together with ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement.

	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003	2002
	(unaudited)
	(dollars in thousands, except per share amounts)
Consolidated statements of income data:
Total revenues	$1,623,461	$601,171	$811,817	$557,367	$306,212
Total benefits and expenses	1,568,992	556,690	756,366	519,621	274,871
Income from continuing operations before income taxes	54,469	44,481	55,451	37,746	31,341
Income from continuing operations	69,421	50,343	71,599	48,789	33,235
Net income	69,421	50,343	71,391	27,281	32,524
Dividends on non cumulative perpetual preferred shares	2,492	—	—	—	—
Basic earnings income per ordinary share	1.56	1.41	1.99	0.89	1.29
Diluted earnings income per ordinary share	1.42	1.35	1.90	0.85	1.23
Cash dividends per ordinary share	0.15	0.15	0.20	0.20	0.20
Weighted average number of shares outstanding:
Basic	43,004,046	35,648,913	35,732,522	30,652,719	25,190,283
Diluted	47,080,247	37,268,420	37,508,292	32,228,001	26,505,612

	As of September 30,		As of December 31,
	2005	2004	2004	2003	2002
	(unaudited)
	(dollars in thousands)
Consolidated balance sheet data:
Total fixed maturity investments	$5,062,020	$2,797,450	$3,392,463	$2,014,719	$1,003,946
Segregated assets	772,526	740,220	783,573	743,137	653,588
Total assets	10,426,640	6,892,808	9,021,084	6,053,517	3,291,226
Reserves for future policy benefits	3,592,779	1,602,348	3,370,562	1,502,415	386,807
Interest sensitive contract liabilities	3,283,154	3,136,930	3,181,447	2,633,346	1,567,176
Collateral finance facilities	1,050,000	200,000	200,000	—	—
Segregated liabilities	772,526	740,220	783,573	743,137	653,588
Long-term debt	244,500	194,500	244,500	162,500	132,500
Total liabilities	9,208,649	6,020,099	8,006,264	5,242,450	2,800,134
Mezzanine equity	142,906	142,296	142,449	141,928	—
Total shareholders’ equity	1,065,108	720,878	862,674	659,844	491,092

PRICE RANGE OF ORDINARY SHARES AND DIVIDEND HISTORY

Our ordinary shares are listed on the NYSE under the symbol ‘‘SCT’’. On December 15, 2005, the last sale price of our ordinary shares, as reported in the NYSE, was $24.10 per share. The following table sets forth, for the periods indicated, the dividends that we have paid on our ordinary shares and the range of high and low sale prices for our ordinary shares.

	Price Per Ordinary Share		Dividends Per Share
	High	Low
2003
First Quarter	$18.06	$16.55	$0.05
Second Quarter	20.52	17.18	0.05
Third Quarter	24.15	20.00	0.05
Fourth Quarter	24.50	19.30	0.05
2004
First Quarter	24.59	20.21	0.05
Second Quarter	24.40	20.50	0.05
Third Quarter	23.79	19.59	0.05
Fourth Quarter	26.15	20.90	0.05
2005
First Quarter	26.00	22.01	0.05
Second Quarter	24.48	21.68	0.05
Third Quarter	26.02	23.13	0.05
Fourth Quarter (through December 15, 2005)	25.99	23.15	—

As of December 15, 2005, there were 30 ordinary shareholders of record.

We have paid cash dividends for 6 consecutive years. All of our ordinary shares will participate equally with respect to dividends. As a holding company, our ability to pay dividends depends significantly on the ability of our insurance company subsidiaries, our principal sources of cash flow, to declare and distribute dividends, advance money to us in the form of intercompany loans or make other payments. Dividends are paid if, and when, declared by our board of directors. See ‘‘Risk Factors—Our ability to pay dividends depends on our subsidiaries’ ability to distribute funds to us’’ for additional information.

DESCRIPTION OF FORWARD SALE AGREEMENTS

We have entered into four forward sale agreements dated as of the date of this prospectus supplement under which we will sell our ordinary shares to each of Bear, Stearns International Limited and Lehman Brothers OTC Derivatives Inc., the forward purchasers.

Pursuant to the forward sale agreements, we will deliver a variable number of ordinary shares not exceeding up to approximately 6,578,948 shares, determined as described below, in exchange for approximately $150 million purchase price (subject to prepayment at our option, as described below). The forward sale agreements will be settled on two dates based on 30-trading-day pricing periods, one ending at approximately nine months and one ending at approximately twelve months from the closing date, based on volume weighted average price, or VWAP price, of our ordinary shares on each day during each 30-trading-day pricing period. The VWAP price will be the volume weighted average price at which the ordinary shares are traded on the NYSE on the relevant day or, if our ordinary shares are not listed on the NYSE, the price determined in accordance with the forward sale agreements. On each settlement date, we will issue and deliver to the relevant forward purchaser half of the number of shares, subject to our right to elect to settle in cash or ‘‘net shares,’’ as described below.

The number of ordinary shares to be delivered on each settlement date under the forward sale agreements with respect to such settlement date in the aggregate will equal the sum of the number of ordinary shares determined for each day in the applicable 30 trading-day pricing period which will equal:

•	If the VWAP price of our ordinary shares on the NYSE is less than or equal to $22.80, which we refer to as the floor price, 109,650 ordinary shares (the ‘‘Daily Maximum Shares’’) (which is the maximum number of ordinary shares deliverable on each settlement date with respect to such settlement date under the forward sale agreements divided by 30);

•	If such VWAP price is greater than the floor price but less than or equal to $28.80, which we refer to as the cap price, a number of ordinary shares equal to the quotient of 2,500,000 divided by that VWAP price; and

•	If such VWAP price is greater than the cap price, a number of ordinary shares equal to:

[1 −	(cap price – floor price) VWAP price	] x 109,650

As a result, on each settlement date, the maximum number of ordinary shares we will deliver is 3,289,474 (which is equal to the quotient of approximately $75 million divided by the floor price) in the aggregate under the forward sale agreements. If the VWAP prices equal the cap price, we will deliver on each settlement date 2,604,167 ordinary shares equal to $75 million divided by the cap price and as the VWAP prices increase above the cap price we will deliver an increasing percentage of the maximum number of ordinary shares deliverable under the forward sale agreements, which means that we will not retain the benefit of any increase in the value of our ordinary shares above the cap price.

Upon prior notice to the forward purchasers, in lieu of delivering shares as described above we may elect to cash settle or ‘‘net share’’ settle the forward sale agreements. If we elect cash settlement, in lieu of delivering the number of ordinary shares determined as described above and receiving the forward purchase price, we would make a payment to the relevant forward purchaser if the VWAP prices are greater than the cap price (based on the excess of the VWAP prices over the cap price and increased by any prepaid portion of the purchase price), and we would receive a payment from the relevant forward purchaser if the VWAP prices are less than the floor price (based on the excess of the floor price over the VWAP prices and reduced by any prepaid portion of the purchase price). If we elect ‘‘net share’’ settlement, we or the forward purchasers would deliver a number of our ordinary shares with a market value (based on the VWAP prices) equal to the cash payment that would have been required in a cash settlement. In the case of either cash or net share settlement, no payment of either shares or cash would be made by either us or the forward purchasers if the VWAP prices are between the floor price and the cap price, unless we have elected to receive a prepayment of the forward amount, in which case we would have to repay the current value of the portion of the purchase price that was prepaid to us.

We may elect, subject to certain conditions, to have a portion of the purchase price for the forward sale agreements prepaid to us prior to the first settlement date. Upon any such prepayment of the forward sale agreements, each forward purchaser will pay to us the discounted present value (discounted from the relevant settlement date based on a zero coupon LIBOR equivalent plus 30 basis points) of the portion of the purchase price being prepaid. We may not elect to have more than 75% of the aggregate purchase price prepaid. At settlement the amount we receive will be reduced by the future value of the actual cash payment made to us.

We will pay each forward purchaser a forward premium which will be 4% of the product of the offering price and the maximum number of shares underlying the forward on the effective date of the forward sale agreements. In addition, we will pay the forward purchasers an amount equal to underwriting discounts of $1.14 per share with respect to the maximum number of shares underlying the forward sale agreements.

The forward purchasers may adjust the terms of the forward transaction, including by reducing the shares underlying the agreements, under various circumstances, which include (i) if the cost the forward purchasers incur to borrow our ordinary shares increases beyond a specified amount, (ii) if the forward purchasers will be unable to introduce the full number of ordinary shares underlying the forward sale agreements into the public markets and (iii) to conform to the appropriate hedge ratio following publication of our earnings, which we currently anticipate to occur in February 2006.

The forward sale agreement may be terminated by the relevant forward purchaser under certain circumstances, including (i) if the forward purchaser is unable to borrow a sufficient number of our ordinary shares to hedge its position under the applicable forward sale agreement, (ii) if we declare a dividend in any quarter that exceeds $.05 per share (or we make distributions of assets other than ordinary shares), or (iii) if we are a party to a merger or recapitalization in which holders of our ordinary shares receive cash or property other than traded equity securities. Upon termination of the forward sale agreements, the forward sale agreements will be settled with ‘‘net shares’’ or, if we elect, cash, unless the forward purchasers and we agree to deliver ordinary shares and cash as described above, in each case subject to adjustment to reflect the early termination of the agreements.

Upon the occurrence of certain bankruptcy, insolvency or reorganization events with respect to our company, the forward sale agreements will automatically terminate on the date thereof without further liability of either party, in which case we would lose the benefit of the forward sale agreements.

CERTAIN TAX CONSIDERATIONS

The following summary of the taxation of Scottish Re and its subsidiaries and the taxation of holders of the ordinary shares is based upon current law and is for general information only. Legislative, judicial or administrative changes may be forthcoming that could affect this summary.

The following legal discussion (including and subject to the matters and qualifications set forth in such summary) of the material tax considerations (i) under ‘‘Certain Tax Considerations—Taxation of Scottish Re and its Subsidiaries—Cayman Islands’’ and ‘‘Certain Tax Considerations—Taxation of Shareholders—Cayman Islands Taxation’’ is based upon the advice of Maples and Calder, our Cayman Islands counsel, (ii) under ‘‘Certain Tax Considerations—Taxation of Scottish Re and its Subsidiaries— Bermuda’’ and ‘‘Certain Tax Considerations—Taxation of Shareholders—Bermuda Taxation’’ is based upon the advice of Conyers, Dill & Pearman, our Bermuda counsel, (iii) under ‘‘Certain Tax Considerations—Taxation of Scottish Re and its Subsidiaries—United Kingdom’’ is based upon the advice of LeBoeuf, Lamb, Greene & MacRae, our U.K. counsel, (iv) under ‘‘Certain Tax Considerations —Taxation of Scottish Re and its Subsidiaries—Ireland’’ is based upon the advice of William Fry, our Irish counsel and (v) under ‘‘Certain Tax Considerations—Taxation of Scottish Re and its Subsidiaries —United States’’ and ‘‘Certain Tax Considerations—Taxation of Shareholders—United States Taxation’’ is based upon the advice of LeBoeuf, Lamb, Greene & MacRae LLP, our U.S. tax counsel. The advice of LeBoeuf, Lamb, Greene & MacRae LLP does not include any factual or accounting matters, determinations or conclusions, including amounts and computations of RPII, or facts relating to the business or activities of Scottish Re or its subsidiaries. The advice of LeBoeuf, Lamb, Greene & MacRae LLP relies upon and is premised on the accuracy of the assumptions contained herein and the factual statements and representations made by Scottish Re concerning its businesses, properties, ownership, organization, source of income and manner of operation, including any forward looking statements, beliefs, intentions or expectations with respect to such businesses or activities. Statements contained herein as to the beliefs, expectations and conditions of Scottish Re and its subsidiaries as to the application of such tax laws or facts represent the view of management as to the application of such laws and do not represent the opinions of counsel.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE ORDINARY SHARES IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT AND APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

Taxation of Scottish Re and its Subsidiaries

Cayman Islands

Under current Cayman Islands law, neither Scottish Re nor any subsidiary of Scottish Re is obligated to pay any taxes in the Cayman Islands on its income or gains, including its Cayman Islands subsidiaries, The Scottish Annuity Company (Cayman) Ltd. and Scottish Annuity & Life Insurance Company (Cayman) Ltd. We received an undertaking from the Governor-in-Council of the Cayman Islands pursuant to the provisions of the Tax Concessions Law, as amended (1999 Revision), that until the year 2028 with respect to Scottish Re and Scottish Annuity & Life Insurance Company (Cayman) Ltd. and until the year 2024 with respect to The Scottish Annuity Company (Cayman) Ltd.:

•	no subsequently enacted Cayman Islands law imposing any tax on profits, income, gains or appreciation shall apply to Scottish Re or its Cayman Islands subsidiaries; and

•	no such tax and no tax in the nature of an estate duty or an inheritance tax shall be payable on any shares, debentures or other obligations of Scottish Re and its Cayman Islands subsidiaries.

The receipt of the assurance from the Governor-in-Council of the Cayman Islands is routine, pursuant to the provisions of the Tax Concessions Law (1999 Revision), which provide that the Governor may give a tax concession undertaking to any exempted company which makes an application therefore. The Governor as a matter of course will, upon application, grant such an undertaking to any exempted company.

Under current law no tax will be payable on the transfer or other disposition of the debentures or shares of Scottish Re. The Cayman Islands currently impose stamp duties on certain categories of documents; the current operations of Scottish Re and its subsidiaries do not, however, involve the payment of stamp duties in any material amount. The Cayman Islands currently impose an annual corporate fee upon all exempted companies. Currently, there is no Cayman Islands withholding tax on dividends paid by us or our Cayman Islands subsidiaries.

Bermuda

Under current Bermuda law, there is no income tax or capital gains tax imposed on corporations including Scottish Re or any of its subsidiaries. Scottish Re and its Bermuda subsidiaries have received from the Bermuda Minister of Finance an assurance under The Exempted Undertakings Tax Protection Act, 1966 of Bermuda, that if there is enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax shall not be applicable to our Bermuda subsidiaries or any of their operations or their shares, debentures or other obligations, until March 28, 2016. The obtaining of a tax assurance in Bermuda is a routine matter for an exempted undertaking such as Scottish Re and its Bermuda subsidiaries. An exempt company requests the assurance and pays the requisite fee and the tax assurance is granted. This assurance does not exempt from any tax or duty any persons who are ordinarily resident in Bermuda or provide an exemption from taxation under The Land Tax Act 1967 of Bermuda or from tax otherwise payable in relation to any property leased to Scottish Re. Scottish Re has its headquarters in Bermuda and has obtained an assurance such as that described above with respect to its subsidiaries. As Bermuda exempted companies, Scottish Annuity & Life Holdings (Bermuda) Limited, Scottish Annuity & Life Insurance Company (Bermuda) Limited and Scottish Annuity & Life International Insurance Company (Bermuda), Ltd., under current rates, pay annual Bermuda government fees of BD$1,780, BD$5,610 and BD$5,610, respectively, and Scottish Annuity & Life Insurance Company (Bermuda) Limited and Scottish Annuity & Life International Insurance Company (Bermuda), Ltd. each pay annual insurance license fees of BD$7,500. As an overseas company that has obtained a permit to carry on certain business in Bermuda, Scottish Re pays an annual Bermuda government fee of BD$1,780. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are sundry other taxes, directly or indirectly, payable to the Bermuda government by us. Currently, there is no Bermuda withholding tax on dividends paid by us or our Bermuda subsidiaries.

United Kingdom

Scottish Re Holdings Limited and Scottish Re Limited, its wholly owned subsidiary, are both U.K. incorporated and U.K. tax resident companies that are liable for U.K. corporation tax on their worldwide earnings (both income profits and capital gains) whether remitted to the United Kingdom or not. The current principal rate of corporation tax is 30%, but the rate could be increased in the future. Intercompany dividends paid by Scottish Re Limited to Scottish Re Holdings Limited are not subject to corporation tax in the hands of the recipient company and the payor company is not required to make any withholding on payment of such a dividend. At the present time, the United Kingdom does not impose a withholding tax on dividends paid by U.K. resident companies to non-residents. Dividends paid by Scottish Re Holdings Limited are therefore not subject to any U.K. withholding taxes.

Ireland

Scottish Re (Dublin) Limited, our Irish reinsurance subsidiary, has received confirmation from the Office of the Minister for Enterprise, Trade and Employment that the Minister had no objection to it carrying on the business of reinsurance in Ireland. A company carrying on a trade in Ireland is required to pay Irish corporation tax on its worldwide profits and gains. The standard rate of corporation tax on trading income for the year 2005 and subsequent years is 12.5%. Non-trading income is currently taxable in Ireland at a rate of 25%. Under Irish domestic law, a withholding tax is imposed on dividends paid by an Irish resident company to a non-resident company at the current rate of 20%, unless the recipient of the dividend is entitled to an exemption or reduced rate of withholding under an income tax treaty with Ireland or pursuant to another exemption under domestic Irish tax law. There is presently no income tax treaty between Ireland and the Cayman Islands. Dividends paid by Scottish Re (Dublin) Limited to Scottish Annuity & Life Insurance Company (Cayman) Ltd. should qualify for an exemption from Irish domestic dividend withholding tax under Irish domestic legislation provided Scottish Annuity & Life Insurance Company (Cayman) Ltd. has completed the appropriate documentation prior to the payment of the dividend. Interest paid by Scottish Re (Dublin) Limited to Scottish Annuity & Life Insurance Company (Cayman) Ltd., its Cayman Islands parent corporation, is subject to Irish withholding tax.

United States

The following discussion is a summary of the material U.S. federal income tax considerations relating to our operations.

Taxation of Business Profits. In general, under current U.S. tax rules and regulations, a non-U.S. corporation is subject to U.S. federal income tax on its taxable income that is treated as effectively connected to its conduct of a trade or business within the United States and to the U.S. branch profits tax on its effectively connected earnings and profits (with certain adjustments) that are deemed to be repatriated out of the United States. Under most U.S. income tax treaties, however, a non-U.S. corporation is subject to U.S. federal income tax on its business profits only if it is engaged in the conduct of a trade or business in the United States through a permanent establishment located in the United States. If a non-U.S. corporation is not entitled to the benefits of an applicable treaty, the non-U.S. corporation is subject to U.S. federal income tax on its effectively connected business profits if it is engaged in the conduct of a trade or business in the United States under a general ‘‘engaged in a trade or business’’ test.

We believe we have conducted the activities of our companies with respect to the United States in such a manner so that neither Scottish Re nor our non-U.S. subsidiaries should be subject to U.S. federal income tax on their business income. We intend to continue to operate so as not to be engaged in the conduct of a trade or business in the United States. Because none of the Code, regulations or court decisions provides definitive standards as to the specific type of activities that constitute being engaged in the conduct of a trade or business within the United States, and because the determination of whether a non-U.S. corporation is engaged in a U.S. trade or business is essentially factual in nature, it is possible that the IRS could contend successfully that we are engaged in a trade or business in the United States. If Scottish Re, or any of its non-U.S. subsidiaries (other than Scottish Annuity & Life International Insurance Company (Bermuda), Ltd. and Scottish Re Life (Bermuda) Limited, which have elected to be taxed as U.S. corporations), was deemed to be so engaged, that entity would be subject to U.S. federal income tax, as well as the branch profits tax, on certain of its income (including a minimum amount of effectively connected net investment income) unless the entity is entitled to relief under the permanent establishment provision of an applicable income tax treaty.

The United States has entered into a treaty with Bermuda relating to the taxation of insurance enterprises. Also in force are income tax treaties between the United States and Ireland and between the United States and the United Kingdom. Under each of these treaties, business profits earned by a company (an insurance company in the case of the Bermuda treaty) that is entitled to the benefits of the applicable treaty may be taxed in the United States only if such profits are attributable to the conduct of a trade or business carried on through a permanent establishment in the United States. A permanent establishment within the United States generally is defined for these purposes to include a branch, office or other fixed place of business in the United States through which the business of the enterprise is carried on, or an agent (other than an agent of independent status acting in the ordinary course of its business) that has, and habitually exercises in the United States, authority to conclude contracts in the name of the enterprise, and may include, in the case of Bermuda, the furnishing of services including consultancy, management, technical and supervisory services by an enterprise of insurance through employees or other persons within the United States.

An insurance enterprise resident in Bermuda will be entitled to the benefits of the income tax treaty between the United States and Bermuda which we refer to as the Bermuda treaty only if: (i) more than 50% of its equity is beneficially owned, directly or indirectly, by individual Bermuda residents or U.S. citizens or residents; and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities to, persons who are not Bermuda residents or U.S. citizens or residents. Whether Scottish Re’s Bermuda subsidiaries will be entitled to relief under the permanent establishment provisions of the Bermuda treaty upon completion of or after this offering is uncertain as we cannot predict whether Scottish Re would satisfy the two requirements, described above, under the Bermuda treaty. Further, no regulations interpreting the Bermuda treaty have been issued. Accordingly, Scottish Re and its Bermuda subsidiaries intend to conduct their activities so that neither Scottish Re nor its Bermuda subsidiaries should be treated as engaged in the conduct of a trade or business in the United States.

A company that is resident in Ireland will be entitled to the benefits of the income tax treaty between the United States and Ireland which we refer to as the Irish treaty if: (i) at least 50% of the aggregate vote and value of its shares is owned directly or indirectly by ‘‘qualified persons’’ (including without limitation individuals that are U.S. or Irish residents as defined under the Irish treaty, U.S. or Irish resident companies or certain other entities provided the principal class of their shares or units are substantially and regularly traded on one or more recognized stock exchanges) or U.S. residents or citizens and 50% or less of its gross income for the relevant taxable period is paid or accrued directly or indirectly to persons who are not qualified persons or U.S. residents or citizens in the form of payments that are deductible for Irish income tax purposes (excluding arm’s length payments in the ordinary course of business for services or tangible property); or (ii) with respect to an item of income derived from sources in the United States, the company is engaged in the active conduct of a trade or business in Ireland and such item of income is connected with or incidental to its trade or business in Ireland. We intend to conduct our activities in such a manner that Scottish Re (Dublin) Limited should be engaged in the active conduct of a trade or business in Ireland and any income derived from sources in the United States should be connected with or incidental to Scottish Re (Dublin) Limited’s Irish trade or business. Alternatively, if Scottish Re is characterized as ultimately owned more than 50% by qualified persons under the Irish treaty or U.S. citizens or residents and less than 50% of the gross income of Scottish Re (Dublin) Limited is characterized as paid or accrued in the form of payments that are deductible for Irish income tax purposes (excluding arm’s length payments in the ordinary course of business for services or tangible property) to persons who are not qualified persons or U.S. residents or citizens, Scottish Re (Dublin) Limited should be entitled to the benefits of the Irish treaty and, as such, should be subject to U.S. federal income tax on its business profits only if such profits are attributable to the conduct of a trade or business carried on through a permanent establishment in the United States. Scottish Re (Dublin) Limited intends to conduct its activities in such a manner so that it should not be characterized as having a permanent establishment within the United States, and therefore its business profits should not be subject to U.S. federal income tax. It is possible that the IRS may not agree with our interpretation of the Irish treaty.

A company that is resident in the United Kingdom will be entitled to the benefits of the income tax treaty between the United States and the United Kingdom which we refer to as the U.K. Treaty if: (i) on at least half of the days of the taxable or chargeable period, at least 50% of the aggregate vote and value of its shares is owned directly or indirectly by certain types of qualified persons under the U.K. treaty (including without limitation U.S. or U.K. residents that are individuals, U.S. citizens, U.S. or U.K. resident companies or entities other than companies if the principal class of the shares or units of such companies or entities are listed or admitted to dealings on a recognized stock exchange and are regularly traded on one or more recognized stock exchanges) and (ii) less than 50% of its gross income for the relevant taxable or chargeable period is paid or accrued directly or indirectly to persons who are not U.S. or U.K. residents in the form of payments that are deductible for U.K. income tax purposes (excluding arm’s length payments in the ordinary course of business for services or tangible property). In addition, under the U.K. treaty, items of income, profit or gain derived from the United States will not be subject to tax in the United States if the U.K. resident corporation is engaged in the active conduct of a trade or business in the United Kingdom, and such items of income, profit or gain are derived in connection with, or is incidental to, the corporation’s U.K. trade or business. We intend to conduct our activities in such a manner that Scottish Re Limited should be engaged in the active conduct of a trade or business in the United Kingdom and any income derived from sources in the United States should be connected with or incidental to Scottish Re Limited’s U.K. trade or business. Alternatively, if 50% or more of Scottish Re is characterized as ultimately owned by certain qualified persons under the U.K. treaty and less than 50% of the gross income of Scottish Re Limited is characterized as paid or accrued in the form of payments that are deductible for U.K. income tax purposes (excluding arm’s length payments in the ordinary course of business for services or tangible property) to persons who are not U.S. or U.K. residents under the U.K. treaty, Scottish Re Limited should be entitled to the benefits of the U.K. treaty and, as such, should be subject to U.S. federal income tax on its business profits only if such profits are attributable to the conduct of a trade or business carried on through a permanent establishment in the United States. At present, Scottish Re Limited intends to conduct its activities in such a manner so that it should not be characterized as having a permanent establishment within the United States, and therefore its business profits should not be subject to United States federal income tax. It is possible that the IRS may not agree with our interpretation of the U.K. treaty.

If Scottish Re, or any of its non-U.S. subsidiaries is subject to U.S. federal income tax, that entity would be taxed at regular corporate rates on all of its income that is effectively connected with the conduct of its U.S. business. In addition, unless exempted by treaty, Scottish Re and its non-U.S. subsidiaries would be subject to the ‘‘branch profits’’ tax. A non-U.S. corporation can anticipate an allowance of deductions and credits only if it files a U.S. income tax return. Penalties may be assessed for failure to file tax returns. Scottish Re and its non-U.S. subsidiaries have filed protective U.S. income tax returns on a timely basis in order to preserve its right to claim tax deductions and credits if any such company is subsequently determined to be subject to U.S. federal income tax.

U.S. Withholding tax on U.S. Source Income. Non-U.S. corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. income tax on certain fixed or determinable annual or periodical gains, profits and income (such as dividends and certain interest on investments) derived from sources within the United States. Such tax generally is imposed by withholding at a rate of 30% (unless a treaty provides for a lower rate) on the gross income subject to the tax. Such tax is eliminated, however, with respect to certain types of income, including interest that qualifies as ‘‘portfolio’’ interest paid with respect to certain qualifying debt instruments. If non-U.S. corporations are engaged in the conduct of a U.S. trade or business, the 30% (or a lower treaty rate) withholding tax is applicable, but only with respect to their above-described U.S. source income that is not effectively connected with such trade or business. The Irish treaty and the U.K. treaty each (i) reduce the 30% withholding tax applicable to dividends to 5%, if the recipient is a corporation that controls directly or indirectly at least 10% of the voting power of the payor corporation, and 15% in all other cases, and (ii) eliminate the withholding tax applicable to interest.

U.S. Federal Excise Tax on Insurance and Reinsurance Premiums. The United States also imposes an excise tax on insurance and reinsurance premiums paid to non-U.S. insurers or reinsurers with respect to risks to the life or health of citizens or residents of the United States. The rates of excise tax applicable to such premiums are 4% for direct casualty insurance and indemnity bonds and 1% for reinsurance premiums and direct insurance of life, sickness and accident policies and annuity contracts. Certain income tax treaties including the Irish treaty and the U.K. treaty contain exemptions from the federal excise tax on insurance and reinsurance premiums.

The Irish treaty contains a ‘‘qualified’’ exemption from the federal excise tax on insurance and reinsurance premiums because the premiums are only exempt from such tax provided that the covered risks are not subsequently reinsured with a non-U.S. reinsurer that is not entitled to an excise tax exemption. We believe that Scottish Re (Dublin) Limited should be entitled to the benefits of the Irish treaty and it is intended that Scottish Re (Dublin) Limited will enter into a closing agreement with the IRS in order to establish that such company is entitled to the federal excise tax exemption under the Irish treaty. As such, premiums otherwise subject to the federal excise tax paid to Scottish Re (Dublin) Limited would be exempt from such tax under the Irish treaty unless the covered risks are subsequently reinsured with a non-U.S. reinsurer that is not entitled to a federal excise tax exemption. It is possible that the IRS could disagree with this position or fail to enter into such a closing agreement.

The U.K. treaty contains a ‘‘qualified’’ exemption from the federal excise tax on insurance and reinsurance premiums because the premiums are exempt from such tax provided that the subject policies are not entered into as part of a conduit arrangement. A conduit arrangement means a transaction or series of transactions that is structured in such a way that all or substantially all of the premiums received by the U.K. resident company that is entitled to the benefits of the U.K. treaty are paid, directly or indirectly, to another person that is not entitled to the benefits of the U.K. treaty or a treaty with equivalent or more favorable benefits, and that has as its main purpose, or one of its main purposes, the obtaining of the increased benefits of the U.K. treaty. We expect that Scottish Re Limited should be entitled to the benefits of the U.K. treaty and it is intended that Scottish Re Limited will enter into a closing agreement with the IRS in order to establish that such company is entitled to the federal excise tax exemption under the U.K. treaty. As such, premiums otherwise subject to the federal excise tax paid to Scottish Re Limited would be exempt from such tax under the U.K. treaty unless the subject policies are entered into as part of a conduit arrangement. It is possible that the IRS could disagree with this position or fail to enter into such a closing agreement.

Life insurance, annuity or reinsurance premiums paid to our non-U.S. subsidiaries located in Bermuda or the Cayman Islands will be subject to the l% federal excise tax. Although payment of the tax is generally the responsibility of the person who pays the premium to our non-U.S. subsidiaries, under the Code and recent regulations, in the event that the tax is not paid by the purchaser of the insurance, our non-U.S. subsidiaries would be liable for the tax. In addition, the IRS has taken the position that when a foreign insurer or reinsurer cedes U.S. risks to a foreign reinsurer that is not eligible for the excise tax exemption under an applicable treaty, an additional excise tax may be imposed.

U.S. Subsidiaries. Scottish Re currently owns indirectly five U.S. corporations, Scottish Holdings, Inc., Scottish Re (U.S.), Inc., Orkney Re, Inc., Scottish Re Life Corporation and Scottish Re Capital Markets, Inc., and two Bermuda companies, Scottish Annuity & Life International Insurance Company (Bermuda), Ltd. and Scottish Re Life (Bermuda) Limited, both of which have made an election under section 953(d) of the Code to be taxed as a U.S. corporation. All of these companies are subject to U.S. tax on their net worldwide income and gains at the rates generally applicable to corporations and are not subject to the ‘‘branch profits’’ tax (although U.S. withholding tax may be imposed on certain payments made to a non-U.S. person). U.S. source income received by such companies is not subject to U.S. withholding tax; rather such income is taxed as described in the preceding sentence. Premiums paid to each of these companies are not subject to the U.S. federal excise tax on insurance and reinsurance premiums.

Taxation of Shareholders

Cayman Islands Taxation

Currently, there is no Cayman Islands withholding tax or other tax payable with respect to dividends or proceeds from the sale of the ordinary shares received by or paid to holders of the ordinary shares.

Bermuda Taxation

Currently, there is no Bermuda withholding tax or other tax payable with respect to dividends or proceeds from the sale of the ordinary shares received by or paid to holders of the ordinary shares.

United States Taxation

The following summary sets forth the material U.S. federal income tax considerations related to the purchase, ownership and disposition of the ordinary shares. Unless otherwise stated, this summary deals only with shareholders that are U.S. holders (as defined below) who purchase the ordinary shares in this offering pursuant to this prospectus supplement and who hold their ordinary shares as capital assets within the meaning of section 1221 of the Code. The following discussion is only a discussion of the material U.S. federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder’s specific circumstances. In addition, the following summary does not address the U.S. federal income tax consequences that may be relevant to special classes of shareholders, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, dealers or traders in securities, tax exempt organizations, expatriates, investors in pass through entities, persons who are considered with respect to any of us as ‘‘United States shareholders’’ for purposes of the controlled foreign corporation rules of the Code (generally, a U.S. holder, as defined below, who owns or is deemed to own 10% or more of the total combined voting power of all classes of Scottish Re or the stock of any of our non-U.S.subsidiaries entitled to vote (i.e., a U.S. 10% holder)), or persons who hold their ordinary shares as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under the Code.

This discussion is based upon the Code, the Treasury Regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States or of any foreign government. Persons considering making an investment in the ordinary shares should consult their own tax advisors concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction prior to making such investment.

For purposes of this discussion, the term ‘‘U.S. holder’’ means: (i) a citizen or resident of the United States, (ii) corporation, or entity treated as a corporation, created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes or (v) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

If a partnership holds ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding ordinary shares, you should consult your own tax advisors.

Taxation of Distributions. Subject to the discussion below relating to the potential application of the controlled foreign corporation, RPII and PFIC rules, cash distributions made with respect to our ordinary shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits. U.S. holders generally will be subject to U.S. federal income tax on the receipt of such dividends, and dividends received by U.S. holders that are corporations generally will not be eligible for a dividends received deduction. Dividends paid by us to non-corporate U.S. holders of ordinary shares in taxable years beginning before January 1, 2009 may be eligible for a reduced rate of tax of up to a maximum marginal rate of 15% with respect to shares of Scottish Re that are treated as readily tradable on an established securities market in the United States. Whether a dividend paid by Scottish Re is eligible for the reduced rate of tax is also dependent on certain factors including the length of time the U.S. holder has held our ordinary shares, whether the dividend has been taken into account in determining the U.S. holder’s net investment income under Section 163(d)(4)(B) of the Code and Scottish Re not being treated as a PFIC (as discussed below). We believe our ordinary shares should be treated as readily tradable on an established securities market in the United States. U.S. holders are urged to consult their tax advisors concerning the eligibility of dividends paid with respect to our ordinary shares for the reduced rate of tax. To the extent that a distribution exceeds current and accumulated earnings and profits, it will be treated first as a return of the U.S. holder’s basis to the extent of such basis, and then as gain from the sale of a capital asset. For a further discussion of the tax consequences resulting from a sale of our ordinary shares, please see the discussion below under ‘‘Sales, Exchanges or Other Taxable Dispositions of Ordinary Shares.’’

Sales, Exchanges or Other Taxable Dispositions of Ordinary Shares. Subject to the discussion below relating to the potential application of Section 1248 of the Code and the PFIC rules, a U.S. holder will generally recognize capital gain or loss on a sale, exchange or other taxable disposition of our ordinary shares equal to the difference between the amount realized upon the sale or exchange and the U.S. holder’s tax basis in the shares sold or exchanged. Selling expenses incurred by such U.S. holder will reduce the amount of gain or increase the amount of loss recognized by such U.S. holder upon a taxable disposition of the ordinary shares. Such gain or loss generally will be capital gain or loss and will generally be long-term capital gain or loss if the U.S. holder held the ordinary shares for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Other. Except as discussed below under ‘‘Information Reporting and Backup Withholding’’ with respect to backup withholding, dividends paid by Scottish Re should not be subject to U.S. withholding tax.

Controlled Foreign Corporations. U.S. 10% holders that own, directly or indirectly through a non-U.S. entity, shares of a non-U.S. corporation that is a controlled foreign corporation, or CFC, for an uninterrupted period of 30 days or more during any taxable year, are required to include in their gross income for U.S. federal income tax purposes their pro rata share of the CFC’s subpart F income (as defined below) for such year regardless of whether such income has actually been distributed. This income inclusion is generally applicable to U.S. 10% holders having direct or indirect ownership on the last day of the taxable year of the CFC. In addition, U.S. 10% holders of a CFC may be deemed to receive taxable distributions to the extent the CFC increases the amount of its earnings that are invested in certain specified types of U.S. property. All of Scottish Re’s income is expected to be subpart F income. In addition, Scottish Re’s non-U.S. insurance subsidiaries are expected to receive certain insurance income, which we refer to as subpart F insurance income. Subpart F insurance income is any underwriting and investment income that is attributable to the issuing (or reinsuring) of any insurance or annuity contract, and that (subject to certain modifications) would be taxed under the insurance company provisions of the Code if such income were the income of a U.S. insurance company.

For purposes of determining whether a corporation is a ‘‘CFC’’, a U.S. 10% holder is any U.S. person who owns, directly or indirectly through non-U.S. entities, or is considered to own (generally through attributions from family members, partnerships, estates, trusts or 10% controlled corporations) 10% or more of the total combined voting power of all classes of stock of a non-U.S. corporation. In general, a non-U.S. corporation is treated as a CFC only if its U.S. 10% holders collectively own more than 50% of the total combined voting power or total value of the corporation’s stock on any day. For purposes of taking into account subpart F insurance income, however, a non-U.S. corporation, such as our non-U.S. insurance subsidiaries, generally will be treated as a CFC if more than 25% of the total combined voting power or total value of its stock is owned by U.S. 10% holders and the gross amount of premiums or other consideration in respect of the reinsurance or the issuing of insurance or annuity contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks.

In determining the U.S. 10% holders of Scottish Re or any of its non-U.S. subsidiaries, stock of Scottish Re or any of its subsidiaries that is held constructively or indirectly by U.S. persons through Scottish Re or any other non-U.S. entity is treated as held by such U.S. persons. A U.S. person will be treated as owning indirectly a proportion of the stock of Scottish Re’s subsidiaries corresponding to the ratio that the shares owned by such person bears to the value of all the capital stock of Scottish Re.

At the present time, our largest aggregate shareholder, the Cypress Entities, owns collectively approximately 20.4% (and are permitted to own up to 24.9%) of our ordinary shares. Scottish Re’s articles of association prohibit the issuance or, in certain circumstances, the transfer of any shares that result in a person (together with any persons whose stock would be attributable to such person under Code section 958 or Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act) holding 10% or more (or in excess of 24.9% in the case of the Cypress Entities) of any class of our shares issued and outstanding. Scottish Re’s articles of association also provide that if our board of directors has reason to believe that the issuance or transfer of any shares may result in:

•	a person (together with any persons whose stock would be attributable to such shareholder under Code section 958 or Section 13(d) of the Exchange Act) holding 10% or more (or in excess of 24.9% in the case of the Cypress Entities) of any class of our shares issued and outstanding; or

•	any adverse tax or regulatory consequence to Scottish Re, our subsidiaries or any shareholder,

then, Scottish Re’s board of directors may, in their absolute and unfettered discretion, decline to issue or, in certain circumstances, register the transfer of any such shares. In addition, Scottish Re has the option, but not the obligation, to sell a shareholder’s shares, without the consent of the shareholder, to the extent our board of directors determines it is necessary or advisable to avoid or cure any adverse or potential adverse tax, regulatory or legal consequences.

Scottish Re’s articles of association provide that the direct and indirect voting power of each shareholder will be limited so that no person holds more than 9.9% (24.9% in the case of the Cypress

Entities) of the total combined voting power of all classes of our shares. Because of the attribution provisions of the Code and the rules of the SEC regarding determination of beneficial ownership, this requirement may have the effect of reducing the voting rights of a shareholder whether or not such shareholder directly holds of record more than 9.9% of the voting shares of Scottish Re. In addition, the Cypress Entities have entered into a stockholder agreement with Scottish Re pursuant to which the Cypress Entities have agreed on behalf of itself and its affiliates not to acquire beneficial ownership in more than 24.9% of the shares of Scottish Re. Further, our board of directors has the authority to request from any shareholder certain information for the purpose of determining whether such shareholder’s voting rights are to be reduced. Failure to respond to such a notice, or submitting incomplete or inaccurate information, gives our board of directors discretion to disregard all votes attached to such shareholder’s shares.

We believe, although not free from doubt, that we should not be treated as a CFC for the year ending December 31, 2004 and, although no assurances can be given, we do not expect to be a CFC in the foreseeable future. In addition, although not free from doubt, we believe, based upon information made available to us regarding our existing shareholder base, that the dispersion of our share ownership (other than with respect to the Cypress Entities) and the provisions of our articles of association restricting transfer, issuance and voting power of our shares should prevent any person (other than certain potential U.S. affiliates of the Cypress Entities) from becoming a U.S. 10% holder of Scottish Re and/or its non-U.S. subsidiaries, although we cannot be certain of the preceding belief because some of the preceding facts are beyond our control and some of these provisions have not been directly passed on by the IRS, or by any court, in this context. There can be no assurance that if a U.S. person were to become a U.S. 10% holder of Scottish Re and/or its non-U.S. subsidiaries in the future that the share ownership of such person, together with that of other U.S. 10% holders, would not cause Scottish Re and/or its non-U.S. subsidiaries to be treated as CFCs and that such U.S. 10% holder would have to include in gross income its pro-rata share of the subpart F income of Scottish Re and/or its non-U.S. subsidiaries, taking into account any differences existing with respect to the distribution rights applicable to the different classes of shares.

RPII Companies. A different definition of CFC is applicable in the case of a non-U.S. corporation which earns RPII. RPII is any subpart F insurance income attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured or reinsured is a RPII shareholder (as defined below) of the non-U.S. corporation or a related person (as defined below) to such a shareholder. For purposes only of taking into account RPII, and subject to the exceptions described below, our non-U.S. insurance subsidiaries will be treated as CFCs if RPII shareholders (as defined below) collectively own (directly, indirectly through non-U.S. entities or constructively) 25% or more of the total combined voting power or value of such entities’ stock (taking into account the relative voting power and value of different classes of stock) on any day during a taxable year.

If any of our non-U.S. insurance subsidiaries is a CFC for an uninterrupted period of at least 30 days during any taxable year under the special RPII rules, a U.S. person who owns, directly or indirectly through non-U.S. entities, shares of such entity on the last day of any such taxable year must include in its gross income for U.S. federal income tax purposes its allocable share of RPII of such entity for the portion of the taxable year during which any such non-U.S. insurance subsidiary was a CFC under the RPII provisions, subject to certain modifications and the exceptions below. For purposes of inclusion of RPII in the income of U.S. persons who own ordinary shares, unless an exception applies, a ‘‘RPII shareholder’’ is a U.S. person who owns, directly or indirectly through non-U.S. entities, any amount (rather than 10% or more) of our shares. Generally, for purposes of the RPII rules, a related person is someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by beneficial equity ownership of either more than 50% in value or more than 50% in voting power after applying certain constructive ownership rules.

‘‘RPII Exceptions.’’ The special RPII rules do not apply if:

•	direct and indirect insureds and persons related to such insureds, whether or not U.S. persons, are treated at all times during the taxable year as owning, directly or indirectly through entities, less than 20% of the voting power and less than 20% of the value of the stock of Scottish Re and any of its non-U.S. insurance subsidiaries (the ‘‘20% RPII ownership exception’’);

•	the RPII of any of our non-U.S. insurance subsidiaries, determined on a gross basis, is less than 20% of such subsidiary’s gross insurance income for such taxable year (the ‘‘20% RPII gross income exception’’);

•	Our non-U.S. insurance subsidiaries elect to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business and to waive all treaty benefits with respect to RPII; or

•	Our non-U.S. insurance subsidiaries elect to be treated as U.S. corporations.

When no exception applies, each U.S. person who owns directly or indirectly shares of Scottish Re or its non-U.S. insurance subsidiaries on the last day of such entities’ taxable year will be required to include in gross income for U.S. federal income tax purposes its pro-rata share of RPII for the portion of the taxable year during which any such non-U.S. insurance subsidiary was a CFC under the RPII provisions, taking into account any differences existing with respect to the distribution rights applicable to different classes of shares. The amount includible will be determined as if all RPII were distributed proportionately only to such U.S. persons at that date, but limited by our non-U.S. insurance subsidiaries’ current-year earnings and profits, and reduced by the U.S. person’s share, if any, of certain prior-year deficits in earnings and profits.

We do not believe that any of our non-U.S. insurance subsidiaries will be considered a CFC under the RPII rules. At present, we believe that each of our non-U.S. insurance subsidiaries should satisfy the 20% RPII ownership exception described above because the direct or indirect ownership of the shares of Scottish Re or any of its non-U.S. insurance subsidiaries by any shareholders that are direct or indirect insureds of any of our non-U.S. insurance subsidiaries (or any person related to such insureds) should be characterized as less than 20% of the voting power or value of Scottish Re or any of its non-U.S. insurance subsidiaries. Even if the 20% RPII ownership exception described above is not met, we do not believe that the 20% gross insurance income threshold should be met, and we do not expect to meet such threshold in the future. If the 20% RPII ownership exception described above is met or RPII is less than 20% of gross insurance income, U.S. shareholders should not be required to include RPII in their taxable income. However, we cannot be certain of the preceding beliefs because certain of the preceding facts are beyond our control. Consequently, we cannot assure you that a person who is a direct or indirect U.S. shareholder will not be required to include amounts in its income in respect of RPII in any taxable year.

‘‘Computation of RPII.’’ In order to determine how much RPII any of our non-U.S. insurance subsidiaries has earned in each fiscal year, Scottish Re or any of its non-U.S. insurance subsidiaries may obtain and rely upon information from our insureds to determine whether any such insureds or persons related to such insureds own shares of Scottish Re or any of its non-U.S. insurance subsidiaries and are U.S. persons. For any year in which (i) the 20% RPII ownership exception described above does not apply and (ii) any of our non-U.S. insurance subsidiaries’ gross RPII is 20% or more of such non-U.S. insurance subsidiary’s gross insurance income for the year, Scottish Re or any of its non-U.S. insurance subsidiaries may also seek information from our shareholders as to whether beneficial owners of our shares at the end of the year are U.S. persons so that the RPII may be determined and apportioned among such persons; to the extent Scottish Re or any of its non-U.S. insurance subsidiaries is unable to determine whether a beneficial owner of shares is a U.S. person, Scottish Re or any of its non-U.S. insurance subsidiaries may assume that such owner is not a U.S. person, thereby increasing the per share RPII amount for all direct or indirect U.S. holders. The amount of RPII includible in the income of a direct or indirect U.S. holder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses.

‘‘Apportionment of RPII to U.S. holders.’’ In the event that (i) the 20% RPII ownership exception described above does not apply and (ii) any of our non-U.S. insurance subsidiaries’ gross insurance income constituting RPII for any fiscal year equals or exceeds 20% of such non-U.S. insurance subsidiary’s gross insurance income, every U.S. person who owns our shares on the last day of such year should expect that for such year it will be required to include in gross income its pro-rata share of our non-U.S. insurance subsidiaries’ RPII for the portion of the taxable year during which any such non-U.S. insurance subsidiary was a CFC under the RPII provisions, taking into account any differences existing with respect to the distribution rights applicable to different classes of shares, whether or not the RPII is distributed and even though it may not have owned the shares throughout such period. A U.S. person who owns (directly or indirectly through non-U.S. entities) our shares during such fiscal year but not on the last day of the fiscal year is not required to include in gross income any part of our non-U.S. insurance subsidiaries’ RPII.

‘‘Uncertainty as to Application of RPII.’’ The RPII provisions of the Code have never been interpreted by the courts. Regulations interpreting the RPII provisions of the Code exist only in proposed form, having been proposed in 1991. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made to such regulations or whether any such changes, as well as any interpretation or application of the RPII rules by the IRS, the courts or otherwise, might have retroactive effect. Accordingly, the meaning of the RPII provisions and the application thereof to Scottish Re or any of its non-U.S. subsidiaries is uncertain. These provisions include the grant of authority to the U.S. Treasury Department to prescribe ‘‘such regulations as may be necessary to carry out the purposes of this subsection, including . . .   regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise.’’ In addition, we cannot assure you that any amounts of RPII inclusions reported by us to direct or indirect U.S. holders will not be subject to adjustment based upon subsequent IRS examination. All U.S. persons who are considering an investment in our ordinary shares should consult their tax advisors as to the effects of these uncertainties.

Basis Adjustments. A U.S. holder’s tax basis in its ordinary shares will be increased by the amount of any CFC income including RPII that the U.S. holder includes in income. Upon actual distribution of amounts previously included in income under the CFC and RPII rules, the U.S. holder’s tax basis in its ordinary shares will be reduced by the amount of such distributions. In general, a current U.S. holder will not be able to exclude from income distributions of RPII that a prior U.S. holder included in income.

Tax-Exempt Shareholders. Under Code section 512(b)(17), a tax-exempt entity that owns, directly or indirectly through a non-U.S. entity, shares of Scottish Re or any of its non-U.S. subsidiaries is required to treat as unrelated business taxable income or UBTI the portion of any deemed distribution to such shareholder of Subpart F insurance income including RPII if such insurance income would be treated as UBTI if derived directly by such tax-exempt shareholder.

Prospective investors that are tax-exempt entities are urged to consult their tax advisors as to the potential impact of Code section 512(b)(17) and the UBTI provisions of the Code.

Information Reporting. Every U.S. person who ‘‘controls’’ a non-U.S. corporation by owning directly or indirectly more than 50% of the total combined voting power of all classes of stock entitled to vote, or more than 50% of the total value of shares of all classes of stock, of such corporation, for an uninterrupted period of 30 days or more during a taxable year of that non-U.S. corporation, must file a Form 5471 with its U.S. income tax return. In addition, under certain circumstances, U.S. persons treated as U.S. 10% holders or RPII shareholders of a CFC that own shares directly or indirectly through a non-U.S. entity are also required to file a Form 5471. Thus, if any of our non-U.S. subsidiaries’ gross RPII for a taxable year constitutes 20% or more of such corporation’s gross insurance income for such period (and the 20% RPII ownership exception described above does not apply), any U.S. person treated as owning any shares of such corporation directly or indirectly on the last day of such taxable year will be subject to the RPII rules, and will be required to file a Form 5471. In addition, U.S. persons who own directly or indirectly 10% or more in value of the outstanding shares of Scottish Re or its non-U.S. subsidiaries at any time during a taxable year are required in certain circumstances, including possibly the disposition of shares, to file Form 5471 even if none of the corporations is a CFC. For any taxable year we determine that Scottish Re or any of its non-U.S. subsidiaries does not meet either of the first two RPII exceptions (i.e., the 20% RPII gross income and 20% RPII ownership exceptions) described above, we intend to mail to all shareholders of record, and will make available to the transfer agent with respect to our ordinary shares, Form 5471 (completed with company information) for attachment to the returns of shareholders. Our determination of the amount of Scottish Re’s or any of its non-U.S. subsidiaries’ gross RPII for a given taxable year may not, however, be accurate because of our inability to gather the information necessary to make such determination. A tax-exempt organization that is treated as a U.S. 10% holder or a RPII shareholder under subpart F will be required to file a Form 5471 in the circumstances described above. Failure to file Form 5471 may result in penalties. U.S. holders should consult their tax advisors regarding the applicability of the foregoing information reporting requirements to their particular situations.

Passive Foreign Investment Companies. In general, a non-U.S. corporation will be a PFIC in any taxable year in which either:

•	75% or more of its gross income constitutes ‘‘passive income’’; or

•	on average 50% or more of its assets produce, or are held for the production of, passive income.

Were Scottish Re to be characterized as a PFIC, a U.S. holder of ordinary shares would be subject to certain adverse federal income tax consequences, unless a ‘‘QEF election’’ or ‘‘mark-to-market’’ election (each as described below) is made. If Scottish Re is determined to be a PFIC, U.S. holders generally will be subject to a special tax and an interest charge at the time of the sale of, or receipt of an ‘‘excess distribution’’ with respect to, their ordinary shares and a portion of any gain on the disposition of their ordinary shares may be recharacterized as ordinary income. Such U.S. holder is treated as receiving an ‘‘excess distribution’’ if the amount of the distribution is more than 125% of the average distribution with respect to our ordinary shares, as the case may be, during the three preceding taxable years (or shorter period during which the taxpayer held our ordinary shares). In general, the special tax and interest charges are based on the value of the tax deferral of the taxes that are deemed due during the period the U.S. holder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions throughout the U.S. holder’s period of ownership at the highest marginal tax rate. The interest charge is computed using the applicable rate imposed on underpayments of U.S. federal income tax for such period. In general, if a U.S. person owns stock in a non-U.S. corporation during any taxable year in which such corporation is a PFIC, the stock will generally be treated as stock in a PFIC for all subsequent years. In addition, a distribution paid by Scottish Re to U.S. holders that are individuals that is characterized as a dividend and is not characterized as an excess distribution would not be eligible for a reduced rate of tax under recently enacted legislation with respect to dividends paid before 2009. A U.S. person that directly or indirectly owns stock of a PFIC is treated as owning a proportionate amount by value of any stock owned by that PFIC. If the PFIC owns shares in another PFIC, the excess distribution rules apply separately to the U.S. person with respect to its interest in such lower-tier PFIC on an indirect basis. Accordingly, if Scottish Re is a PFIC, Scottish Re’s non-U.S. subsidiaries (other than Scottish Annuity & Life International Insurance Company (Bermuda), Ltd. and Scottish Re Life (Bermuda) Limited which have elected to be taxed as U.S. corporations) may be treated as lower-tier PFICs to the extent such subsidiaries meet either the passive income or passive asset tests described herein and U.S. holders of Scottish Re will be treated as indirect holders of the shares of such subsidiaries.

If Scottish Re is treated as a PFIC in any taxable year, it may be possible for U.S. persons who own our ordinary shares to mitigate certain of the negative tax consequences to them under the PFIC rules. In particular, under certain limited circumstances, a U.S. person may be able to:

•	make a timely qualified electing fund election, which we refer to as a QEF election, with respect to its shareholdings;

•	avail itself of a protective QEF election with respect to our ordinary shares it owns; or

•	make a mark-to-market election with respect to the first taxable year Scottish Re and any of its subsidiaries are considered PFICs during its holding period with respect to our ordinary shares.

The availability of these elections is uncertain as a matter of law and in certain cases requires that we provide certain information. We cannot assure you that such information will be made available to persons who own our ordinary shares.

For purposes of the PFIC rules, ‘‘passive income’’ generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions contain an express exception for income ‘‘derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business.’’ This insurance company exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income. Thus, to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business, it may be treated as passive income for purposes of the PFIC rules. The PFIC statutory provisions also contain a look-through rule that states that, for purposes of determining whether a non-U.S. corporation is a PFIC, such non-U.S. corporation shall be treated as if it ‘‘received directly its proportionate share of the income’’ and as if it ‘‘held its proportionate share of the assets’’ of any other corporation in which it owns at least 25% of the value of the stock. Under the look-through rule, Scottish Re would be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of its subsidiaries for purposes of the two PFIC tests (i.e., the 75% income and 50% asset tests) described above. Scottish Re, operating through its insurance subsidiaries, intends to engage predominantly in traditional insurance and reinsurance activities that involve substantial transfer of insurance or annuity risks and Scottish Re’s non-insurance non-U.S. subsidiaries are expected to have de minimis passive income and assets when compared to Scottish Re’s overall income and assets. In addition, we do not expect to have financial reserves in excess of the reasonable needs of our insurance and reinsurance business. Accordingly, Scottish Re’s and its subsidiaries’ income or assets should have de minimis passive income or assets. Although we intend to operate in such a manner such that we will not engage in certain nontraditional insurance or reinsurance activities that do not involve a sufficient amount of risk transfer, were we to do so, the insurance company exception may not apply and Scottish Re or certain of its non-U.S. subsidiaries could be characterized as PFICs. Additionally, the maintenance of financial reserves in excess of the reasonable needs of our insurance business and a failure to qualify for the insurance company exception in any other way could cause Scottish Re or certain of its subsidiaries to be characterized as PFICs. However, as we expect that our non-U.S. subsidiaries should have de minimis passive income and assets and are unlikely to have financial reserves in excess of the reasonable needs of their insurance business, Scottish Re should not be considered a PFIC.

No final regulations interpreting the substantive PFIC provisions have been issued, however, and thus substantial uncertainty exists with respect to their application or their possible retroactivity. In addition, we may experience unanticipated changes in our operations resulting from business or market contingencies that may cause us to fail to qualify under the insurance company exception. Accordingly, U.S. holders of ordinary shares may wish to consider filing a protective statement for each of Scottish Re and its non-U.S. subsidiaries for the first taxable year during which any equity interest in Scottish Re is acquired to preserve their ability to make retroactive QEF elections in the event Scottish Re and one or more of its non-U.S. subsidiaries were to be treated as PFICs. All U.S. persons who are considering an investment in our ordinary shares should consult their tax advisors as to the effects of these rules and the desirability of filing a protective statement.

Dispositions of Ordinary Shares. Under Section 1248 of the Code, any gain from the sale or exchange by a U.S. holder, which was a U.S. 10% holder at any time during the five-year period ending on the date of disposition when the corporation was a CFC, of shares may be treated as a dividend to the extent of the CFC’s earnings and profits during the period that the shareholder held the shares (with certain adjustments). Section 953(c)(7) of the Code generally provides that Section 1248 of the Code also will apply to the sale or exchange of shares by a U.S. person in a non-U.S. corporation that earns RPII and is characterized as a CFC under the RPII rules if the non-U.S. corporation would be taxed as an insurance company if it were a U.S. corporation. The dividend treatment applies to a U.S. person subject to the RPII rules regardless of whether the U.S. person is a U.S. 10% holder or whether the CFC meets either one of the first two RPII exceptions described above (i.e., the 20% RPII ownership exception and the 20% RPII gross income exception). Existing regulations do not specifically address whether Section 1248 of the Code would apply when a non-U.S. corporation (such as Scottish Re) is not a CFC under the RPII rules but the non-U.S. corporation has an insurance company subsidiary (such as Scottish Re Limited) that is a CFC for purposes of requiring U.S. holders to take into account RPII.

We believe that Section 1248 of the Code should not apply to dispositions of our ordinary shares because we are not directly engaged in the insurance business and do not intend to directly engage in the insurance business and because proposed U.S. Treasury regulations applicable to this situation appear to apply only to sales of shares of corporations that are directly engaged in the insurance business. There can be no assurance, however, that the IRS will interpret the proposed regulations under Section 1248 of the Code in this manner or that the Treasury Department will not amend the proposed regulations under Section 1248 of the Code or other regulations to provide that Section 1248 of the Code will apply to dispositions of shares in a corporation such as us which is engaged in the insurance business indirectly through its subsidiaries. You are advised to consult with your own tax advisor regarding the application of the RPII rules described above to the disposition of our ordinary shares.

Foreign Tax Credit Sourcing Provisions Applicable to Ownership of Ordinary Shares. Because it is anticipated that U.S. persons will own a majority of our shares, only a portion of the current income inclusions under the CFC, RPII and PFIC rules, if any, and of dividends paid by us (including any gain from the sale of ordinary shares that is treated as a dividend under Code section 1248) will be treated as foreign source income for purposes of computing a shareholder’s U.S. foreign tax credit limitations. We will consider providing shareholders with information regarding the portion of such amounts constituting foreign source income to the extent such information is reasonably available. It is also likely that substantially all of the RPII and dividends that are foreign source income will constitute either ‘‘passive’’ or ‘‘financial services’’ income for foreign tax credit limitation purposes (and for taxable years beginning after December 31, 2006 will constitute either ‘‘passive’’ or ‘‘general’’ income). Thus, it may not be possible for most U.S. holders to utilize excess foreign tax credits to reduce U.S. tax on such income.

Proposed U.S. Tax Legislation. Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. While there are no currently pending legislative proposals which, if enacted, would have a material adverse effect on us or our shareholders, it is possible that broader-based legislative proposals could emerge in the future that could have an adverse impact on us, or our shareholders.

Additionally, the U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States, or is a PFIC, or whether U.S. Persons would be required to include in their gross income the ‘‘subpart F income’’ or the RPII of a CFC are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

Information Reporting and Back-up Withholding. Unless a U.S. holder is an exempt recipient, such as a corporation, payments with respect to the ordinary shares may be subject to information reporting and may also be subject to U.S. federal back-up withholding tax at the applicable rate if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with the applicable U.S. information reporting or certification requirements. Any amounts so withheld generally will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability.

The foregoing discussion (including and subject to the matters and qualifications set forth in such summary) is based upon current law and is for general information only. The tax treatment of the ordinary shares of Scottish Re for U.S. federal income, state, local or non-U.S. tax purposes may vary depending on the holder’s particular tax situation. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to investors. You should consult your own tax advisors concerning the federal, state, local and non-U.S. tax consequences to you of the ordinary shares of Scottish Re.

UNDERWRITING

In this offering, we are selling 6,250,000 of our ordinary shares and the forward purchasers are borrowing and selling 3,150,000 ordinary shares in connection with the execution of the forward sale agreements between us and the forward purchaser. Subject to the terms and conditions set forth in an underwriting agreement dated December 15, 2005, each of the underwriters named below, through their representatives, Bear, Stearns & Co. Inc. and Lehman Brothers Inc., has severally agreed to purchase from the forward purchasers and us the aggregate number of our ordinary shares set forth opposite its name below at the public offering price less the underwriting discount set forth on the cover page of this prospectus.

Underwriter	Number of Shares
Bear, Stearns & Co. Inc.	3,055,000
Lehman Brothers Inc.	3,055,000
Banc of America Securities LLC	752,000
Goldman, Sachs & Co.	752,000
Wachovia Capital Markets, LLC	752,000
A.G. Edwards & Sons, Inc.	258,500
Fox-Pitt, Kelton Incorporated	258,500
Keefe, Bruyette & Woods, Inc.	258,500
Oppenheimer & Co. Inc.	258,500
Total	9,400,000

The underwriting agreement provides that the obligations of the underwriters thereunder are several and subject to approval of certain legal matters by their counsel and various other conditions. Under the underwriting agreement, the underwriters are obligated to purchase and pay for all of the above shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

The underwriters have advised us that they propose to initially offer the ordinary shares directly to the public at the offering price set forth on the cover page of this prospectus and some of the shares to dealers at this price less a concession not in excess of $0.69 per share. After the initial offering of the shares to the public, the underwriters may change the offering price, concessions and other selling terms. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement. The ordinary shares are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The forward purchasers have advised us that they intend to borrow all our ordinary shares offered by them hereunder from third party stock lenders. The forward purchasers will use the ordinary shares received from us at settlement of the forward sale agreements to settle or close out share borrowings incurred in connection with the forward sale agreements.

This prospectus supplement will also be used in connection with the sale of additional ordinary shares to be borrowed by the forward purchasers and sold in connection with the forward sale agreements, which we refer to as the supplemental hedge shares. Following the initial sale of ordinary shares pursuant to this offering, the forward purchasers will sell, from time to time, the supplemental hedge shares in transactions, including block sales, on the NYSE, in the over-the-counter market, in negotiated transactions or otherwise. These supplemental hedge shares will be sold at market prices prevailing at the time of sale or at negotiated prices. In connection with the sale of these supplemental hedge shares, the forward purchasers may effect such transactions by selling the shares to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the forward counter parties and/or from purchasers of shares for whom the dealers may act as agents or to whom they may sell as principals. Over the same period that the forward purchasers sell these supplemental hedge shares, they or their affiliates are likely to purchase at least an equal number of our ordinary shares on the open market.

After the conclusion of the offering, the forward purchasers and their affiliates may also buy or sell additional ordinary shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivatives in order to adjust their hedge positions with respect to the forward sale agreements, and these activities may be significant, particularly during the two 30-trading-day settlement periods applicable to the forward sale agreements. The forward purchasers and their affiliates may also be active in the market for our ordinary shares other than in connection with hedging activities in relation to the forward sale agreements. The forward purchasers and their affiliates will make their own determinations as to whether, when or in what manner any hedging or market activities in our securities will be conducted. Any of these market activities may affect the market price and volatility of our ordinary shares.

We have granted the underwriters an option exercisable for 30 days from the date of the underwriting agreement to purchase from time to time up to and aggregate of 1,410,000 additional shares, at the offering price less underwriting discounts and commissions. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent underwriters exercise this option in whole or in part, then each of the underwriters will become obligated, subject to conditions, to purchase a number of additional shares approximately proportionate to each underwriter’s initial purchase commitment as indicated in the preceding table. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered hereby are being sold. We will be obligated, pursuant to the over-allotment option, to sell shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the ordinary shares offered in this offering.

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses and other amounts payable under the forwards to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Total
	Per Share	With Over- Allotment	Without Over- Allotment
Public offering price	$24.00	$259,440,000	$225,600,000
Underwriting discounts and commissions payable by us	$1.14	$12,323,400	$10,716,000
Proceeds to us before expenses	$22.86	$175,107,600	$142,875,000
Proceeds to forward purchasers before expenses	$22.86	$72,009,000	$72,009,000

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $1.0 million, excluding the forward premiums we will pay to the forward purchasers.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and the Exchange Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Each of our executive officers and directors and The Cypress Group will agree, subject to specified exceptions, not to:

•	offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any ordinary shares or any options or warrants to purchase any ordinary shares, or any securities convertible into or exchangeable for ordinary shares owned as of the date of this prospectus supplement or thereafter acquired directly by those holders or with respect to which they have the power of disposition, or

•	enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any ordinary shares (regardless of whether any of these transactions are to be settled by the delivery of ordinary shares, or such other securities, in cash or otherwise)

for a period of 90 days after the date of this prospectus supplement without the prior written consent of Bear, Stearns & Co. Inc and Lehman Brothers Inc. This restriction terminates after the close of trading of the ordinary shares on and including the 90 days after the date of this prospectus supplement. However,

Bear, Stearns & Co. Inc. and Lehman Brothers Inc. may, in their sole discretion and at any time or from time to time before the termination of the 90-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the representatives and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

In addition, we have agreed that, subject to certain exceptions, during the lock-up period we will not, without the prior written consent of Bear, Stearns & Co. Inc. and Lehman Brothers Inc., consent to the disposition of any shares held by shareholders subject to lock-up agreements prior to the expiration of the lock-up period, or issue, offer to sell, contract to sell, or otherwise sell, dispose of, any ordinary shares, any options or warrants to purchase any ordinary shares or any securities convertible into, exercisable for or exchangeable for ordinary shares other than our sale of shares in this offering, the issuance of our ordinary shares upon the exercise of outstanding options or warrants, the issuance of ordinary shares pursuant to the forward sale agreements and the issuance of options or ordinary shares under existing stock option and incentive plans.

Each of the underwriters has represented and agreed that:

•	it has not made or will not make an offer of ordinary shares to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (‘‘FSMA’’) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority;

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

•	it has complied with, and will comply with, all applicable provisions of FSMA with respect to anything done by it in relation to the ordinary shares in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a ‘‘Relevant Member State’’), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the ‘‘Relevant Implementation Date’’) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an ‘‘offer of shares to the public’’ in relation to any ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression ‘‘Prospectus Directive’’ means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the ordinary shares offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The ordinary shares offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any ordinary shares offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Our ordinary shares are listed on the NYSE under the symbol ‘‘SCT.’’

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. The underwriters may allocate a number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than any prospectus made available in electronic format as described above, the information on any web site containing the prospectus is not a part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in such capacity and should not be relied on by prospectus investors.

In order to facilitate this offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our ordinary shares during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in our ordinary shares for their own account by selling more shares than we have actually sold to them. The underwriters may elect to cover any short position by purchasing shares in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of our ordinary shares by bidding for or purchasing shares in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market and these transactions may be discontinued at any time. The imposition of a penalty bid may also affect the price of shares to the extent that it discourages resales. No representation is made as to the magnitude or effect of these activities.

Bear, Stearns & Co. Inc., Lehman Brothers Inc. and some of the other underwriters in this offering from time to time have performed, and may in the future perform, investment banking and other financial services for us and our affiliates for which they received or will receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services. Certain of the underwriters have served as underwriters on other recent securities offerings by our company. Affiliates of Bear, Stearns & Co. Inc., Wachovia Capital Markets, LLC and Banc of America Securities LLC are lenders and agents with respect to the credit agreement we entered into in December 2004. An affiliate of Wachovia Capital Markets, LLC is the counterparty with respect to a $1 billion reinsurance agreement and Goldman, Sachs & Co. is the initial purchaser of approximately $455 million principal amount of notes to be issued in a securitization of Regulation XXX reserves, each as described on page S-2 of this prospectus supplement.

In addition, the forward purchasers are affiliates of Bear, Stearns & Co. Inc. and Lehman Brothers Inc. The forward purchasers will receive fees and other amounts under the forward sale agreements.

LEGAL OPINIONS

Certain legal matters with respect to New York and United States laws relating to the offering of the ordinary shares will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae LLP, New York, New York. The validity of the ordinary shares and certain other legal matters with respect to Cayman Islands law relating to the offering of the ordinary shares will be passed upon for us by Maples and Calder, Grand Cayman, Cayman Islands. Certain matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Scottish Re Group Limited as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated by reference in this prospectus supplement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their reports thereon, incorporated by reference in this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the SEC's public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information. You can inspect reports, proxy statements and other information about us at the offices of the NYSE, located at 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus supplement ‘‘incorporates by reference’’ certain of the reports and other information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to those documents. Information filed with the SEC after the date of this prospectus supplement will update and supersede this information. The following documents filed with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	Current Reports on Form 8-K filed on January 6, 2005, January 18, 2005, February 11, 2005 (excluding information furnished under Item 7.01), February 24, 2005, March 9, 2005, June 2, 2005, July 1, 2005, July 18, 2005, July 21, 2005, August 4, 2005, August 8, 2005, August 10, 2005, August 23, 2005 and August 23, 2005; and

•	The description of our ordinary shares that is contained in our registration statement on Form 8-A filed on January 16, 2002, as amended by the registration statement on Form 8-A/A filed on June 2, 2005.

Any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act are incorporated by reference until all of the securities offered by this prospectus supplement are sold.

We will provide each person to whom a copy of this prospectus supplement has been delivered, without charge, a copy of any of the documents referred to above as being incorporated by reference. You may request a copy by writing or telephoning Scottish Re Group Limited, Attn: Scott E. Willkomm, P.O. Box 2939, Crown House, 3rd Floor, 4 Par-la-Ville Road, Hamilton, HM12, Bermuda, (441) 295-4451.

PROSPECTUS

$750,000,000

Scottish Re Group Limited

Debt Securities
Ordinary Shares
Preferred Shares
Depositary Shares
Share Purchase Contracts
Share Purchase Units

SCOTTISH HOLDINGS STATUTORY TRUST II
SCOTTISH HOLDINGS STATUTORY TRUST III
Preferred Securities
fully and unconditionally guaranteed to the extent set forth herein by
Scottish Re Group Limited

We may offer and sell under this prospectus, at various times, the following types of securities:

•	Unsecured senior debt securities

•	Unsecured subordinated debt securities

•	Ordinary Shares

•	Preferred Shares

•	Share purchase contracts

•	Share purchase units

We may also, in conjunction with our trusts, at various times offer and sell:

•	Trust preferred securities, which we will guarantee

We may offer these securities in one or more separate classes or series. We will describe in a prospectus supplement, which must accompany this prospectus, the type and amount of securities we are offering and selling, as well as the specific terms of the securities. You should read this prospectus and any accompanying supplement carefully before you invest in these securities.

Our Ordinary Shares are traded on the New York Stock Exchange under the symbol "SCT". On March 1, 2004, the closing price of our Ordinary Shares, as reported by the New York Stock Exchange, was $23.80 per share.

We may offer securities in amounts, at prices and on terms to be determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

The mailing address of our principal executive office is P.O. Box 2939, Hamilton HM MX, Bermuda. Our street address is Crown House, Third Floor, 4 Par-la-Ville Road, Hamilton HM 08, Bermuda and our telephone number is (441) 295-4451.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

The date of this prospectus is March 2, 2004.

No dealer, salesman or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, this information or these representations must not be relied upon as having been authorized by us, any Scottish Holdings Trust or any underwriter, dealer or agent. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this prospectus or in our affairs or the affairs of any Scottish Holdings Trust since the date hereof.

Delaware insurance holding company statutes applicable to us due to our Delaware insurance company subsidiary generally provide that no person may acquire control of us, and thus indirect control of our Delaware insurance subsidiary, without prior approval of the Delaware insurance commissioner. Generally, any person who acquires beneficial ownership of 10% or more of our outstanding voting securities, including pursuant to the conversion of notes, would be presumed to have acquired such control unless the Delaware insurance commissioner upon application determines otherwise. Beneficial ownership includes the acquisition, directly or indirectly (by revocable proxy or otherwise), of voting shares of Scottish Re Group Limited. If any person acquires 10% or more of the outstanding ordinary shares in violation of such provisions, our Delaware insurance subsidiary or the Delaware insurance commissioner is entitled to injunctive relief, including enjoining any proposed acquisition, or seizing ordinary shares owned by such person, and such ordinary shares would not be entitled to be voted.

i

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we, Scottish Holdings Statutory Trust II and Scottish Holdings Statutory Trust III, which we refer to as the "Scottish Holding Trusts," have filed with the Securities and Exchange Commission (the "SEC"), using a "shelf" registration or continuous offering process. Using this process, we, and the Scottish Holding Trusts may, from time to time, offer any combination of the securities described in this prospectus, either separately or in units, in one or more offerings with a total initial offering price of up to $750,000,000. This prospectus provides you with a general description of the securities we and the Scottish Holding Trusts may offer. Each time we or the Scottish Holding Trusts offer securities, we will provide a prospectus supplement to this prospectus. The prospectus supplement will describe the specific terms of that offering, and may also include a discussion of any special considerations applicable to those securities. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. Please carefully read this prospectus and the prospectus supplement, in addition to the information contained in the documents we refer you to under the headings "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference." The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read on the SEC website or at the SEC offices each of which are listed under the heading "Where You Can Find More Information."

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the Scottish Holding Trusts have authorized anyone to provide you with different information. Neither we nor the Scottish Holding Trusts are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

All references in this prospectus to "Scottish Re," "SCT," "our company," "we," "us" or "our" mean Scottish Re Group Limited unless we state otherwise or the context otherwise requires.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain certain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include information with respect to our financial condition, our results of operations and businesses and the expected impact of this offering on our financial condition. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will," "continue," "project" and similar expressions, as well as statements in the future tense, identify forward-looking statements.

These forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

•	uncertainties relating to the ratings accorded to our insurance subsidiaries;

•	the risk that our risk analysis and underwriting may be inadequate;

•	exposure to mortality experience which differs from our assumptions;

•	risks arising from our investment strategy, including risks related to the market value of our investments, fluctuations in interest rates and our need for liquidity;

•	uncertainties arising from control of our invested assets by third parties;

•	developments in global financial markets that could affect our investment portfolio and fee income;

•	changes in the rate of policyholder withdrawals or recapture of reinsurance treaties;

•	the risk that our retrocessionaires may not honor their obligations to us;

•	terrorist attacks on the United States and the impact of such attacks on the economy in general and on our business in particular;

•	political and economic risks in developing countries;

•	the impact of acquisitions, including the ability to successfully integrate acquired businesses, the competing demands for our capital and the risk of undisclosed liabilities;

•	loss of the services of any of our key employees;

•	losses due to foreign currency exchange rate fluctuations;

•	uncertainties relating to government and regulatory policies (such as subjecting us to insurance regulation or taxation in additional jurisdictions);

•	the competitive environment in which we operate and associated pricing pressures; and

•	changes in accounting principles.

The effects of these factors are difficult to predict. New factors emerge from time to time and we cannot assess the potential impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date of this prospectus and we do not undertake any obligation, other than as may be required under Federal securities laws, to update any forward-looking statement to reflect events or circumstances after the date of such statement or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, located at 20 Broad Street, New York, New York 10005.

The Scottish Holdings Trusts

There are no separate financial statements of our trusts in this prospectus. We do not believe the financial statements would be helpful to the holders of the preferred securities of our trusts because:

•	All of the voting securities of each of the trusts will be owned, directly or indirectly, by us, a reporting company under the Exchange Act;

•	The trusts have no operating history or independent operations and are not engaged in, and do not propose to engage in, any activity other than issuing securities representing undivided beneficial interests in the assets of the trusts and investing the proceeds in subordinated debt securities issued by us; and

•	We will fully and unconditionally guarantee the obligations of the trusts under the preferred securities. See "Description of the Trust Preferred Securities Guarantees."

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus "incorporates by reference" certain of the reports and other information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to those documents. Information filed with the SEC after the date of this prospectus will update and supersede this information. The following documents filed with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2003;

•	Current Report on Form 8-K filed with the SEC on January 6, 2004; and

•	The description of our Ordinary Shares that is contained in our registration statement on Form 8-A filed with the SEC on January 16, 2002.

Any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act are incorporated by reference until all of the securities offered by this prospectus are sold.

We will provide each person to whom a copy of this prospectus has been delivered, without charge, a copy of any of the documents referred to above as being incorporated by reference. You may request a copy by writing or telephoning Scottish Re Group Limited, Attn: Scott E. Willkomm, P.O. Box 2939, Hamilton, HM MX, Bermuda, (441) 295-4451.

THE COMPANY

On September 2, 2003, we changed our name to Scottish Re Group Limited, which we call Scottish Re, from Scottish Annuity & Life Holdings, Ltd. In addition, our wholly owned subsidiaries World-Wide Holdings Limited and World-Wide Reassurance Company Limited changed their names to Scottish Re Holdings Limited and Scottish Re Limited, respectively.

Scottish Re is a holding company organized under the laws of the Cayman Islands with its principal executive office in Bermuda. Through our operating subsidiaries, we are engaged in the reinsurance of life insurance, annuities and annuity-type products. These products are written by life insurance companies and other financial institutions located in the United States, as well as around the world. We refer to this portion of our business as life reinsurance. To a lesser extent, we directly issue variable life insurance and variable annuities and similar products to high net worth individuals and families for insurance, investment and estate planning purposes. We refer to this portion of our business as wealth management.

We have operating companies in Bermuda, the Cayman Islands, [Guernsey], Ireland, the United Kingdom and the United States. Our flagship subsidiaries are Scottish Annuity & Life Insurance Company (Cayman) Ltd., Scottish Re (U.S.), Inc. and Scottish Re Limited. Scottish Annuity & Life Insurance Company (Cayman) Ltd., Scottish Re (U.S.), Inc. and Scottish Re Limited are each rated "A− (excellent)" for financial strength by A.M. Best Company, which is fourth highest of sixteen rating levels, "A (strong)" for financial strength by Fitch Ratings, which is sixth highest of twenty-two rating levels, and "A− (strong)" for financial strength by Standard & Poor's, which is seventh highest of twenty-two rating levels. Scottish Annuity & Life Insurance Company (Cayman) Ltd. and Scottish Re (U.S.), Inc. are also rated "A3 (good)" by Moody's, which is seventh highest of twenty-one rating levels. These ratings are based upon factors of concern to policyholders, agents and intermediaries and are not directed toward the protection of investors.

On December 22, 2003, we completed the acquisition of 95% of the outstanding capital stock of ERC Life Reinsurance Corporation, which we call ERC Life, for $151 million in cash, subject to certain post closing adjustments. ERC Life was a subsidiary of General Electric's Employers Reinsurance Corporation, which we call GE ERC, and was one of the companies through which GE ERC conducted life reinsurance business in the United States. Upon completion of the acquisition, ERC Life's business consisted primarily of a closed block of traditional life reinsurance with a face amount of approximately $155.6 billion. At the date of acquisition, ERC Life had $1.4 billion in total assets. GE ERC has agreed to administer the business of ERC Life for a fixed monthly fee for up to nine months from the date of acquisition and to assist with the transition of the business to Scottish Re's systems. No GE ERC employees will transfer to Scottish Re. The transaction has increased the number of lives reinsured in North America from approximately 2.1 million to approximately 6.2 million and has increased our gross face amount of in-force business in North America from approximately $119.4 billion to approximately $275 billion. ERC Life is rated "A− (excellent)" for financial strength by A.M. Best Company, which is the fourth highest of sixteen rating levels. We have grown to be one of the 10 largest life reinsurers serving the U.S. market (based on the amount of new life reinsurance business assumed in 2002) since our formation in 1998. On December 31, 2001, we expanded our business outside of North America by acquiring Scottish Re Holdings Limited and its subsidiary, Scottish Re Limited from Pacific Life Insurance Company, which we call Pacific Life. Scottish Re Limited, formed in 1964, is a U.K.-based reinsurer of group life insurance, individual life insurance and aircrew "loss of license" insurance in Asia, Europe, Latin America, the Middle East and North Africa.

As of December 31, 2003, we had consolidated assets of $6.1 billion and consolidated shareholders' equity of $659.8 million.

Our website address is http://www.scottishre.com. Forms 10-K, Forms 10-Q, Forms 8-K and all amendments to those reports are available free of charge on our website. These reports are posted to the website as soon as reasonably practical after they have been filed with the SEC. We also provide electronic or paper copies of these reports on request. Information contained on our website does not constitute part of this prospectus.

THE SCOTTISH HOLDINGS TRUSTS

Each of the Scottish Holdings Trusts are created as Delaware statutory trusts pursuant to declarations of trust executed by us as sponsor for the trusts, and the appointed trustees for the trusts and we have filed certificates of trust for each trust with the Delaware Secretary of State. The declaration of trust for each of the Scottish Holdings Trusts, which are filed as exhibits to the registration statement of which this prospectus forms a part, states the terms and conditions for such Scottish Holdings Trust to issue and sell their respective trust preferred securities and trust common securities, which we refer to as the "trust securities."

The Scottish Holdings Trusts exist solely to:

•	issue and sell their respective trust securities;

•	use the proceeds from the sale of their respective trust securities to purchase and hold a series of our debt securities;

•	maintain their status as grantor trusts for federal income tax purposes; and

•	engage in other activities that are necessary or incidental to these purposes.

The term of Scottish Holding Statutory Trust II will expire in 2058, and the term of Scottish Holding Statutory III will expire in 2058, but either may be terminated earlier as provided in the applicable declaration.

We will purchase all of the trust common securities of the Scottish Holdings Trusts. The trust common securities will represent an aggregate liquidation amount equal to at least 3% of each of the Scottish Holdings Trust's total capitalization. The trust common securities will have terms substantially identical to, and will rank equal in priority for payment with, the trust preferred securities. However, if we default on our subordinated debt securities, then cash distributions and liquidation, redemption and other amounts payable on the trust common securities will be subordinate to the trust preferred securities in priority of payment.

The trustees appointed by us as holder of all of the trust common securities will conduct the Scottish Holdings Trusts' business and affairs. Except in certain limited circumstances, we will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees. The duties and obligations of the trustees shall be governed by the declaration of trust of each Scottish Holdings Trust. A majority of the trustees of each Scottish Holdings Trust will be our employees or officers. One trustee of each Scottish Holdings Trust will be a financial institution which will be unaffiliated with us and which will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act of 1939, pursuant to the terms set forth in a prospectus supplement. We refer to this trustee as the "Property Trustee." In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one trustee of each Scottish Holdings Trust will have its principal place of business or reside in the State of Delaware. We will pay all fees and expenses related to the Scottish Holdings Trusts and the offering of the trust securities. We will guarantee payment of distributions and payments on redemption or liquidation with respect to the trust preferred securities of each Scottish Holdings Trust to the extent the applicable Scottish Holdings Trust has funds available therefor.

The place of business and the telephone number of each of the Scottish Holdings Trusts is the same as our principal executive offices and telephone number.

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, we expect to use the net proceeds from the sale of the securities we offer under this prospectus for general corporate purposes, which may include investments in or advances to subsidiaries, possible acquisitions, working capital, repayment or redemption of outstanding debt and other corporate purposes. Each Scottish Holdings Trust will use all proceeds received from the sale of the trust securities to purchase our junior subordinated debt securities, the proceeds of which will be used as described above.

RATIOS

The following tables set forth our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred share dividends for the five year period ended December 31, 2003.

Ratio of Earnings to Fixed Charges

	Year ended December 31,
	2003	2002	2001	2000	1999
Ratio of earnings to fixed charges(1)	1.4	1.6	1.9	1.9	2.6
Ratio of earnings to fixed charges excluding interest credited on interest sensitive securities(2)	6.0	23.2	13.3	N/A	N/A

(1)	For purposes of determining this ratio, earnings consists of net income before income taxes, minority interest, discontinued operations and cumulative effect of changes in accounting principle. Fixed charges consist of interest and debt expense on long term debt and borrowings and interest on interest sensitive contract liabilities.

(2)	This ratio is calculated in the same way as the ratio of earnings to fixed charges, except that fixed charges do not include interest on interest sensitive contract liabilities. This ratio is not required but is provided as additional information. It provides additional information on the coverage of fixed charges that are not related to our products and is commonly used by individuals who analyze our financial statements.

Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends

	Year ended December 31,
	2003	2002	2001	2000	1999
Ratio of earnings to fixed charges(1)	1.4	1.6	1.9	1.9	2.6
Ratio of earnings to fixed charges excluding interest credited on interest sensitive securities(2)	6.0	23.2	13.3	N/A	N/A

(1)	For purposes of determining this ratio, earnings consists of net income before income taxes, minority interest, discontinued operations and cumulative effect of changes in accounting principle. Combined fixed charges consist of interest and debt expense on long term debt, borrowings and interest on interest sensitive contract liabilities and dividends on preferred shares.

(2)	This ratio is calculated in the same way as the ratio of earnings to combined fixed charges, except that fixed charges do not include interest on interest sensitive contract liabilities. This ratio is not required but is provided as additional information. It provides additional information on the coverage of fixed charges that are not related to our products and is commonly used by individuals who analyze our financial statements.

DESCRIPTION OF THE DEBT SECURITIES

The following description of our debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our senior debt securities are to be issued under a senior indenture between us and The Bank of New York, as trustee. Our subordinated debt securities are to be issued under a subordinated indenture between us and The Bank of New York, as trustee. In addition, we may issue junior subordinated debt securities to the Scottish Holdings Trusts in connection with the issuance of preferred securities and common securities by the Scottish Holdings Trusts. These junior subordinated debt securities would be issued under a separate junior subordinated indenture between us and The Bank of New York, as trustee. The senior indenture, the subordinated indenture and the junior subordinated indenture are sometimes referred to herein collectively as the "indentures" and each individually as an "indenture." We refer to The Bank of New York, in its capacity as trustee under any, some or all of the indentures, as the "indenture trustee." The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the prospectus supplement.

This section briefly summarizes certain terms of the debt securities and uses some terms that are not defined in this prospectus but that are defined in the indentures. This summary is not complete. There may be other provisions in the indentures that are important to you. You should read the indentures for a complete understanding of their provisions and for the definition of some terms used in this summary. In the summary below, we have included references to section numbers of the indentures so that you can easily locate these provisions. When we refer to particular articles or sections or defined terms of an indenture, without specific reference to an indenture, we are referring to all the indentures. The indentures are included as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information" for information on how to obtain copies of the senior indenture, the subordinated indenture and the junior subordinated indenture. The senior indenture and the subordinated indenture are substantially identical, except for certain covenants of ours and provisions relating to subordination. The subordinated indenture and the junior subordinated indenture are substantially identical, except for certain rights and covenants of ours and provisions relating to the issuance of securities to the Scottish Holdings Trusts.

General

The debt securities will be our unsecured senior or subordinated obligations. The indentures do not limit the amount of debt securities that we may issue thereunder and do not limit the amount of other indebtedness or the debt securities which we or our subsidiaries may issue. Our senior debt securities will rank equally with all of our existing and future unsecured senior indebtedness, and senior in right of payment with all our future subordinated indebtedness. Our subordinated debt securities will be unsecured obligations of ours, subordinated in right of payment to the prior payment in full of all senior indebtedness (which term includes the senior debt securities) of ours as described under "Subordination of the Subordinated Debt Securities" and in the applicable prospectus supplement. Our junior subordinated debt securities will be unsecured obligations of ours, subordinated in right of payment to the prior payment in full of all senior indebtedness (which term includes the subordinated debt securities) of ours as described under "Subordination of the Junior Subordinated Debt Securities" and in the applicable prospectus supplement.

We are a holding company. We derive substantially all of our income from our operating subsidiaries. As a result, our cash flows and consequent ability to service our obligations, including our debt securities, are dependent upon the earnings of our subsidiaries, and distributions of those earnings to us, and other payments or distributions of funds by our subsidiaries to us, including payments to us of principal and interest under intercompany indebtedness. Our subsidiaries are separate and distinct legal entities and have no obligations to pay any amounts or to make specific funds available for payments with respect to our debt securities whether by dividends, distributions, loans or other payments. Various financing arrangements, regulatory restrictions, charter provisions and other instruments may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. In addition the ability of our insurance subsidiaries to pay cash dividends is restricted under the insurance laws in the jurisdictions where those subsidiaries are domiciled.

Except to the extent that we or our creditors have a priority or equal claim as a creditor directly against our subsidiaries, payments due on the debt securities effectively will be subordinated to the debt and preferred shares of the subsidiaries because, as the common shareholder of those subsidiaries, we will be subject to the prior claims of their creditors. Our debt securities effectively will also be subordinated to any of our secured indebtedness to the extent of any such security. Furthermore, our obligations with respect to any subordinated debt securities will be subordinate and junior in right of payment to our obligations under our senior debt, including the senior debt securities.

In the event our junior subordinated debt securities are issued to the Scottish Holdings Trusts in connection with the issuance of preferred securities and common securities by the Scottish Holdings Trusts, such junior subordinated debt securities subsequently may be distributed pro rata to the holders of such preferred securities and common securities in connection with the dissolution of the Scottish Holdings Trusts upon the occurrence of certain events. These events will be described in the prospectus supplement relating to such preferred securities and common securities. Only one series of our junior subordinated debt securities will be issued to a Scottish Holdings Trust in connection with the issuance of preferred securities and common securities by such Scottish Holdings Trust.

When we offer debt securities pursuant to this registration statement, we will issue a prospectus supplement, which will accompany this prospectus and will explain the following terms of and information relating to the series of debt securities being offered:

•	Classification as senior or subordinated debt securities, the specific designation, aggregate principal amount, purchase price and denomination;

•	Currency or units based on or relating to currencies in which the debt securities are denominated and/or in which principal, premium, if any, and/or any interest will or may be payable;

•	Any date or dates upon which the principal of the debt securities is payable;

•	Interest rate or rates (which may be fixed or variable) or the method by which such rate will be determined, if any;

•	The dates on which any such interest will be payable and the circumstances, if any, in which interest may be deferred;

•	The dates from which interest will accrue and the method of determining those dates;

•	The place or places where the principal of, premium, if any, and interest, if any, on the debt securities will be payable and where you may present the debt securities for registration of transfer or exchange;

•	Any mandatory or optional redemption, repayment or sinking fund provisions;

•	Whether we will issue the debt securities in registered form or bearer form or both and, if bearer debt securities are issued, any restrictions applicable to the place of payment of any principal of, premium, if any, and interest, if any, on such bearer debt securities, the exchange of one form for another and the offer, sale and delivery of such bearer debt securities;

•	Whether we will issue the debt securities in whole or in part in global form and, if so, the identity of the depositary for these securities and the terms and conditions, if any, upon which these debt securities may be exchanged in whole or in part for other definitive securities;

•	The proposed listing, if any, of the debt securities on any securities exchange;

•	Any index or indices used to determine the amount of payments of principal of and premium, if any, on the debt securities or the method of determining these amounts;

•	Any variation to the provisions of the indentures with respect to the satisfaction and discharge of our indebtedness and obligations, or termination of certain covenants and events of default under the indentures, with respect to the debt securities by deposit of money or government obligations;

•	In the case of the junior subordinated debt securities issued to one of the Scottish Holdings Trusts, the terms and conditions of any obligations or rights of ours or the relevant Scottish Holdings Trust to convert or exchange such subordinated debt securities into preferred securities of that trust;

•	In the case of subordinated debt securities, the relative degree, if any, to which such subordinated debt securities of the series will be senior to or be subordinated to other series of our subordinated debt securities or other indebtedness in right of payment, whether such other series of subordinated debt securities or other indebtedness is outstanding or not;

•	Any trustee (other than The Bank of New York), depositary, authenticating or paying agent, transfer agent, registrar or other agent with respect to the debt securities;

•	Our right to defer payments of interest on the junior subordinated debt securities;

•	If other than the principal amount of the debt securities, the portion of the principal amount of the debt securities that is payable upon declaration of acceleration of maturity;

•	Whether the debt securities will be convertible into Ordinary Shares and/or exchangeable for other securities issued by us or cash, and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable; and

•	Any other specific terms of the debt securities not inconsistent with the provisions of the applicable indenture.

You may exchange your debt securities and transfer your registered debt securities as described in the applicable indenture. These services will be provided without charge, other than any tax or other governmental charge related to these services, but subject to the limitations provided in the applicable indenture. You may transfer any bearer debt securities and their coupons, if any, by delivering them to the party to whom you wish to transfer them.

Debt securities may bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that is below the prevailing market rate will be sold at a discount below their stated principal amount. We will describe in a prospectus supplement any special United States federal income tax considerations that apply to discounted debt securities and debt securities issued at par, which are treated as having been issued at a discount for United States federal income tax purposes.

Principal amounts of or interest on our debt securities may be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. You may receive a principal amount or a payment of interest that is greater or lesser than the amount of principal or interest otherwise payable, depending upon the value of applicable currency, commodity, equity index or other factors. We will provide you with information on the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional tax considerations in the applicable prospectus supplement.

Conversion and Exchange

The terms, if any, on which debt securities of any series are convertible into or exchangeable for Ordinary Shares, Preferred Shares or other securities, whether or not issued by us, property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which the securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at such time as described in the related prospectus supplement. Any such conversion or exchange will comply with applicable Cayman Islands law, the Memorandum of Association (the "Memorandum") and the Articles of Association (the "Articles").

Global Debt Securities

We may issue the debt securities of a series in the form of one or more global debt securities. We will deposit the debt securities with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. We will issue these global debt securities in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by such global debt security or securities. Unless it is exchanged in whole for debt securities in definitive registered form, a global debt security may only be transferred as a whole by:

•	The depositary for the global debt security to a nominee of such depositary;

•	A nominee of the depositary for the global debt security to such depositary or another nominee of such depositary; or

•	The depositary for the global debt security or any nominee to a successor of the depositary or a nominee of such successor.

The specific terms of the depositary arrangement with respect to a series of debt securities represented by a global debt security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all such depositary arrangements.

    Beneficial Interests in a Global Debt Security

You may own a beneficial interest in a global debt security only if you have an account with the depositary for such global debt security or hold an interest through someone with an account with the depositary. Upon the issuance of a global debt security, the depositary for such global debt security will credit your accounts on its book-entry registration and transfer system with the respective principal amounts of the debt securities represented by such global debt security beneficially owned by you. Initially, the accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such debt securities. Your ownership of a beneficial interest in a global debt security will be shown on, and the transfer of such ownership interests will be effected through, the depositary's records for such global debt security (if you have an account with the depositary) and on the records of the depositary's account holder (if you own securities through an account holder). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to own, transfer or pledge beneficial interests in global debt securities.

So long as the depositary for a global debt security, or its nominee, is the registered owner of such global debt security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global debt security for all purposes under the applicable indenture. Except as described below, if you own a beneficial interest in a global debt security, you will not be entitled to have the debt securities represented by such global debt security registered in your name, will not be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owner or holder of the debt security under the applicable indenture. Accordingly, you must rely on the procedures of the depositary for your global debt security and, if you own through a person having an account with the depositary, on the procedures of such person, to exercise any rights of a holder under the applicable indenture. If we request any action of holders or if an owner of a beneficial interest in a global debt security desires to take any action which it is entitled to take, the depositary for such global debt security would authorize the participant holding the relevant beneficial interests to give or take such action, and such participants would authorize the beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    Payments of Principal, Premium and Interest

We will pay the principal, premium, if any, and any interest on a global debt security to the depositary that is the registered holder of the global debt security or its nominee. Neither we, the trustee nor any of our agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global debt security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for any global debt security or its nominee, upon receipt of any payment of any principal, premium or interest in respect of such global debt security, will immediately credit your account with payments in amounts proportionate to your respective beneficial interest in the principal amount of such registered global debt security as shown on the records of the depositary or its nominee.

If you own a beneficial interest in a global debt security through a participant, we expect that payments to you by the participant will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

    Issuance of Definitive Debt Securities

If the depositary for any global debt security is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, we will appoint a successor. If we do not appoint a successor depositary registered as a clearing agency within 90 days, we will issue the affected debt securities in definitive form in exchange for the global debt security. In addition, we may determine not to have any of the debt securities of a series represented by global debt securities and, in such event, will issue debt securities of such series in a definitive form in exchange for all of the global debt securities representing such debt securities. Any debt securities issued in definitive form in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that the depositary's instructions regarding the ownership of beneficial interests in such global debt security will be based on directions given by the participants.

Further, we may specify that you may, on terms acceptable to us, the trustee and the depositary, receive definitive debt securities in exchange for your beneficial interest in a global debt security, subject to any limitations described in the prospectus supplement relating to the debt securities. In that instance, you will be entitled to physical delivery of definitive debt securities equal in principal amount to that beneficial interest and to have the debt securities registered in your name. Unless we otherwise specify, we will issue those definitive debt securities in denominations of $1,000 and integral multiples of $1,000.

We may also issue bearer debt securities in global form, which we will refer to as a "bearer global security," that will be deposited with a common depositary for Euro-clear and CEDEL, or with a nominee for such depositary we identify in a prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, with respect to any portion of a series of debt securities to be represented by a bearer global security, will be described in the prospectus supplement relating to such series.

Certain Covenants

    Limitations on Liens

We agree that, so long as any senior debt securities remain outstanding, neither we nor our subsidiaries will issue, assume, incur or guarantee any indebtedness for borrowed money secured by a mortgage, pledge, lien or other encumbrance, directly or indirectly, upon any shares of the voting stock of a restricted subsidiary without providing that such senior debt securities issued under the senior indenture shall be secured equally and ratably with, or prior to, any such secured indebtedness so long as the indebtedness remains so secured. These restrictions, however, do not apply to liens or to any mortgage, pledge or other encumbrance upon shares of voting stock of any corporation that exist at the time such corporation becomes a restricted subsidiary and extensions, renewals or replacements of these pre-existing liens and to certain permitted liens as defined in the Senior Indenture. (Senior Indenture Section 3.9)

The term "restricted subsidiary" means (a) any present or future subsidiary, the consolidated total assets (as defined in the senior indenture) of which constitute 20% or more of our consolidated total assets; and (b) any subsidiary which is a successor, by merger or otherwise, to substantially all of the business or properties of any subsidiary referred to or described in clause (a).

The term "subsidiary" means any corporation or other entity in which we own or control, directly or indirectly, more than 50% of the outstanding shares of voting stock. At December 31, 2003, our restricted subsidiaries were Scottish Re (Dublin) Limited, Scottish Re Limited, Scottish Re (U.S.), Inc., Scottish Annuity & Life Insurance Company (Cayman) Ltd. and ERC Life Reinsurance Corporation. (Section 1.1)

    Consolidation, Merger and Sale of Assets

Each indenture provides that we may not consolidate with or merge into, or convey, transfer, sell, lease or otherwise dispose of all or substantially all of our properties to another person unless, among other things:

•	either we are the resulting, surviving or transferee person or the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof, the District of Columbia, the Cayman Islands or Bermuda;

•	such person assumes all of our obligations under the notes and the applicable indenture; and

•	immediately after the merger, consolidation, conveyance, transfer or lease we, or the successor entity, will not be in default in the performance of the covenants and conditions of the indenture applicable to us.

This restriction on the consolidation, merger or sale of our assets does not apply to any recapitalization transaction, a change of control over us or a highly leveraged transaction unless such transactions or change of control were structured to include a merger or consolidation or transfer or lease of our assets substantially as an entirety. Unless otherwise described in a prospectus supplement for a particular series of debt securities, no covenants or other provisions in the indentures provide for a put or increased interest or otherwise afford you additional protection in the event of a recapitalization transaction, a change of control over us or a highly leveraged transaction.

    Restrictions on Certain Dispositions

As long as any of the senior debt securities remain outstanding, neither we nor our restricted subsidiaries may issue, sell, assign, transfer or otherwise dispose of any of the voting stock of any of our restricted subsidiaries, unless:

•	The issuance, sale, assignment, transfer or other disposal of voting stock is required to comply with the order of a court or regulatory authority, other than an order that we or one of our restricted subsidiaries requested;

•	The shares of voting stock issued, sold, assigned, transferred or otherwise disposed of are directors' qualifying shares;

•	All of the voting stock of a restricted subsidiary that either we or our restricted subsidiaries own is sold for cash or other property that has a fair market value (as determined in good faith by our Board of Directors) that is at least equal to the fair value of such voting stock; or

•	We would own, together with our restricted subsidiaries, at least 70% of the issued and outstanding voting stock of such restricted subsidiary after the issuance, sale, assignment, transfer or other disposition, and such issuance, sale, assignment, transfer or other disposition is made for cash or other property which is at least equal to the fair value of such voting stock. (Section 9.3)

When we refer to "fair value," with respect to any voting stock, we mean the fair value as determined in good faith by our Board of Directors. (Section 1.1) The senior indenture does not restrict the transfer of assets from a restricted subsidiary to any person, including either to us or one of our subsidiaries.

Events of Default

Unless we provide other or substitute events of default in a prospectus supplement, the following events will constitute events of default under the applicable indenture with respect to any series of debt securities issued under the applicable indenture:

•	our failure to pay any interest on such series of debt securities when due and payable, and continuance of such default for a period of 30 days;

•	our failure to pay all or any part of the principal on any debt security of such series when due and payable at maturity or upon redemption;

•	our failure to pay any sinking fund installment when due;

•	our failure to perform or observe any other term, covenant or warranty of ours contained in the applicable indenture for the benefit of such series, and the continuance of this default or breach for a period of 60 days after written notice is given as provided in such indenture;

•	our bankruptcy, insolvency or reorganization; or

•	our failure to pay when due at maturity or a default that results in the acceleration of maturity of any indebtedness for borrowed money (other than non-recourse obligations), in an aggregate principal amount exceeding $25,000,000, if such event of default results in the acceleration of the other indebtedness, so long as such acceleration is not cured, waived, rescinded or annulled, or such indebtedness is not discharged, within 30 days after we receive written notice of such failure or default. (Section 5.1)

If an event of default has occurred and is continuing, other than an event of default specified in the fifth bullet above, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that affected series may declare the principal and accrued interest of all debt securities of that such affected series to be due and payable immediately. If the event of default specified in the fifth bullet above shall have occurred, the principal amount on all series of debt securities shall automatically, without any action on the part of the trustee or the holder, become immediately due and payable. These declarations may be annulled and past defaults may be waived by the holders of a majority in principal amount of the outstanding debt securities of all such affected series; however, a continuing default in payment of principal or premium of or interest on debt securities may not be annulled or waived. (Sections 5.1 and 5.10)

The trustee is not required to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders have offered the trustee reasonable indemnity. This right of the trustee is subject to the provisions relating to its duties during the continuance of any event of default. (Section 6.2) Subject to the provisions for indemnification and subject to the right of the trustee to decline to follow any holders' directions under specified circumstances, the holders of a majority in aggregate principal amount of the outstanding debt securities may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. (Sections 5.9 and 5.11)

Holders of debt securities may not institute any action against us under the indenture (except as set forth above and actions for payment of overdue principal, premium, if any, or interest) unless:

•	They have given the trustee advance written notice of a default that is continuing;

•	The holders of at least 25% in principal amount of the outstanding debt securities of each affected series (treated as one class) have requested the trustee to institute an action and have offered the trustee reasonable indemnity;

•	The trustee has not instituted this action within 60 days of their request; and

•	The trustee has not received direction inconsistent with such written request from the holders of a majority in aggregate principal amount of the debt securities of each affected series (treated as one class). (Sections 5.6 and 5.9)

Each year, we will either certify to the relevant trustee that we are not in default of any of our obligations under the indentures or we will specify to the relevant trustee any default that exists under the indentures. (Section 3.4)

Discharge, Defeasance and Covenant Defeasance

We can discharge or defease our obligations under each indenture as set forth below if the applicable prospectus supplement allows. (Article X)

We may discharge certain obligations to you if your debt securities have not already been delivered to the trustee for cancellation and have either become due and payable, are by their terms due and payable or are scheduled for redemption within one year by irrevocably depositing with the trustee (a) cash, (b) in the case of debt securities payable only in U.S. dollars, U.S. government obligations, or (c) a combination thereof, as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, and any mandatory sinking fund or analogous payments, the principal of, premium, if any, and interest on your debt securities.

If allowed by the applicable prospectus supplement, we may also:

(1)	defease and be discharged from any and all obligations with respect to the debt securities of or within any series ("full defeasance"); or

(2)	be released from our obligations under certain covenants applicable to the debt securities of or within any series ("covenant defeasance"),

if we deposit money or government obligations with the relevant trustee in sufficient quantity that will provide money in an amount sufficient, without reinvestment, to pay the principal of and any premium or interest on such debt securities to maturity or redemption and any mandatory sinking fund or analogous payments thereon. As a condition to the above actions, we must deliver an opinion of counsel to the trustee stating that the holders of affected debt securities will not recognize income, gain or loss for federal income tax purposes as a result of our actions and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if we had not taken these actions. Such opinion of counsel, in the case of defeasance under clause (1) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture. (Sections 10.4, 10.5 and 10.6)

We may exercise our full defeasance option for the debt securities despite our prior exercise of our covenant defeasance option. If we exercise our full defeasance option, payment of the debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option, payment of the debt securities may not be accelerated by reason of default or an event of default with respect to the covenants to which the covenant defeasance is applicable. However, if such acceleration were to occur by reason of another event of default, the realizable value at the acceleration date of the money and government obligations in the defeasance trust may be less than the principal and interest then due on such debt securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors. (Sections 10.3, 10.4 and 10.6)

Modification of the Indentures

    Changes Requiring Approval of Each Affected Holder

Either the trustee or we may add provisions to, or change in any manner or eliminate any of the provisions of any indenture or modify the rights of the holders of the debt securities of each series so affected with the consent of the holders of a majority in aggregate principal amount of debt securities of all series issued under the indenture then outstanding and affected (voting as one class). However, we need the consent of the holder of each outstanding debt security affected in order to:

•	extend the stated maturity of the principal of any debt security;

•	reduce the principal amount of any debt security;

•	reduce the rate or extend the time of payment of interest on any debt security;

•	reduce any amount payable on redemption of any debt security;

•	change the currency in which the principal of (including any amount in respect of original issue discount), premium or interest on any debt security is payable;

•	reduce the amount of any original issue discount debt security that is payable upon acceleration or provable in bankruptcy;

•	alter certain provisions of an indenture relating to the debt securities not denominated in U.S. dollars;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage in aggregate principal amount of debt securities of any series, the consent of the holders of which is required for any such modification. (Section 8.2)

    Changes Requiring Majority Approval

The indentures (including the terms and conditions of the debt securities) may be modified or amended, subject to the provisions described above, with the written consent of the holders of at least a majority in aggregate principal amount of the debt securities at the time outstanding. (Section 8.2)

    Changes Requiring No Approval

The indentures (including the terms and conditions of the debt securities) may be modified or amended by us and the trustee, without the consent of the holder of any debt security, to, among other things:

•	secure any debt securities;

•	provide for the assumption of our obligations to the holders of debt securities in the case of a merger, consolidation, conveyance, transfer or lease;

•	add to our covenants for the benefit of the holders of debt securities;

•	cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the applicable indenture or make any other provision with respect to matters or questions arising under the applicable indenture which we may deem necessary or desirable and which shall not be inconsistent with provisions of the applicable indenture; provided that such modification or amendment does not, in the good faith opinion of our Board of Directors and the trustee, adversely affect the interests of the holders of notes in any material respect;

•	establish the forms or terms of debt securities of any series;

•	evidence the acceptance of appointment by a successor trustee; or

•	add or modify any other provisions with respect to matters or questions arising under the applicable indenture which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of debt securities. (Section 8.1)

The subordinated indenture may not be amended to alter the subordination of any outstanding subordinated debt securities without the consent of each holder of senior indebtedness that would be adversely affected by the amendment. (Subordinated Indenture Section 8.6).

Subordination of the Subordinated Debt Securities

We will make all payments on our senior indebtedness first before paying the principal of, premium, if any, and interest on debt securities issued under the subordinated indenture. The subordinated indenture defines "Senior Indebtedness" as the principal of and premium, if any, and interest on:

(a)	All our indebtedness,

•	for money we borrowed,

•	for the money borrowed by and obligations of others that we have assumed or guaranteed,

•	in respect of letters of credit and acceptances issued or made by banks, or

•	constituting purchase money indebtedness, or indebtedness secured by property included in our property, plant and equipment accounts at the time of the acquisition of such property by us, which we are directly liable to pay; and

(b)	All deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any such indebtedness.

When we use the term "purchase money indebtedness," we mean indebtedness evidenced by a note, debenture, bond or other instrument (whether or not secured by any lien or other security interest) issued or assumed as consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise, unless by its terms such indebtedness is subordinate to our other indebtedness. Unless we state differently in the subordinated indenture, the subordinated debt securities or the related prospectus supplement, senior indebtedness shall not include, the subordinated debt securities, any of our indebtedness which, by its terms or the terms of the instrument creating or evidencing it, is subordinate in right of payment to or pari passu with the subordinated debt securities, or any of our indebtedness to one of our subsidiaries. (Subordinated Indenture Section 1.1) The subordinated indenture does not contain any limitation on the amount of senior indebtedness that we can incur.

In the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving us or our property, or that subordinated debt securities of any series are declared due and payable before their expressed maturity because of the occurrence of an event of default pursuant to Section 5.1 of the subordinated indenture (under circumstances other than a bankruptcy or insolvency event as described above), then the holders of all senior indebtedness will be entitled to be paid the full amount due on the senior indebtedness before the holders of any subordinated debt securities receive any payment on the subordinated debt securities. In the event and during the continuation of any default in payment of any senior indebtedness or if any event of default shall exist under any senior indebtedness, no payment of the principal or interest on the subordinated debt securities or coupons will be made. (Subordinated Indenture Article XIII) If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York (without regard to the conflict of law provisions of the State of New York), except to the extent the Trust Indenture Act is applicable. (Section 11.8)

Concerning the Trustee

The Bank of New York is one of a number of banks with which we maintain ordinary banking and trust relationships.

Certain Provisions of the Junior Subordinated Debt Securities Issued to the Scottish Holdings Trusts

    Option to Extend Interest Payment Date

Unless provided otherwise in the related prospectus supplement, we will have the right at any time and from time to time during the term of any series of junior subordinated debt securities issued to the Scottish Holdings Trusts to defer payment of interest for such number of consecutive interest payment periods as may be specified in the related prospectus supplement (referred to as an extension period), subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that such extension period may not extend beyond the stated maturity of such series of junior subordinated debt securities. Certain U.S. federal income tax consequences and special considerations applicable to such junior subordinated debt securities will be described in the related prospectus supplement. (Junior Subordinated Indenture Section 2.12).

    Option to Extend Maturity Date

Unless provided otherwise in the related prospectus supplement, we will have the right to:

(1) change the stated maturity of the principal of the junior subordinated debt securities of any series issued to the Scottish Holdings Trusts upon the liquidation of the Scottish Holdings Trusts and the exchange of the junior subordinated debt securities for the preferred securities of the Scottish Holdings Trusts, or

(2) extend the stated maturity of the principal of the junior subordinated debt securities of any series, provided that (i) we are not in bankruptcy, otherwise insolvent or in liquidation, (ii) we have not defaulted on any payment on such junior subordinated debt securities and no deferred interest payments have accrued, (iii) the Scottish Holdings Trusts are not in arrears on payments of distributions on its preferred securities and no deferred distributions have accumulated, (iv) the junior subordinated debt securities of such series are rated investment grade by Standard & Poor's Ratings Services, Moody's Investors Service, Inc. or another nationally recognized statistical rating organization, and (v) the extended maturity is no later than the 49th anniversary of the initial issuance of the preferred securities of the Scottish Holdings Trusts.

If we exercise our right to liquidate the Scottish Holdings Trusts and exchange the junior subordinated debt securities for the preferred securities of the Scottish Holdings Trusts as described above, any changed stated maturity of the principal of the junior subordinated debt securities shall be no earlier than the date that is five years after the initial issue date of the preferred securities and no later than the date 30 years (plus an extended term of up to an additional 19 years if the conditions described above are satisfied) after the initial issue date of the preferred securities of the Scottish Holdings Trusts. (Junior Subordinated Indenture Section 2.15).

    Redemption

Except as otherwise provided in the related prospectus supplement, in the case of any series of subordinated debt securities issued to the Scottish Holdings Trusts, if an Investment Company Event or a Tax Event, (each, a "special event") shall occur and be continuing, we may, at our option, redeem such series of junior subordinated debt securities, in whole but not in part, at any time within 90 days of the occurrence of the special event, at a redemption price equal to 100% of the principal amount of such junior subordinated debt securities then outstanding plus accrued and unpaid interest to the date fixed for redemption. (Junior Subordinated Indenture Section 12.5).

For purposes of the junior subordinated indenture, "Investment Company Event" means, in respect of a Scottish Holdings Trust, the receipt by the Scottish Holdings Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in the interpretation or application of law or regulation by any legislative body, court or governmental agency or regulatory authority, the Scottish Holdings Trust is or will be considered an investment company that is required to be registered under the Investment Company Act, which change becomes effective on or after the date of original issuance of the preferred securities of the Scottish Holdings Trusts. (Junior Subordinated Indenture Section 1.1).

"Tax Event" means, in respect of the Scottish Holdings Trusts, the receipt by the Scottish Holdings Trust or us of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulation thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the preferred securities of the Scottish Holdings Trusts, there is more than an insubstantial risk that (i) the Scottish Holdings Trusts are, or will be within 90 days of the date of such opinion, subject to U.S. federal income tax with respect to income received or accrued on the corresponding series of subordinated debt securities, (ii) interest payable by us on such junior subordinated debt securities is not, or within 90 days of the date of such opinion will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes or (iii) the Scottish Holdings Trusts are, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. (Junior Subordinated Indenture Section 1.1).

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of junior subordinated debt securities to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the subordinated debt securities or portions thereof called for redemption and any related unmatured coupons will be void.

    Certain Covenants

Unless otherwise provided in the related prospectus supplement, we will covenant, as to each series of our junior subordinated debt securities issued to a Scottish Holdings Trust in connection with the issuance of preferred securities and common securities by such Scottish Holdings Trust, that we will not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our outstanding Ordinary Shares or (2) make any payment of principal, or interest or premium, if any, on or repay, repurchase or redeem any debt security of ours that ranks junior in interest to the junior subordinated debt securities of such series or make any guarantee payments with respect to any guarantee by us of the debt securities of any restricted subsidiary if such guarantee ranks junior in interest to the junior subordinated debt securities of such series (other than (a) dividends or distributions in our Ordinary Shares, (b) redemption or purchases of any rights outstanding under a shareholder rights plan of ours, or the declaration of a dividend of such rights or the issuance of shares under such plan in the future, (c) payments under any guarantee agreement and (d) purchases of Ordinary Shares related to the issuance of Ordinary Shares under any of our benefit plans for our directors, officers or employees) if at such time (i) there shall have occurred any event of which we have actual knowledge that (A) with the giving of the notice or lapse of time or both, would constitute an event of default under the applicable junior subordinated indenture and (B) in respect of which we shall not have taken reasonable steps to cure, (ii) we shall be in default with respect to our payment of obligations under the guarantee agreement relating to such preferred securities or (iii) we shall have given notice of our election to begin an extension period as provided in the applicable junior subordinated indenture with respect to the junior subordinated debt securities of such series and shall not have rescinded such notice, or such extension period, or any extension thereof, shall be continuing. (Junior Subordinated Indenture Section 3.12).

In the event our junior subordinated debt securities are issued to a Scottish Holdings Trust in connection with the issuance of preferred securities and common securities of such Scottish Holdings Trust, for so long as such series of junior subordinated debt securities remain outstanding, we will also covenant:

(1) to maintain directly or indirectly 100% ownership of the common securities of the Scottish Holdings Trusts; provided, however, that any permitted successor of ours under the applicable junior subordinated indenture may succeed to our ownership of such common securities;

(2) not to voluntarily dissolve, wind-up or liquidate such trust, except in connection with the distribution of our junior subordinated debt securities to the holders of preferred securities and common securities in liquidation of the Scottish Holdings Trusts, the redemption of all of the preferred securities and common securities of the Scottish Holdings Trusts, or certain mergers, consolidations or amalgamations, each as permitted by the restated trust agreement of the Scottish Holdings Trusts; and

(3) to use our reasonable efforts, consistent with the terms of the related trust agreement, to cause the Scottish Holdings Trusts to remain classified as a grantor trust for United States Federal income tax purposes. (Junior Subordinated Indenture Section 3.14).

    Events of Default

If an Event of Default with respect to a series of junior subordinated debt securities issued to a Scottish Holdings Trust has occurred and is continuing and such event is attributable to a default in the payment of interest or principal on the related junior subordinated debt securities on the date such interest or principal is otherwise payable, a holder of preferred securities of such Scottish Holdings Trust may institute a legal proceeding directly against us, which we refer to in this prospectus as a direct action, for enforcement of payment to such holder of the principal of or interest on such related junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the related preferred securities of such holder. (Junior Subordinated Indenture Section 8.2). We may not amend the applicable junior subordinated indenture to remove the foregoing right to bring a direct action without the prior written consent of the holders of all of the preferred securities of such trust. (Junior Subordinated Indenture Section 5.7). If the right to bring a direct action is removed, the Scottish Holdings Trusts may become subject to the reporting obligations under the Exchange Act. We will have the right under the junior subordinated indenture to set-off any payment made to such holder of preferred securities by us, in connection with a direct action. (Junior Subordinated Indenture Section 2.13). The holders of preferred securities will not be able to exercise directly any other remedy available to the holders of the related junior subordinated debt securities.

The holders of the preferred securities would not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the junior subordinated debt securities unless there shall have been an event of default under the applicable restated trust agreement.

    Subordination of the Junior Subordinated Debt Securities

We will make all payments on our senior indebtedness first before paying the principal of, premium, if any, and interest on debt securities issued under the junior subordinated indenture. The junior subordinated indenture defines "Senior Indebtedness" as the principal of and premium, if any, and interest on:

(a)	All our indebtedness,

•	for money we borrowed,

•	for the money borrowed by and obligations of others that we have assumed or guaranteed,

•	in respect of letters of credit and acceptances issued or made by banks, or

•	constituting purchase money indebtedness, or indebtedness secured by property included in our property, plant and equipment accounts at the time of the acquisition of such property by us, which we are directly liable to pay; and

(b)	All deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any such indebtedness.

When we use the term "purchase money indebtedness" we mean indebtedness evidenced by a note, debenture, bond or other instrument (whether or not secured by any lien or other security interest) issued or assumed as consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise, unless by its terms such indebtedness is subordinate to our other indebtedness. Unless we state differently in the junior subordinated indenture, the junior subordinated debt securities or the related prospectus supplement, senior indebtedness shall not include, the junior subordinated debt securities, any of our indebtedness which, by its terms or the terms of the instrument creating or evidencing it, is subordinate in right of payment to or pari passu with the junior subordinated debt securities, any of our indebtedness to one of our subsidiaries, and any indebtedness, including all other debt securities and guarantees in respect of those debt securities, initially issued to (x) a Scottish Holdings Trust or (y) any trust, partnership or other entity affiliated with us which is a financing vehicle of ours or any affiliate of ours in connection with the issuance by such entity of preferred securities or other securities which are similar to the preferred securities described under "Description of the Trust Preferred Securities". (Junior Subordinated Indenture Section 1.1). The junior subordinated indenture does not contain any limitation on the amount of senior indebtedness that we can incur.

In the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving us or our property, or that junior subordinated debt securities of any series are declared due and payable before their expressed maturity because of the occurrence of an event of default pursuant to Section 5.1 of the junior subordinated indenture (under circumstances other than a bankruptcy or insolvency event as described above), then the holders of all senior indebtedness will be entitled to be paid the full amount due on the senior indebtedness before the holders of any junior subordinated debt securities receive any payment on the junior subordinated debt securities. In the event and during the continuation of any default in payment of any senior indebtedness or if any event of default shall exist under any senior indebtedness, no payment of the principal or interest on the junior subordinated debt securities or coupons will be made. (Junior Subordinated Indenture Article XIII). If this prospectus is being delivered in connection with a series of junior subordinated debt securities, the accompanying prospectus supplement will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

The junior subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of junior subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

DESCRIPTION OF SHARE CAPITAL

Authorized Share Capital

The following is a summary description of our Ordinary Shares and Preferred Shares. You can find information about our Ordinary Shares and Preferred Shares in the following documents that progressively provide more detail: 1) this prospectus, 2) the prospectus supplement, 3) our Memorandum and the Articles, and 4) Cayman Islands law. Since the terms of Ordinary Shares and Preferred Shares may differ from the general information we provide here, in all cases rely on the laws of the Cayman Islands over different information in our Memorandum and the Articles; rely on our Memorandum and the Articles over the prospectus supplement; and rely on the prospectus supplement over this prospectus.

We are currently authorized to issue 100 million Ordinary Shares, par value $0.01 per share, and 50 million Preferred Shares, par value $0.01 per share.

Ordinary Shares

There are no provisions of Cayman Islands law, the Memorandum or the Articles that impose any limitation on the rights of shareholders to hold or vote Ordinary Shares based on the fact that such shareholders are not residents of the Cayman Islands. The Ordinary Shares will be subject to the express terms of the Preferred Shares and any series thereof. Holders of the Ordinary Shares have no pre-emptive, conversion or sinking fund rights.

Voting.    All outstanding shares of our common shares are fully paid and nonassessable. Subject to certain restrictions, each holder of Ordinary Shares is entitled to one vote per share on all matters submitted to a vote of shareholders at any meeting.

Voting rights with respect to the Ordinary Shares are noncumulative unless the following provision is applicable. If (1) the number of issued Controlled Shares (as defined below) of any person other than a Pacific Life Entity (as defined below) would constitute 10% or more of the combined voting power of the issued voting power (calculated after giving effect to any prior reduction in voting power as described below) or (2) the total number of issued Controlled Shares held by the Pacific Life Entities would constitute 25% or more, of the combined voting power of our issued voting shares (calculated, in each case, after giving effect to any prior reduction in voting power as described below), each such issued Controlled Share, regardless of the identity of the registered holder thereof, will confer only a fraction of a vote as determined by the following formula (the "Formula"):

(T − C)/(X x C)

Where:

•	"T" is the aggregate number of votes conferred by all the issued shares immediately prior to the application of the Formula with respect to any particular shareholder, adjusted to take into account any prior reduction taken with respect to any other shareholder pursuant to the "sequencing provision" described below;

•	"C" is the number of issued Controlled Shares attributable to such person; and

•	"X" is

•	9.1 if such person is any person other than Pacific Life Insurance Company, Pacific Mutual Holding Company, Pacific LifeCorp and/or any direct or indirect wholly-owned subsidiary of Pacific Mutual Holding Company (each, a "Pacific Life Entity") or

•	3.016 if the Formula is being applied to determine the reduction in total combined voting rights attributable to the total number of Controlled Shares of the Pacific Life Entities.

"Controlled Shares" are the voting shares owned by any person, whether

•	directly,

•	with respect to persons who are United States persons, by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or

•	beneficially, directly or indirectly, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder.

The Formula will be applied successively as many times as may be necessary to ensure that no person other than a Pacific Life Entity will be a 10% Shareholder (as defined below) at any time and that the total combined voting rights attached to the Controlled Shares of the Pacific Life Entities shall not exceed 24.9% at any time (the "sequencing provision"). For the purposes of determining the votes exercisable by shareholders as of any date, the Formula will be applied to the shares of each shareholder in declining order based on the respective numbers of total Controlled Shares attributable to each shareholder. Thus, the Formula will be applied first to the votes of shares held by the shareholder to whom the largest number of total Controlled Shares is attributable and thereafter sequentially with respect to the shareholder with the next largest number of total Controlled Shares. In each case, calculations are made on the basis of the aggregate number of votes conferred by the issued voting shares as of such date, as reduced by the application of the Formula to any issued voting shares of any shareholder with a larger number of total Controlled Shares as of such date. The defined term "10% Shareholder" means a person who owns, in the aggregate, (1) directly, indirectly or constructively within the meaning of Section 958 of the Code or (2) beneficially, directly or indirectly, within the meaning of Section 13(d)(3) of the Exchange Act, issued shares carrying 10% or more of the total combined voting rights attaching to the issued shares.

The Board of Directors may require any shareholder to provide information as to that shareholder's beneficial share ownership, the names of persons having beneficial ownership of the shareholder's shares, relationships with other shareholders or any other facts the directors may deem relevant to a determination of the number of Controlled Shares attributable to any person. The Board of Directors may disregard the votes attached to shares of any holder failing to respond to such a request or submitting incomplete or untrue information.

The Board of Directors retains certain discretion to make such final adjustments to the aggregate number of votes attaching to the voting shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that no person other than a Pacific Life Entity will be a 10% Shareholder at any time, and that the voting rights attached to the Controlled Shares of the Pacific Life Entities shall not exceed 24.9% of the voting rights of the issued shares at any time.

Voting Requirements.    The vote required for most shareholder action is the affirmative vote by ordinary resolution of the holders of at least a majority of the issued and outstanding Ordinary Shares present and voting in person or by proxy at a general meeting of the shareholders. Amendments to certain provisions of our memorandum and articles of association require the affirmative vote by special resolution of at least two-thirds (66 2/3%) of the holders of our ordinary shares present and voting in person or by proxy at a general meeting of the shareholders.

Transfer.    Except as described below with respect to transfers of Ordinary Shares executed on the New York Stock Exchange, the Board of Directors (or its designees) is required to decline to register a transfer of shares if it has reason to believe that the result of such transfer would be to increase the number of total Controlled Shares of any person to 10% or more of a class of our shares. The Pacific Life Entities, however, shall each be permitted to transfer our shares to another Pacific Life Entity, provide that the Controlled Shares of the Pacific Life Entities in the aggregate do not exceed 24.9% of our shares.

The Board of Directors (or its designees) also may, in its absolute discretion, decline to register the transfer of any Ordinary Shares, except for transfers executed on the New York Stock Exchange, if it has reason to believe (1) that such transfer may expose us, any subsidiary or shareholder thereof or any variable life policy-holder or any person purchasing reinsurance from us or any such subsidiary to adverse tax or regulatory treatment in any jurisdiction or (2) that registration of such transfer under the Securities Act or under any United States state securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected.

The Board of Directors will not decline to register any transfer of Ordinary Shares executed on the New York Stock Exchange for the reasons described above. If, however, any such transfer results in the transferee (or any group of which such transferee is a member) beneficially owning, directly or indirectly, 10% or more of any class of the shares or causes the Board of Directors (or its designees) to have reason to believe that such transfer may expose us, any subsidiary or shareholder thereof or any variable life policy-holder or any person purchasing reinsurance from us to adverse tax or regulatory treatment in any jurisdiction, the Articles empower the Board of Directors (or its designees) to deliver a notice to the transferee demanding that such transferee surrender to an agent designated by the Board of Directors (the "Agent") certificates representing the shares and any dividends or distributions that the transferee has received as a result of owning the shares. A transferee who has resold the shares before receiving such notice will be required to transfer to the Agent the proceeds of the sale, to the extent such proceeds exceed the amount that the transferee paid for the shares, together with any dividends or distributions that the transferee received from us. As soon as practicable after receiving the shares and any dividends or distributions that the transferee received, the Agent will use its best efforts to sell such shares and any non-cash dividends or distributions in an arm's-length transaction on the New York Stock Exchange. After applying the proceeds from such sale toward reimbursing the transferee for the price paid for the shares, the Agent will pay any remaining proceeds and any cash dividends and distributions to organizations described in Section 501(c)(3) of the Code that the Directors designate. The proceeds of any such sale by the Agent or the surrender of dividends or distributions will not inure to the benefit of us or the Agent, but such amounts may be used to reimburse expenses incurred by the Agent in performing its duties.

Dividends.     Holders of Ordinary Shares are entitled to receive dividends ratably when and as declared by the Board of Directors from funds legally available therefor, subject to prior payment of Preferred Shares, if any.

Liquidation.    In the event of any dissolution, liquidation or winding-up, whether voluntary or involuntary, after there are paid or set aside for payment to creditors and the holders of any Preferred Shares the full amounts to which they are entitled, the holders of the then outstanding Ordinary Shares will be entitled to receive, pro rata according to the number of Ordinary Shares registered in the names of such shareholders, any of our remaining assets available for distribution to its shareholders.

Restrictions on Share Issuance.    We are restricted from issuing shares if such issuance would increase the number of total Controlled Shares of any person other than a Pacific Life Entity to 10% or more of a class of our shares or the total Controlled Shares of the Pacific Life Entities to 25% or more on an unadjusted basis.

Share Redemption.    Ordinary Shares may be redeemed or repurchased on terms agreed to between the Board of Directors and the holder of the shares and, subject to Exchange Act and stock exchange regulations, we may, from time to time, purchase or redeem all or part of the Ordinary Shares of any shareholder, whether or not we have made any offer to all or any of the other shareholders. Any redemption or repurchase must be done in a manner that the Board of Directors believes would not cause the total Controlled Shares of any person to equal or exceed 10% of a class of our shares.

Lien on Shares.    We will have a first and paramount lien on all shares (whether fully paid-up or not) registered in the name of a shareholder for all debts, liabilities or engagements to or with us (whether presently payable or not) by such shareholder or such shareholder's estate and that upon notice, we may sell any shares on which we have a lien to the extent any sum in respect of which the lien exists is presently payable. Registration of a transfer of any shares subject to our lien will operate as a waiver of such lien.

Unilateral Repurchase Right.    The Articles provide that if our Board of Directors determines that beneficial ownership of issued shares by any shareholder may result in adverse tax, regulatory or legal consequences to us, any subsidiary or shareholder thereof or any person insured or reinsured or proposing to be insured or reinsured by us or any such subsidiary, the Board of Directors may, in its absolute discretion, redeem or repurchase all or part of the shares held by such shareholder or direct such shareholder to sell and transfer all or part of such shares to one or more designated third parties. The price to be paid for such shares will be the fair market value of such shares as determined in accordance with the Articles.

Preferred Shares

We may offer Preferred Shares, the terms of which will be described in a prospectus supplement. Our Board of Directors may authorize the issuance of up to 50 million shares of Preferred Shares without shareholder approval. On the date of this prospectus, there are 5,750,000 Preferred Shares outstanding. We may also offer depositary shares evidenced by depositary receipts, each representing an interest in a share of the particular series of the Preferred Shares issued and deposited with a Preferred Shares depositary. We describe this program below in the section called "Description of Depositary Shares."

We will fix or designate the rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption, retirement and sinking fund provisions and liquidation preferences, if any, of a series of Preferred Shares through a certificate of designation adopted by our Board of Directors or a duly authorized committee of our Board of Directors. We will describe the terms, if any, on which shares of any series of Preferred Shares are convertible or exchangeable into Ordinary Shares in the prospectus supplement relating to the offering. The conversion or exchange may be mandatory, at your option or at our option. The applicable prospectus supplement will state the manner in which the Ordinary Shares that you receive as a holder of Preferred Shares would be converted or exchanged.

Certain Memorandum of Association and Articles of Association Provisions

We describe certain provisions of our Memorandum of Association and Articles of Association in the following paragraphs.

The Articles contain certain provisions that make more difficult the acquisition of control by means of a tender offer, open market purchase, proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of us to negotiate with the Board of Directors. The Board of Directors believes that, as a general rule, the interests of our shareholders would be best served if any change in control results from negotiations with the Board of Directors. The Board of Directors would negotiate based upon careful consideration of the proposed terms, such as the price to be paid to shareholders, the form of consideration to be paid and the anticipated tax effects of the transaction. These provisions could, however, have the effect of discouraging a prospective acquiror from making a tender offer or otherwise attempting to obtain control of us. In addition, the Articles provide that voting rights with respect to shares directly or indirectly beneficially owned by any person or group of persons, other than the Pacific Life Entities, directly or indirectly beneficially owning 10% or more of the outstanding combined voting power (or 25% in the case of the combined voting power of the Pacific Life Entities) of our issued voting shares will be limited to a voting power of less than 10% (or less than 25% in the case of the Pacific Life Entities), which significantly limits the ability of a prospective acquiror to effect a takeover. To the extent these provisions discourage takeover attempts, they could deprive shareholders of opportunities to realize takeover premiums for their shares or could depress the market price of the Ordinary Shares.

    Classified Board of Directors

The Articles provide for a classified Board of Directors, to which approximately one-third of the Board is elected each year at our annual meeting of shareholders. Accordingly, our directors serve three-year terms rather than one-year terms. Moreover, our Articles provide that each director may be removed by the shareholders only for cause upon the affirmative vote of the holders of not less than 66 2/3% of the voting rights attached to all issued and outstanding capital shares entitled to vote for the election of that director. In addition, the Board of Directors has sole authority to set the size of the Board of Directors from one to twelve Directors; provided that a decrease in the size of the Board cannot shorten the term of any incumbent Director.

Our classified Board of Directors makes it more difficult for shareholders to change the composition of our Board even if some or a majority of the shareholders believe such a change would be desirable. Moreover, these provisions may deter changes in the composition of the Board of Directors or certain mergers, tender offers or other future takeover attempts which some or a majority of holders of our securities may deem to be in their best interest.

    Number of Directors; Removal; Filling Vacancies

The Board of Directors may consist of one to twelve members. Our directors have the exclusive power and right to set the exact number of directors within that range by resolution adopted by the vote of a majority of the directors present at a meeting at which a quorum is present, or by unanimous written consent. The Board of Directors currently consists of nine directors. The Articles provide that the Board of Directors may fill newly created directorships. This provision may prevent you from obtaining majority representation on the Board of Directors by allowing the Board of Directors to enlarge itself and fill the new directorships with its own nominees. A director so elected by the Board of Directors holds office until the next succeeding annual general meeting of shareholders and until his or her successor has been elected and qualified. These provisions preclude you from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with your own nominees.

    Special Meetings of Shareholders

Except as otherwise required by law, and subject to the terms of any class or series of shares issued by us having a preference over the Ordinary Shares as to dividends or upon liquidation to elect directors in specified circumstances, extraordinary general meetings of shareholders may be called only by a majority of the directors or at the request in writing of shareholders owning at least fifty percent (50%) of the outstanding shares generally entitled to vote, subject to certain limitations.

    Advance Notice Requirements for Shareholder Proposals and Director Nominations

If a shareholder desires to submit a proposal for consideration at an annual general meeting or extraordinary general meeting, or to nominate persons for election as directors, written notice of such shareholder's intent to make such a proposal or nomination must contain the information required by the Articles and must be given and received by our Secretary at our principal executive offices not later than (1) with respect to an annual general meeting, 60 days prior to the anniversary date of the immediately preceding annual general meeting and (2) with respect to an extraordinary general meeting, the close of business on the tenth day following the date on which notice of such meeting is first sent or given to shareholders. The presiding officer of the annual general meeting or extraordinary general meeting shall, if the facts warrant, refuse to acknowledge a proposal or nomination not made in compliance with the foregoing procedure.

In addition, pursuant to a shareholder agreement between us and Pacific Life Insurance Company, we have agreed that for so long as the Pacific Life Entities own at least 15% of our issued and outstanding Ordinary Shares, (1) the Pacific Life Entities will be entitled to nominate for election a number of persons equal to at least 20% of the number of members of our Board of Directors and (2) at least one director nominated by the Pacific Life Entities will serve on the Audit and Finance and Investment Committees of our Board of Directors. For such period that the Pacific Life Entities beneficially own at least 10% of our issued and outstanding Ordinary Shares, they will be entitled to nominate at least one person for election to our Board of Directors.

The advance notice requirements regulating shareholder nominations and proposals may have the effect of precluding a contest for the election of directors or the introduction of a shareholder proposal if the procedures summarized above are not followed and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal.

    No Action by Written Consent of the Shareholders

Our shareholders may not take action by written consent in lieu of a meeting.

    Limitation on Liability

Our directors' liability is limited to the extent permitted by law. Generally, our directors will not be held liable for their actions. However, they will be held liable for:

•	A breach of their duty of loyalty to us or our shareholders;

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Payment of a dividend on shares or a purchase or redemption of our shares in violation of law; or

•	Any transaction from which a director derived an improper personal benefit.

Because of these limitations on liability, our shareholders may not sue one of our directors for money unless the shareholder (through a derivative action) can show the director committed one of the offenses listed above. These provisions do not affect our directors' liability under federal securities laws. Also, our directors still have a duty of care. The limitation of our directors' liability may discourage or deter shareholders or management from suing directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us or our shareholders. This limitation on our directors' liability should not affect the availability of equitable remedies such as injunctions or rescissions based upon a director's breach of his duty of care.

    Indemnification

We will indemnify our directors, officers and employees to the fullest extent permitted by Cayman Islands law. We are generally required to indemnify our directors and officers for all threatened, pending or contemplated actions, suits or proceedings, whether civil, criminal, administrative or investigative, brought against such person by reason of the fact that such person was a director, officer or employee. An officer or director may not be indemnified for his own dishonesty, willful neglect or default.

DESCRIPTION OF DEPOSITARY SHARES

We provide information to you about our depositary shares in four separate documents that progressively provide more detail: (1) this prospectus, (2) the prospectus supplement, (3) the deposit agreement, and (4) the depositary receipts. Since the terms of the depositary shares may differ from the general information we have provided, in all cases rely on the information in the depositary receipts over different information in the deposit agreement; rely on the deposit agreement over the prospectus supplement; and rely on the prospectus supplement over this prospectus.

General

We may elect to offer depositary shares representing receipts for fractional interests in debt securities or Preferred Shares. In this case, we will issue receipts for depositary shares, each of which will represent a fraction of a debt security or share of a particular series of Preferred Shares, as the case may be.

We will deposit the debt securities or shares of any series of Preferred Shares represented by depositary shares under a deposit agreement between us and a depositary which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a debt security or Preferred Shares represented by the depositary share, to all the rights and preferences of the debt security or Preferred Shares, as the case may be, represented by the depository share, including, as the case may be, interest, dividend, voting, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

Dividends and Other Distributions

The depositary will distribute cash dividends and other cash distributions received on the debt securities or Preferred Shares, as the case may be, to you in proportion, if possible, to the number of depositary shares that you own.

If we have a distribution of property rather than cash, the depositary will distribute the property received by it to you in proportion, if possible, to the number of depositary shares that you own. If the depositary determines that it is not feasible to make a distribution of property, it may adopt the method it believes to be fair and practicable for the purpose of carrying out the distribution, including sale (at public or private sale) of such property and distribution of the net proceeds from such sale to such holders. We must, however, approve this alternative method.

Either the depositary or we will reduce the dividends and other distributions payable to you by any amount we are required to withhold for taxes.

Conversion and Exchange

If the Preferred Shares or debt security underlying your depositary shares is convertible or exchangeable, you will have either the right or obligation to convert or exchange your depositary shares pursuant to the applicable prospectus supplement.

Redemption of Depositary Shares

If the Preferred Shares or debt security underlying your depositary shares is redeemable, the depositary will redeem these depositary shares using the funds it receives from the redemption. The redemption price for each of your depositary shares will equal the applicable fraction of the redemption price per debt security or Preferred Share, as the case may be, payable in relation to the redeemed series of debt securities or Preferred Shares. Whenever we redeem debt securities or Preferred Shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, the debt securities or Preferred Shares redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

After the date we set for redemption, the depositary shares we call for redemption will no longer be outstanding and all your rights as a holder of the depositary shares will end, except the right to receive money for the redeemed depositary shares. If we deposit funds with the depositary for the redemption of your depositary shares and you do not redeem these shares within two years of the date of our deposit, the funds will be returned to us.

Voting

If we have a meeting at which you are entitled to vote, the depositary will mail you the information about the meeting that you need. Record holders of depositary receipts on the record date (which will be the same date as the record date for our Preferred Shares) will be entitled to instruct the depositary how to exercise the voting rights on the Preferred Shares or debt securities, as the case may be, represented by their depositary shares. The depositary will try, if practicable, to vote in accordance with these instructions, and we will agree to take all reasonable actions that the depositary may request in order to enable it to so vote. The depositary will not vote a holder's Preferred Shares or debt securities, as the case may be, if it does not receive specific written instructions from the holder.

Record Date

Whenever we need to:

•	pay a dividend, make a distribution, or offer any rights, preferences or privileges on Preferred Shares;

•	hold a meeting which preferred shareholders may vote at or require notice of; or

•	convert or call for redemption any of our Preferred Shares,

the depositary will set a record date. If you are a holder of depositary receipts on the record date, you will be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or be entitled to give instructions for the exercise of voting rights at a meeting or to receive notice of meeting or of redemption or conversion of your shares.

Amendment and Termination of the Deposit Agreement

We can amend the form of depositary receipt and any provision of the deposit agreement at any time by agreement with the depositary. However, any amendment which imposes or increases any fees, taxes or other charges payable by holders of depositary receipts (other than taxes and other governmental charges, fees and other expenses payable by holders of depositary receipts, which we describe in this prospectus under "Charges of Depositary"), or which otherwise prejudices any of their substantial existing rights, will not take effect on their outstanding depositary receipts until 90 days after we mail notice of such amendment to them.

The depositary will terminate the deposit agreement when we direct them to do so. They will mail you notice of such termination at least 30 days before they terminate the deposit agreement. The depositary may also terminate the deposit agreement 45 days after it has delivered written notice to us of its decision to resign if we have not appointed a successor depositary willing to be our depositary at that time.

If a holder of depositary receipts still has depositary receipts after the date of termination, the depositary will not:

•	Transfer these depositary receipts;

•	Pay dividends to the holder of the depositary receipts; and

•	Give the holder of the depositary receipts any further notices (other than notice of such termination) or perform any further acts under the deposit agreement.

However, if the holder of depositary receipts still has depositary receipts after the date of termination, the depositary will continue to:

•	Collect dividends and any other distributions on the Preferred Shares; or

•	Deliver the Preferred Shares together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for the depositary receipts the holder of the depositary receipts surrenders to it.

If a holder of depositary receipts has not surrendered its depositary receipts within two years from the date of termination, the depositary may sell the Preferred Shares it still has at public or private sales and may keep the net proceeds of the sale, together with any money and other property then held by it, for the benefit of the holder of the depositary receipts.

Charges of Depositary

We will pay the charges of the depositary, including charges in connection with the initial deposit of the Preferred Shares or debt securities, the initial issuance of the depositary receipts, the distribution of information to you about matters on which you are entitled to vote, withdrawals of the Preferred Shares or debt securities by you or redemption or conversion of the Preferred Shares or debt securities. We will not pay for taxes (including transfer taxes, if any) and other governmental charges and charges that the deposit agreement requires you to pay.

Miscellaneous

You may read all the reports and communications from us which are delivered to the depositary as our preferred shareholder or holder of debt securities, as the case may be, at its corporate office and its New York office.

You will not be able to hold either the depositary or us liable if we are prevented or delayed from performing our obligations under the deposit agreement by law or any circumstance beyond our control. The depositary is only obligated to perform its duties under the deposit agreement without negligence or bad faith. We are only obligated to perform our duties under the deposit agreement in good faith. Neither the depositary nor we are obligated to prosecute or defend any legal proceeding for any depositary shares, Preferred Shares or debt securities unless we receive satisfactory indemnity. Together with the depositary, we are entitled to rely on the advice of or information from our legal counsel, accountants or other persons we believed to be competent and on documents believed to be genuine.

The depositary may resign at any time or be removed by us, effective upon the acceptance by its successor of its appointment.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

Each of the Scottish Holdings Trusts may issue only one class of trust preferred securities. We will describe these trust preferred securities in a prospectus supplement. The declaration of trust of a Scottish Holdings Trust will be qualified as an indenture under the Trust Indenture Act and will contain the terms of the trust preferred securities.

The trust preferred securities will have terms, such as distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions that are discussed in the declaration of trust or made part of the declaration of trust by the Trust Indenture Act or the Delaware Statutory Trust Act.

The prospectus supplement for the trust preferred securities of a Scottish Holdings Trust will include the specific terms of the series of trust preferred securities being issued, including:

•	The distinctive designation of the trust preferred securities;

•	The number of trust preferred securities issued by such Scottish Holdings Trust;

•	The annual distribution rate (or method of determining such rate) for trust preferred securities and the date or dates upon which such distributions will be payable;

•	Whether distributions on trust preferred securities will be cumulative and, in the case of trust preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on trust preferred securities will be cumulative;

•	The amount or amounts which will be paid out of the assets of such Scottish Holdings Trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the Scottish Holdings Trust;

•	The obligation or right of the Scottish Holdings Trust to purchase or redeem trust preferred securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which trust preferred securities will be purchased or redeemed pursuant to such obligation;

•	The voting rights, if any, of holders of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for approval by the holders of such trust preferred securities, as a condition to specified action or amendments to the declaration of trust;

•	The terms and conditions, if any, upon which the preferred securities issued by the Scottish Holdings Trust may be converted into our Ordinary Shares, including conversion price per share;

•	The terms and conditions, if any, upon which the subordinated debt securities purchased by such Scottish Holdings Trust may be distributed to holders of trust preferred securities;

•	If applicable, any securities exchange upon which the trust preferred securities will be listed; and

•	Any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities not inconsistent with the declaration of trust of the Scottish Holdings Trust or with applicable law.

We will guarantee distributions on trust preferred securities to the extent set forth below under "Description of the Trust Preferred Securities Guarantees." Certain United States federal income tax considerations applicable to trust preferred securities will be described in a prospectus supplement relating to the trust preferred securities.

In connection with the issuance of preferred securities, each of the Scottish Holdings Trusts will issue one series of common securities. The declaration of trust of each of the Scottish Holdings Trusts authorizes it to issue one series of common securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the common securities issued by each of the Scottish Holdings Trusts will be substantially identical to the terms of the trust preferred securities issued by such Scottish Holdings Trust and the common securities will rank equally, and payments will be made thereon on a pro rata basis with the trust preferred securities. If an event of default occurs and is continuing, the rights of the holders of such common securities to payments in respect of distributions and payments upon liquidation, redemption and maturity will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the common securities issued by each of the Scottish Holdings Trusts will also carry the right to vote and to appoint, remove or replace any of the trustees of such Scottish Holdings Trust. We will own all of the common securities of the Scottish Holdings Trusts.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEES

We provide information to you about the trust preferred securities guarantees in three separate documents that progressively provide more detail: (1) this prospectus, (2) the prospectus supplement, and (3) the guarantee agreement. Additionally, the Trust Indenture Act incorporates certain terms into the trust preferred securities guarantee. Since the terms of the trust preferred securities guarantee may differ from the general information we have provided, in all cases rely on the information in the trust preferred securities guarantee and Trust Indenture Act over different information in the prospectus supplement; and rely on the prospectus supplement over this prospectus.

Each trust preferred security guarantee will be separately qualified under the Trust Indenture Act and will be held by The Bank of New York, the indenture trustee, for your benefit.

General

We will irrevocably agree to pay in full, on a subordinated basis, to the holder of the trust preferred securities issued by a Scottish Holdings Trust, the guarantee payments described in the next paragraph when due, regardless of any defense, right of set off or counterclaim that such Scottish Holdings Trust may have.

We will make the following payments on the trust preferred securities issued by a Scottish Holdings Trust, to the extent not paid by or on behalf of such Scottish Holdings Trust:

•	Any accrued and unpaid distributions which the Scottish Holdings Trust is required to pay on the trust preferred securities if the Scottish Holdings Trust has sufficient funds to make such payments;

•	The amount payable upon redemption of the trust preferred securities, to the extent of funds held by the Scottish Holdings Trust, for any preferred securities called for redemption by the Scottish Holdings Trust; and

•	Upon the liquidation of a Scottish Holdings Trust, the lesser of:

(a)	the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent of funds held by such Scottish Holdings Trust, and

(b)	the amount of assets of the Scottish Holdings Trust remaining available for distribution to holders of trust preferred securities after the liquidation (other than in connection with the distribution of subordinated debt securities to the holders of the preferred securities of the Scottish Holdings Trust in exchange for preferred securities as provided in the applicable declaration of trust).

We will make these payments either by directly paying the required amounts to the holders of the trust preferred securities or by causing the trust to make these payments.

Because each of these guarantees is a guarantee of payment and not of collection, you may proceed directly against us as guarantor. You do not have to first proceed against the Scottish Holdings Trust before attempting to collect from us, and we waive any right or remedy to require that any action be brought against a Scottish Holdings Trust or any other person or entity before proceeding against us. Our obligations will not be discharged except by payment of the guarantee payments in full.

If we fail to make interest payments on the subordinated debt securities or pay amounts payable upon the redemption, acceleration or maturity of the subordinated debt securities held by a Scottish Holdings Trust, the Scottish Holdings Trust will have insufficient funds to pay distributions on or to pay amounts payable upon the redemption or repayment of such preferred securities. The guarantees do not cover payment of distributions or the amount payable upon redemption or repayment in respect of preferred securities when a Scottish Holdings Trust does not have sufficient funds to pay these distributions or amounts.

We have through each of the guarantees, and certain back-up obligations, consisting of our obligations to provide certain indemnities in respect of, and pay and be responsible for, certain expenses, costs, liabilities and debts of the trust as set forth in the declaration, indenture and subordinated debentures, taken together, fully and unconditionally guaranteed all of the trust's obligations under the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes any such guarantee. It is only the combined operation of these documents that has the effect of providing full and unconditional guarantees of the trust's obligations under the preferred securities.

Certain Covenants of Scottish Re Group Limited

In each of the guarantees, we agree that so long as any trust preferred securities remain outstanding, if at such time:

•	we have exercised our option to defer interest payments on the subordinated debt securities and such deferral is continuing;

•	we are in default on our payment or other obligations under each of the guarantees; or

•	an event of default under the applicable indenture has occurred,

then we:

•	will not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to any of our Preferred Shares (other than share dividends paid by us which consist of the shares of the same class as that on which the dividend is being paid);

•	will not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to the subordinated debt securities; and

•	will not make any guarantee payments with respect to the foregoing (other than pursuant to the guarantee).

Amendments and Assignment

Except with respect to any changes that do not adversely affect the rights of holders of trust preferred securities (in which case no vote will be required), the guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in aggregate stated liquidation amount of the outstanding trust preferred securities. All guarantees and agreements contained in the guarantee will bind our successors, assignees, receivers, trustees and representatives and will benefit the holders of the trust preferred securities then outstanding.

Termination of the Guarantees

The guarantee will terminate as to the trust preferred securities upon full payment of the redemption price of all trust preferred securities, upon distribution of the subordinated debt securities to the holders of the trust preferred securities or upon full payment of the amounts payable in accordance with the declaration upon liquidation of the trust. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sums paid under the trust preferred securities or the guarantee.

Status of the Guarantees; Subordination

The guarantees will constitute our unsecured obligation and will rank:

•	Subordinate and junior in right of payment to all our liabilities, except any liabilities that may be made pari passu expressly by their terms;

•	Pari passu with the most senior preferred or preference shares issued by us and with any guarantee entered into by us in respect of any preferred or preference shares or preferred securities of any affiliate of ours; and

•	Senior to our Ordinary Shares.

Upon our bankruptcy, liquidation or winding up, our obligations under each of the guarantees will rank junior to all our other liabilities (except as described above) and, therefore, we may not have enough funds for payments under the guarantees.

The declarations of trust provide that each holder of preferred securities by acceptance thereof agrees to the subordination provisions and other terms of the applicable guarantee.

Information Concerning the Guarantee Trustee

The guarantee trustee, prior to the occurrence of a default under the guarantee, undertakes to perform only those duties that are specifically set forth in the guarantee and, after such a default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of preferred securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that might be incurred thereby.

Governing Law

Our guarantees will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

We may issue share purchase contracts, including contracts obligating you to purchase from us, and us to sell to you, a specific number of Ordinary Shares or Preferred Shares, or other property, at a future date or dates. The price per share of Preferred Shares or Ordinary Shares may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula described in the share purchase contracts. We may issue share purchase contracts separately or as a part of units each consisting of a share purchase contract and debt securities, preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing your obligations to purchase the Preferred Shares or the Ordinary Shares under the share purchase contract. The share purchase contracts may require us to make periodic payments to you or vice versa and the payments may be unsecured or prefunded on some basis. The share purchase contracts may require you to secure your obligations in a specified manner. We will describe in the applicable prospectus supplement the terms of any share purchase contracts or share purchase units.

PLAN OF DISTRIBUTION

We, along with the Scottish Holdings Trusts, may sell the securities directly or through agents, underwriters or dealers.

Agents appointed by us or a Scottish Holdings Trust may solicit offers to purchase securities. The prospectus supplement will name these agents, who may be underwriters, and discuss any commissions payable to them. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. Together with the Scottish Holdings Trusts, we may also sell securities to an agent as principal. Agents may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If any underwriters are utilized in the sale of securities, either a Scottish Holdings Trust or we will enter into an underwriting agreement with such underwriters and the names of the underwriters and the terms of the transaction, including, commissions, discounts and other compensation of the underwriters, if any, will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the securities to the public. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be offered and sold at a fixed price or prices, which may be changed, or at various times at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities of a series if they purchase any of such securities. We or a Scottish Holdings Trust may grant to the underwriters options to purchase additional securities, to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the prospectus supplement relating thereto. If we or a Scottish Holdings Trust grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to such securities. The underwriters may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If a dealer is utilized in the sale of securities in respect of which this prospectus is delivered, either a Scottish Holdings Trust or we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by such dealer. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement. Dealers may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more marketing firms, acting as principals for their own accounts or as agents for us or a Scottish Holdings Trust. Any remarketing firm will be identified and the terms of its agreement, if any, with either a Scottish Holdings Trust or us and its compensation will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the offered securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with the Scottish Holdings Trust or us to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If indicated in the prospectus supplement, either a Scottish Holdings Trust or we will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Each series of securities will be a new issue and, other than the Ordinary Shares which are quoted on the New York Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of Ordinary Shares, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, neither we nor the applicable Scottish Holdings Trust shall be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Underwriters, dealers, agents and remarketing firms, or their affiliates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Certain legal matters with respect to New York and United States federal law will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York, special counsel to us and the Scottish Holdings Trusts. Certain legal matters with respect to Cayman Islands law will be passed upon for us by Maples and Calder, Grand Cayman, Cayman Islands. Certain matters of Delaware law relating to the validity of the preferred securities of the Scottish Holdings Trusts will be passed upon for the Scottish Holdings Trusts by Richards, Layton & Finger, P.A., special Delaware counsel to the Scottish Holdings Trusts. LeBoeuf, Lamb, Greene & MacRae, L.L.P. will rely as to matters of Cayman Islands on Maples and Calder and to matters of Delaware law on Richards, Layton & Finger, P.A.

INDEPENDENT AUDITORS

The consolidated financial statements of Scottish Re Group Limited as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent auditors, as stated in their report.

ENFORCEMENT OF CIVIL LIABILITIES UNDER
UNITED STATES FEDERAL SECURITIES LAWS

We are a Cayman Islands exempted company with our principal executive office in Bermuda. In addition, some of our officers and directors, as well as some of the independent auditors and counsel named in this prospectus, reside outside the United States, and all or much of our assets and their assets are or may be located in jurisdictions outside the United States. Therefore, investors may have difficulty effecting service of process within the United States upon those persons or recovering against us or them on judgments of U.S. courts, including judgments based upon the civil liability provisions of the U.S. Federal securities laws. However, investors may serve us with process in the United States with respect to actions against us arising out of or in connection with violations of U.S. Federal securities laws relating to offers and sales of the securities covered by this prospectus by serving CT Corporation System, 111 Eighth Avenue New York, New York 10011, our United States agent irrevocably appointed for that purpose.

We have been advised by our Cayman Islands counsel, Maples and Calder, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will — based on the principle that a judgment by a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given — recognize and enforce a foreign judgment of a court of competent jurisdiction if such judgment is final, for a liquidated sum, not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands judgment in respect of the same matters, and was not obtained in a manner, and is not a kind, the enforcement of which is contrary to the public policy of the Cayman Islands. There is doubt, however, as to whether the Grand Court of the Cayman Islands will (i) recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States, or (ii) in original actions brought in the Cayman Islands, impose liabilities predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States, on the grounds that such provisions are penal in nature.

The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere.

We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that there is doubt as to whether the courts of Bermuda would (1) enforce judgments of U.S. courts obtained in actions against us or our affiliates, directors, or officers, as well as the experts named in this prospectus, who reside outside the United States predicated upon the civil liability provisions of the US. Federal securities laws or would (2) permit original actions brought in Bermuda against us or our affiliates, directors or officers, as well as the experts named in this prospectus, who reside outside the United States predicated solely upon U.S. Federal securities laws.

There is no treaty in effect between the United States and Bermuda providing for the enforcement of U.S. judgments in Bermuda, and there are grounds upon which Bermuda courts may decline to enforce the judgments of U.S. courts. The question whether a U.S. judgment would be enforceable in Bermuda against us or our affiliates, directors, officers or experts depends upon whether the U.S. court that entered such judgment is recognized by the Bermuda court as having jurisdiction over the judgment debtor, as determined by reference to Bermuda conflict of law rules. In addition, certain remedies available under the laws of United States jurisdictions, including certain remedies available under the U.S. Federal securities laws, may not be allowed or enforceable in Bermuda courts to the extent that they are penal or contrary to Bermuda's public policy.

No original claim may be brought in Bermuda against us, or our affiliates, directors, officers or experts for violation of the U.S. Federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us, or our affiliates, directors, officers or experts if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

Prospectus Supplement

Prospectus

9,400,000 Shares

Scottish Re Group Limited

Ordinary Shares

PROSPECTUS SUPPLEMENT

December 15, 2005

Bear, Stearns & Co. Inc.
Lehman Brothers

Banc of America Securities LLC
Goldman, Sachs & Co.
Wachovia Securities
A.G. Edwards
Fox-Pitt, Kelton
Keefe, Bruyette & Woods
Oppenheimer & Co.